UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Post Effective Amendment No. 3 to

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

__________________

VYCOR MEDICAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-176713	20-3369218
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6401 Congress Ave. Suite 140, Boca Raton, FL		33487
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (561) 558-2000

n/a

(Former name or former address, if changed since last report)

Approximate date of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)(3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par value	615,597	$6.00	$3,693,582	$435.38
Total	615,597	$6.00	$3,693,582	$435,38

______________

(1) Shares adjusted by a one-for 150 reverse stock split which was effective on January 15, 2013.

(2) Share price adjusted by a one-for 150 reverse stock split which was effective on January 15, 2013.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Neither the Securities Exchange Commission nor any state securities commissions have approved or disapproved of these securities or passed upon the adequacy of the Prospectus.  Any representation to the contrary is a criminal offense.

EXPLANATORY NOTE

Vycor Medical, Inc., a Delaware corporation (the “Company”), filed a Registration Statement on September 7, 2011, on Form S-1, and subsequent amendments (the “Original Registration Statement”) (SEC File Number 333-176713), which was declared effective November 10, 2011, for the purpose of registering 93,602,221 shares of common stock par value $0.0001 offered for sale by selling shareholders (the “Offering”) under the Securities Act of 1933.  The number of shares offered for sale was reduced to 615,597 following the January 15, 2013 effectiveness of a one-for-150 reverse stock split.  All share amounts in this prospectus are adjusted to reflect the reverse stock split.

On September 6, 2012, the Company filed a Post-Effective Amendment No. 1 to the Original Registration Statement on Form S-1 contained an updated prospectus relating to the offering and sale of shares of common stock declared effective by the Securities and Exchange Commission on November 10, 2011.

On September 20, 2012, the Company filed a Post-Effective Amendment No. 2 solely to amend Exhibits 5.1 and 23.1 which were included in Post-Effective Amendment No. 1.

This Post-Effective amendment No. 3 to the Original Registration Statement on Form S-1 contains an updated prospectus relating to the offering and sale of shares of common stock declared effective by the Securities and Exchange Commission on November 10, 2011.  This Post-Effective Amendment No. 3 on Form S-1 is being filed to 1) extend our offering date until April 30, 2014, and 2) include the audited financial statements for the years ended December 31, 2012 and December 31, 2011 and unaudited financial statements for the interim periods ended June 30, 2013 and June 30, 2012.   All filing fees payable in connection with the registration of the shares being registered hereby were previously paid in connection with the filing of the original registration statement.

Dated October __, 2013

VYCOR MEDICAL, INC.

615,597 Shares of Common Stock
Par Value $0.0001 Per Share

This prospectus relates to the offering by the selling stockholders of VYCOR MEDICAL, INC. of up to 615,597 shares of our common stock, par value $0.0001 per share.  We will not receive any proceeds from the sale of common stock.

The selling stockholders have advised us that they will sell the shares of common stock from time to time in broker’s transactions, in the open market, on the OTC Bulletin Board, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.  We will pay the expenses incurred to register the shares for resale, but the selling stockholders will pay any underwriting discounts, commissions or agent’s commissions related to the sale of their shares of common stock.

Our common stock is traded on the OTC Bulletin Board under the symbol “VYCO.OB”.  On October 25, 2013, the closing sale price of our common stock was $2.05 per share.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information.

Investing in these securities involves significant risks.  See “Risk Factors” beginning on page 12

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is October __, 2013.

The information contained in this prospectus is not complete and may be changed.  This prospectus is included in the registration statement that was filed by VYCOR MEDICAL, INC. with the Securities and Exchange Commission.  The selling stockholders may not sell these securities until the registration statement becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUMMARY INFORMATION AND RISK FACTORS

The following summary highlights selected information contained in this prospectus.  This summary does not contain all the information you should consider before investing in the securities.  Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements.

For purposes of this prospectus, unless otherwise indicated or the context otherwise requires, all references herein to “Vycor”, “the Company”, “we,” “us,” and “our,” refer to VYCOR MEDICAL, INC., a Delaware corporation.

Going Concern.  Our independent auditors, Paritz & Company, certified public accountants, have expressed substantial doubt concerning our ability to continue as a going concern.  We have incurred losses since our inception, including a net loss of  $1,310,498 for the six months ended June 30, 2013 and a net loss of $2,926,210 for the year ended December 31, 2012 and we expect to incur additional losses. We have incurred negative cash flows from operations since inception. As of June 30, 2013 and December 31, 2012 we had a stockholders’ deficit of $2,408,465 and $1,457,650 respectively, total assets of $2,200,481 and $2,561,160 respectively, and cash and cash equivalents balances of $20,173 and $59,821 respectively.

For the six months ended June 30, 2013 the aggregate of cash used in operating activities and investing activities was $551,057, or an average monthly “burn rate” of approximately $90,000. The cash and cash equivalent balance of $20,173 at June 30, 2013 is therefore equivalent to less than 1 month of “burn rate”. This does not take into account any potential future sales growth and/or future cost cutting. There have been no significant changes in the operations of the Company since June 30, 2013 and none are anticipated in the next six months which would have a significant impact on the “burn rate”.

The Company will seek to obtain additional cash from the issuance of equity or debt securities although does not presently have any commitments for such funding. There is no assurance that additional funds from the issuance of equity will be available for the Company to finance its operations on acceptable terms, or at all. If adequate funds are not available, the Company may have to delay development or commercialization of products or technologies that the Company would otherwise seek to commercialize, or cease operations.

THE COMPANY

Our Business

1. Organizational History

The Company was formed as a limited liability company under the laws of the State of New York on June 17, 2005 as “Vycor Medical LLC”. On August 14, 2007, we converted into a Delaware corporation and changed our name to “Vycor Medical, Inc.”. The Company’s listing went effective on February 2009 and on November 29, 2010, Vycor completed an acquisition of substantially all of the assets of NovaVision, Inc. (“NovaVision”), a company that had been in the business of researching, developing and providing medical technologies to restore the vision of patients with neurological visual loss predominantly resulting from Stroke or Traumatic Brain Injury. On January 4, 2012 Vycor, through its wholly - owned subsidiary NovaVision, completed the acquisition of all the shares of Sight Science Limited (“Sight Science”), a previous competitor to NovaVision, which provides an interactive computer-based therapy called Neuro-Eye Therapy (“NeET”).

2. Overview of Business

Vycor operates two distinct business units within the medical industry: Vycor Medical (which operates as a division of the Company) and NovaVision (a wholly owned subsidiary). Vycor Medical is a medical device company that designs, develops and markets medical devices to hospitals and neurosurgeons for use in neurosurgery. NovaVision (which incorporates Sight Science) develops non-invasive, computer-based visual neuro-stimulation therapy for patients suffering from permanent visual field deficits resulting from neurological trauma such as Stroke and Traumatic Brain Injury, as well as screening and diagnostic products. In addition to our existing products and products in development, we actively seek acquisition, joint ventures and in-licensing opportunities in the medical device and therapy fields which we believe are complementary, can benefit from our existing infrastructure and will add shareholder value.

Vycor Medical’s first commercially marketed product, the ViewSite Brain Access System (VBAS), is a next generation retraction and access system. VBAS is used by neurosurgeons to access a surgical site in the brain, by retracting the delicate brain tissue and providing a clear, hollow working channel to provide the surgeon access to the precise target location. We believe VBAS offers several advantages over other brain retractor systems, commonly known as ribbon or blade retractors that are metallic, including having the potential to significantly reduce brain tissue trauma that arises from excessive pressure at the edges of the blade. The unique design of VBAS can minimize the size of the brain entry access necessary for surgical procedures, and is believed to significantly reduce the pressure and hence trauma on the surrounding brain tissue.

The market for VBAS is limited to craniotomy procedures and our target audience is both neurosurgeons and hospitals with neurosurgery departments. The surgeon is most interested in ease and simplicity of use, reduction in surgery times, less trauma to the patient and better overall outcomes; the surgeon is also interested in devices which can enable surgeries which would otherwise be difficult or possibly even inoperable. The Company believes there are approximately 3,500 neurosurgeons in the US, providing a well defined target audience. The hospital is most interested in reduction in surgery times, better outcomes, reduction in in-patient recovery times and the overall cost/benefit of the product. We believe VBAS targets the interests of both the surgeon and the hospital. Our strategy to increase adoption by both these groups, in the US and internationally, is centered around: increasing our access to the universe of surgeons and the larger hospitals; providing more clinical and scientific data supporting VBAS’ clinical superiority and superior cost/benefit profile; and developing new products that either assist in the adoption and sales of the existing VBAS range or address new market segments not currently addressed by VBAS.

NovaVision’s therapies (VRT and, through its Sight Science subsidiary, NeET), are aimed at those suffering from a permanent visual field deficit caused by neurological trauma such as that resulting from stroke and traumatic brain injury. VRT and NeET are restitution therapies that are designed to partially restore lost vision. Alternatives to these therapies merely allow the patient to adapt to the condition either through substitution techniques (optical aids such as prisms) or compensatory techniques that teach the patients to compensate for their visual deficits (such as eye movement training). The market for our therapies, and our target audience, comprises those who have suffered such visual field deficit, their families and physicians of all types who provide care for or advice to such patients. This is a very large a fragmented market and our strategy is centered around: continuing to increase awareness amongst our target groups by a variety of direct and indirect channels; introducing a new compensatory eye movement therapy in the form of NeuroEyeCoach which will also benefit these patients and complements VRT; and developing a much lower-cost and business-efficient web based delivery model for VRT such that we can lower significantly the price of VRT to patients and thereby we believe, remove pricing as a barrier in the minds of patients, their families and their physicians, as well as making the delivery of the therapy truly scalable.

Vycor Medical

Introduction

Vycor Medical is a medical device company that designs, develops and markets medical devices for use in neurosurgery. Vycor Medical is ISO 13485:2003 compliant, has U.S. FDA 510(k) clearance and CE Marking for Europe (Class III) for brain and spine surgeries, as well as applicable full or partial regulatory approvals in Australia, Canada, China, Japan, Korea and Russia for sale of its brain access system. Vycor Medical’s first product, the ViewSite Brain Access System (VBAS), is a next generation retraction and access system that was fully commercialized in early 2010. The VBAS device is the first significant technological change to brain tissue retraction. The incumbent blade retractor technology has not changed materially in over 50 years in stark contrast to significant development in most other neuro-surgical technologies.

Vycor Medical has a current product pipeline aimed at enhancing the ease of use and increasing the compatibility of its current VBAS range, and separately also expanding the applicable procedures it addresses by expanding its VBAS range. A second potential product range focused on spinal procedures is the Cervical Access System (VCAS), which requires further prototyping and market testing prior to reaching a decision to commercialize. This product is designed to assist surgeons in cervical surgeries, allowing the surgeon to gain access to the anterior cervical surgery site; the VCAS is covered by Vycor’s 510(k) clearance.

Vycor Medical’s Products

Viewsite Brain Access System (VBAS)

To access a surgical site in the brain, a surgeon usually needs to remove part of the skull (craniotomy) and then make an entry incision in the outer protective brain tissue (corticotomy); the soft brain tissue is then parted (retracted) to access the target site. The current standard of care utilizes a metal blade retractor to pull the tissue apart; to maintain the opening the blades are attached to a head frame and parting tension is applied to the tissue. In a typical procedure somewhere between 2 and 5 blades are used.

Many clinical studies have shown that retractors can cause excessive pressure on brain tissues, resulting in damage and a prolonged patient recovery. The incidence of contusions (tissue injuries) or infarctions (blockage of blood supply) from brain retraction is as great as 5-10% in cranial surgeries.

Vycor’s VBAS is a significant improvement over current technologies for accessing regions within the brain. A disposable product that can be used with neuro-navigation systems (IGS), the VBAS includes an introducer and working channel. Available in multiple sizes, the current series consists of 12 disposable products, offered in four different port diameters of 12mm, 17mm, 21mm, and 28 mm and a choice of three lengths: 3cm, 5cm, and 7cm.

The Market For Vycor Medical’s VBAS Product

The market for Vycor Medical’s VBAS product range is limited to craniotomy procedures. Based on statistics from the American Association of Neurological Surgeons (AANS), management estimates 700,000 such procedures were performed in the US in 2012. Of this, management believe approximately 200,000 (28 percent) are addressable by the VBAS range currently, with another 125,000 (total of 325,000 or 46 percent) addressable by an expanded future range. Management estimates, for the global market, there exists a current addressable market of approximately 1,000,000 procedures with another 600,000 addressable by an expanded VBAS range.

Sales and Marketing

Domestic Sales Strategy

The VBAS sales strategy is focused on driving sales through leading neurosurgeons. In this regard, Vycor Medical has adopted a dual strategy of targeting both the neurosurgeons specializing in brain and the larger neurosurgical hospitals.

The surgeon is most interested in ease and simplicity of use, reduction in surgery times, less trauma to the patient and better overall outcomes; the surgeon is also interested in devices which can enable surgeries which would otherwise be difficult or possibly even inoperable. The Company believes there are approximately 3,500 neurosurgeons in the US, providing a well defined target audience. The hospital is most interested in reduction in surgery times, better outcomes, reduction in in-patient recovery times and the overall cost/benefit of the product. We believe VBAS targets the interests of both the surgeon and the hospital.

Vycor Medical sells to stocking regional distributors and direct to hospitals through independent representatives, all of whom have existing relationships with neurosurgeons and help drive sales at the target hospitals without the need for a large and costly dedicated Vycor regional sales team.

International Sales

Vycor Medical’s strategy is to target those countries or regions internationally where it has patent protection and either has or can obtain regulatory approval. Vycor Medical utilizes select medical device distributors with experience in neurosurgical devices in their countries or regions. In Europe, the Company currently only has a limited number of distributors and is only now turning its focus to this geographic region. Vycor also has full or partial regulatory approvals in Australia, Canada, China, Japan, Korea and Russia with distribution agreements in place or being sought.

Vycor Medical plans on focusing on the international markets and is actively pursuing new distribution agreements.

VBAS Market and the Hospital Adoption Process

The market for VBAS in the US is relatively concentrated. Teaching hospitals not only carry out more relevant procedures but also provide a natural way to drive adoption through the conversion of new surgeons. We focus our efforts initially on surgeons as the principle proponent within the hospital. Vycor has found that the learning curve is only 1-2 cases for surgeons, who like the simplicity of design and ease of use after trialing the product. However, Hospital Administration is required to approve the purchase of a new product and sometimes even a trial or evaluation of the product in the hospital by the neurosurgeon and this is one of the key barriers to the speed of adoption as this process can take several month.

Experience has been that the approval process can take up to six months for each hospital, and in some cases may even be longer.

Peer Review and Other Clinical Studies

The publication of clinical papers in neurosurgery journals by surgeon-users of VBAS regarding their experiences with the products (including peer review papers), and the publication of other clinical data, is important for the Company as it continues to evidence the clinical superiority of VBAS to the broader neurosurgical community. During the last 3 years the following papers were published:

•

“Usage of a Minimally Invasive Tubular Retraction System for Deep-Seated Tumors in Pediatric Patients” in Journal of Neurosurgery in May 2011: Pediatrics. Co-authors Pablo Recinos, M.D., of the Cleveland Clinic and George Jallo, M.D., of Johns Hopkins University conclude that while access to deep-seated, intra-axial tumors is challenging, the ViewSite™ tubular retractor and frameless neuro navigation facilitated the surgical approach and the combination of these technologies adds to the surgeon’s armamentarium to safely approach tumors in deep locations.

•

“Vycor Viewsite TC: Endoscope-guided Intraparenchimal Brain Tumor Resection,” by Daniel Prevedello, M.D., Director of the Minimally Invasive Cranial Surgery Program at the Ohio State University. Dr Prevedello reported on a case with a patient taking Avastin®, which delays surgical wound healing. He said the Viewsite TC was essential to the surgery; otherwise, no procedure could have been performed on the patient.

•

“Minimally Invasive Trans-Portal Resection of Deep Intracranial Lesions” in Minimally Invasive Neurosurgery, February 2011 a Johns Hopkins University paper by lead author A. Quinones Hinojosa. The authors reported a case series of 9 adult and pediatric patients with a variety of pathologies, including colloid cyst, DNET, papillary pineal tumor, anaplastic astrocytoma, toxoplasmosis and lymphoma. The locations of the lesions approached included: lateral ventricle, basal ganglia, pulvinar/posterior thalamus and insular cortex. Post-operative imaging was assessed to determine extent of resection and extent of white matter damage along the surgical trajectory. Satisfactory resection or biopsy was obtained in all patients. “VBAS lends itself well to minimally invasive microsurgical approaches and can be used in combination with modern navigational systems. The use of navigation permits not only the creation of a smaller craniotomy but also facilitates the creation of a trajectory that provides efficient and safe means for splitting white fiber tracts,” said the authors.

Manufacturing

Vycor Medical has executed agreements with Lacey Manufacturing Company of Bridgeport, Connecticut (“Lacey”) and C&J Industries, Meadville PA (“C&J”) to provide a full range of engineering, contract manufacturing and logistical support for our products.

Lacey and C&J are recognized leaders in the medical contract manufacturing sector, providing vertically integrated full services. They are U.S. Food and Drug Administration registered and meet ISO standards and certifications. Lacey and C&J each manufacture 6 of the VBAS 12 different sizes.

Competition

The VBAS device is both a brain access system and a retractor and is therefore unique with no direct competitors. Competitive manufacturers of brain retractors include Cardinal Health (V. Mueller line), Aesculap, Integra Life Science and

Codman (Division of Johnson & Johnson). Nico Corporation has a brain access device specifically designed to work with its Myriad resection and suction product.

Cervical Access System competitors are more numerous and include Medtronic, Asculap/B. Braun, Cardinal and Nuvasive, Cloward Instruments, as well as the standard “blade retractors” distributed by the aforementioned companies. In addition companies such as Endius and EBI have announced cervical retractor systems.

Intellectual Property

Patents

Vycor Medical maintains a portfolio of patent protection on its methods and apparatus for its Brain and Spine products and technology in the form of issued patents and applications, both domestically and internationally, with a total of 6 granted and 10 pending patents.

Vycor Medical’s 6 granted patents are in the China (Brain), Hong Kong (Brain), Russia (Brain) US (Brain), Japan and US (Spine).

Vycor Medical’s 10 pending patents are in: Canada (Brain, Spine), Europe (Brain, Spine), India (Brain, Spine), Japan (Brain), Hong Kong (Spine), US (Brain Apparatus and Extension Arm).

Trademarks

VYCOR MEDICAL is a registered trademark.

Vycor Growth Strategy

Vycor Medical’s growth strategy is centered around:

1. Increased U.S. market penetration through broader hospital coverage and targeted direct physician marketing;

Vycor Medical’s growth strategy in the US comprises both an increased focus on the surgeons and hospitals carrying out cranial procedures. According to the American Association of Neurological Surgeons (AANS) there are approximately 3,500 neurosurgeons in the US. Vycor Medical’s sales and marketing strategy is to penetrate this relatively small universe by trade shows, significantly increased direct marketing with VBAS samples and existing clinical data, and through its existing distributors which it is continually evaluating and upgrading as well as adding additional distributors in regions where it has little to no presence. In marketing to these surgeons, Vycor Medical leads with those neurosurgical procedures where VBAS’ competitive advantages are most easily understood – deep seated tumors and other complicated deep procedures. Vycor Medical will also redirect and increase its distributor efforts onto the major regional or City hospitals where the majority of relevant procedures are performed.

2. Provision of more Clinical and Scientific Data supporting not only the products superiority over the blade retractor but also to demonstrate the products potential for cost savings.

Clinical and scientific data (in the form of peer reviewed articles, clinical studies and other reports and case studies) are critical in driving adoption further and faster by demonstrating VBAS' superiority as a minimally invasive access system, and thereby moving VBAS further up the hospital cost/benefit curve. An animal comparative study is currently underway. This study is intended to demonstrate greater ease of access, faster surgery time and reduced tissue damage. The second area Vycor Medical will address is MRI compatibility. Increasingly, intra operative MRI is increasingly being used in neurosurgery, further playing to VBAS' competitive edge over the traditional non MRI-compatible metal blade retractor. Vycor Medical intends to commission a brief technical study so that VBAS can be formally certified as MRI compatible, to be completed during the first half of 2014. Vycor Medical is also considering two additional studies or published articles, which are expected to be agreed and initiated during 2014.

3. International Market Growth

Vycor Medical’s strategy is to target those countries or regions internationally where it has patent protection and either has or can obtain regulatory approval. Vycor Medical utilizes select medical device distributors with experience in neurosurgical devices in their countries or regions. In Europe, the Company currently only has a limited number of distributors and is only now turning its focus to this geographic region. Vycor Medical also has full or partial required regulatory approvals in Australia, Canada, China, Japan, Korea and Russia with distribution agreements in place or being sought.

Vycor Medical plans on focusing on the international markets and is actively pursuing new distribution agreements.

4. New Product Development

New Product Development is targeted at both driving the use of its existing VBAS product range through ancillaries that will facilitate the product’s use and through new product extensions to broaden VBAS applicability to procedures currently not addressed by the existing product line. Management has estimated, based on AANS statistics by cranial procedure, that there are in the U.S. alone approximately 200,000 annual applicable procedures for its current VBAS device range and an additional 125,000 procedures that could be addressed through product extensions.

Vycor Medical has this year launched in the US a universal non-disposable extension arm to VBAS, as a result of surgeon feedback, which further increases the ease of use of its disposable VBAS product and, management believes, will augment VBAS adoption.

Vycor Medical has started development of a new VBAS device that will facilitate endoscopic work within the ventricles including the placement of catheters, with particular relevance for the pediatric neurosurgical market. Vycor Medical is working with a pediatric neurosurgeon on this development. Prototypes have been finalized and Vycor Medical anticipates the product being available in the first half of 2014.

A secondary potential product range is the VCAS, which facilitates anterior cervical procedures of the spine. The neuro spine market is larger than the cranial market, but VCAS requires further prototyping and market testing prior to any decision to pursue commercialization.

NovaVision, Inc.

Introduction

NovaVision develops and markets a non-invasive, computer-based light stimulation therapy called Vision Restoration Therapy (VRT) and through its subsidiary, Sight Science, Neuro-Eye Therapy (NeET). Both therapies are aimed at those suffering from a permanent visual field deficits, which are the result of neurological trauma such as that caused by Stroke and Traumatic Brain Injury. Before VRT, such patients were informed that their vision loss would likely be permanent and they were prescribed therapy or aids to merely compensate for their lost vision.

NovaVision operates in the US through our wholly-owned subsidiary, NovaVision, Inc., in Germany through our wholly-owned subsidiary, NovaVision GmbH and in the UK through our wholly-owned subsidiary, Sight Science Limited.

VRT is based on NovaVision’s platform technology which management believes induces neuroplasticity, the brain’s natural ability to compensate for damaged neural connections that cause vision loss.

The diagnostic algorithm in the VRT product first maps the visual field and defines the areas of defect in patients suffering vision loss. The therapeutic algorithm in the VRT product is then specifically designed for each patient based upon the results of the diagnostic program and it repetitively challenges the visual cortex with thousands of stimuli over the course of time. VRT is generally performed over a four to six month period, twice a day for approximately an hour total, six days a week. The Company maintains very broad IP protection. NovaVision has collected significant amounts of data from clinical studies and peer reviewed papers that support the Company’s claims about the benefits of its VRT platform technology for vision restoration and other indications. NovaVision has received 510(k) clearance and CE Marking for VRT and NeET also has CE Marking (both Class I). NovaVision’s VRT is the only medical device aimed at the restoration of vision for neurologically induced vision loss which has FDA 510 (K) clearance to be marketed in the U.S.

NovaVision’s new product pipeline is centered on a new saccadic training program called NeuroEyeCoach. This is also a computer based program providing eye-movement training to those who have suffered a visual field loss as a result of neurological damage and will be complementary to its existing VRT and NeET therapies.

The Market For NovaVision’s Therapies

The market for NovaVision’s therapies comprises those suffering from vision loss resulting from neurological trauma such as Stroke and Traumatic Brain Injury (TBI). The U.S. Centers for Disease Control (CDC) estimates there are 8 million Americans who have previously had a stroke incident, with 740,000 additional cases occurring annually. Additionally, approximately 5.3 million Americans live with long term deficits resulting from a TBI. Based on published reports of industry specialists, A. Pambakian and C. Kennard, it is estimated that approximately 16% of these patients experience a permanent visual field deficit, reducing mobility and other activities of daily living. NovaVision’s target market is this subset of patients who have suffered a permanent visual field deficit. Management estimates that NovaVision’s addressable target market is approximately 1.5 million people in the US, approximately 1.4 million people in Europe and approximately 6.4 million people throughout the rest of the world. The market potential will be further increase by the introduction of NeuroEyeCoach which will add an additional 3.6m people in the US and Europe and 8m in the rest of the world.

Competition

NovaVision provides restitution therapies for those suffering neurologically - induced vision loss, other therapies being substitution (optical aids such as prisms, which NovaVision does not really consider as competition) and compensation (eye movement training). Within compensation, competitors include RevitalVision, PositScience, Rehacom and NVT Systems. In restitution, competition has been reduced through NovaVision’s acquisition of Sight Science and really only leaves two small companies, Teltra and Visiontrainer in Germany. NovaVision believes that saccadic training (eye movement training) is complementary to its VRT and is in the advanced stage of developing its own saccadic therapy which will be called NeuroEyeCoach. This product will be sold as a standalone therapy or in the future as part of a NovaVision therapy regime with its VRT therapy.

Platform Technology

Although the exact mechanism by which VRT works has not been conclusively proven, management believes the light stimulation induces neuroplasticity, the brain’s natural ability to compensate for damaged neural connections that cause vision loss. Neuroplasticity has been discussed over the last 20 years or so and, as far back as 1990, Charles D. Gilbert and Torsten N Wiesel talked about the cortex not having a fixed functional architecture. The platform technology is comprised of proprietary algorithms that generate patient-specific therapies enabling NovaVision’s products to be used as both diagnostic and therapeutic tools. The platform technology generates light-based, or photic, stimulus programs. Patients are asked to focus on this fixation point, while at the same time a series of photic stimuli are delivered on the screen that are specific to the patient’s neurological requirements, and relayed directly to the brain using the eye as a conduit.

Management believes that it is these programmed light sequences that stimulate the border zone between the “seeing” and “blind” visual fields which induces neuroplasticity. While neuroplasticity for explaining VRT has never been conclusively demonstrated, a 2007 study by Randold S. Marshall, using MRI did demonstrate that VRT results in increased neural activity in the visual cortex. Irrespective of mechanism, patient studies and the Company’s ongoing experience point to significantly improved functional outcomes for patients who have done VRT treatment. This improvement manifests itself in greater confidence to move around and, according to data published by Romano JG et al (2008), an average shift of 4.9 degrees in the border between seeing and blind visual fields. The visual field is the portion of space surrounding an individual which is visible at any given time by that individual while their gaze is held stationary. To humans, the central 10° of visual field holds the greatest functional importance for focal and cognitive tasks.

Clinical Data Relating to VRT

NovaVision has accumulated significant amounts of clinical data as a result of company-sponsored trials as well as studies conducted by independent third parties, of which some of the key findings can be summarized as:

•

Approximately 70% of patients experience positive outcome reflected by an increase in their visual field and studies have indicated an average increase of 4.9 degrees (Mueller I, Mast H, Sabel BA (2007) Romano JG 2008).

•

Elapsed time since injury does not seem to impact VRT and NeET therapies success. Therefore, a massive historical backlog of patients can potentially be treated (Romano JG, Schulz P, Kenkel S, Todd DP (2008)).

•	Improvements are permanent and do not appear to be age or gender dependent.
•	Age at the onset of the injury is not a critical factor, allowing access to the therapy by both young and older adults with brain injuries (Romano JG, Schulz P, Kenkel S, Todd DP (2008)).

Regulatory Matters

In the U.S., NovaVision’s products are regulated by the FDA; VRT is a Class U medical device subject to 510(k) clearances, and in Europe NovaVision has CE Marking for VRT and Sight Science for NeET, both as Class I devices. NovaVision received its 510(k) clearance for VRT specific to Stroke and TBI indications in 2003.

Intellectual Property

Patents

NovaVision maintains a portfolio of patent protection on its methods and apparatus in the form of issued patents and applications, both domestically and internationally, with a total of 30 granted and 9 pending patents (including Sight Science).

NovaVision’s 30 granted patents are in the U.S. (12), Canada (3), Europe (7), Australia (2), China (2), Hong Kong (1), Singapore (1), India (1) and Japan (1).

NovaVision’s 9 pending patents are in the U.S. and Canada (3), Europe (5) and Japan (1).

Trademarks

NovaVision maintains a portfolio of registered trademarks for NOVAVISION, NOVAVISION VRT and VRT VISION RESTORATION THERAPY amongst others, both in the US and internationally.

Manufacturing and Operations

NovaVision is based at the Vycor Medical, Inc. group headquarters at a 10,000 square foot leased facility in Boca Raton, Florida. NovaVision purchases electronics and custom fabricated hardware from third party vendors and assembles and tests all of its medical devices within the facility. NovaVision has an FDA Establishment Registration and the Company does not have any long-term contractual obligations with its vendors to purchase products from them, nor are suppliers contractually obligated to sell products to NovaVision.

Sight Science

In January 2012 NovaVision acquired Sight Science, which was established in 2009 based on the research of Professor Arash Sahraie at the University of Aberdeen, and which provides an interactive computer-based therapy called Neuro-Eye Therapy (“NeET”), which patients administer at home. To date, over 150 patients have utilized NeET. Sight Science has 5 patents granted in the UK, France, Germany, Switzerland Singapore and Canada, and 1 patent pending in the U.S., all of which are included under the NovaVision Patents section above. Prof. Sahraie has conducted extensive research on blindsight and residual visual processing after brain injury, and is highly regarded in the field.

Both NovaVision’s VRT and Sight Science’s NeET work on the basis that repeated stimulation of the blind or transition areas by either bright patches of light (VRT) or the specific spatial patterns (NeET) which can lead to increases in sensitivity of the blind areas. Patients progress after VRT appears to be initiated at the blind and sighted borders whereas NeET results in changes deep within the blind field. Both therapies are able to demonstrate improvements in both visual sensitivity and activities of daily living. The Company believes that these therapies are complementary.

NovaVision’s Growth Strategy

Prior to Vycor’s acquisition, NovaVision previous management had already invested more than $50 million largely on developing the business’s core VRT therapy, gaining significant patent protection (the subsidiary has 30 granted patents and 9 pending), and validating the therapy through significant clinical research.

Vycor management recognized that although most of the building blocks were in place, the “old NovaVision” business model was inherently flawed. The key barrier to its wide-spread adoption was VRT’s hardware based delivery mechanism and highly labor-intensive patient processing and maintenance procedures’ this resulted in it having to charge a high price for the therapy and prevented it from being truly scalable. Pricing is particularly important when one considers that 75% of Stroke victims are over the age of 65 years of age, and by definition more financially constrained. Vycor’s management has developed a clear plan to address this and other structural issues it has identified.

NovaVision’s strategy is centered around driving the adoption of its therapies, through:

1. Greater scalability; enabled by a completely new therapy delivery mechanism moving away from hardware based to an asset light software solution allowing significant cost savings, which will be passed onto the patients. This different delivery mechanism and significant business process streamlining of currently largely manual tasks will enable NovaVision to provide an affordable and scalable therapy and thus service much a larger number of patients.

2. Introduction of a new therapy module into the patient’s overall visual rehabilitation therapy regime that will provide additional functional benefits to patients who undergo the regime; this new therapy module, NeuroEyeCoach, is a new saccadic training program which is highly complementary to VRT and will ensure that more patients will receive greater benefit from the overall NovaVision therapy regime. Furthermore this new therapy will be applicable to a wider range of patients, thus expanding the currently addressable market significantly. The currently addressable $2.6bn market in the US and Europe will expand to approximately $4bn through the introduction of NeuroEyeCoach.

3. New Potential Licensing model targeted at Rehabilitation Centers. Management is also in the advanced stages of exploring a leasing model under which NovaVision would lease a diagnostic-only VRT device to a rehabilitation center for a monthly fee. The center, be it in-patient or out-patient, would be able to efficiently screen its patients on their own for visual field deficits. NovaVision would receive leasing fees and benefit from incremental patient flow from referrals when they leave the center.

4. Targeted Marketing Campaign. Subsequent to the introduction of its new NeuroEyeCoach training program and the completion of its VRT development program aimed at making the therapy affordable and scalable,  NovaVision will focus hard on driving awareness of its products to potential patients, physicians and other relevant groups of the existence and benefits of its therapies to drive mass-market acceptance. NovaVisions’s market is very large and diverse, and its potential customers often tend to have other medical issues associated with their neurological condition. NovaVision’s challenge and focus, therefore, is to continue to drive awareness and therefore patient volume growth through a variety of means, including: trade shows, direct physician targeted marketing, direct marketing to stroke rehabilitation centers and groups, and direct-to-consumer marketing. The website is also a revenue driver as patients and relatives search for treatments and can perform online visual field tests, and NovaVision believes additional development will increase website traffic.

3. Other Matters

Product Liability Insurance

We presently have Product Liability insurance for both Vycor Medical and NovaVision.

Government Regulations

We are committed to an integrated total quality management system. We believe that we have completed the necessary procedures and Vycor Medical is certified to the ISO standards expected of medical device manufacturers as follows:

ISO 13485:2003 Medical Devices — Quality Management Systems

The certification of a quality management system to ISO 13485, specifically for medical devices, is advantageous and often essential for medical companies to export their products to the global market, as well as maintain and enter into certain agreements and business growth opportunities within the U.S. For example, Canada requires that medical device manufacturers marketing their products in Canada must have a quality system certified to ISO 13485:2003. The certification is also required for placement of branded devices into the European Union.

Vycor Medical has the following certification/licensing:

•Fully Quality Assurance System Directive 93/42/EEC for Medical Devices, Annex II (3)

•EC Design-Examination Certificate Directive 93/42/EEC for Medical Devices, Annex II (4)

•ISO 13485.2003

Continuing Regulatory Requirements

Vycor Medical's products have been classified as Class II products by the FDA and cleared for marketing through the 510(k) process. NovaVision's VRT product has been cleared as a Class U product through the 510(k) while its HMP is registered as an exempt Class 1 device.

After a device is placed on the market, numerous regulatory requirements apply. These include:

•	quality system regulation, which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures during the manufacturing process;
•	labeling regulations, which prohibit the promotion of products for unapproved or "off-label" uses and impose other restrictions on labeling; and
•

medical device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur.

Failure to comply with applicable regulatory requirements, and failure to respond to requested corrective actions on an ongoing basis, can result in enforcement action by the FDA.

Medical device laws are also in effect in many of the countries outside of the United States in which we do business. These laws range from comprehensive device approval and quality system requirements for some or all of our medical device products to simple requests for product data or certifications. The number and scope of these requirements are increasing. In June 1998, the European Union Medical Device Directive became effective, and all medical devices must meet the Medical Device Directive standards and receive CE mark certification. CE mark certification involves a comprehensive Quality System program, and submission of data on a product to the Notified Body in Europe.

Vycor Medical has obtained the CE marking approval to allow for distribution of its VBAS products in Europe as a Class III device and has received HPB licensing approval for distribution in Canada. NovaVison's VRT and Sight Science's NeET have CE mark registrations as Class I devices in Europe. HMP does not have European regulatory clearance at this time.

Employees

We currently have 15 full-time employees.

Websites. The Company operates websites at www.vycormedical.com and www.novavision.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. This prospectus includes statements regarding our plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions “may,” “could,” “should,” etc. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and business opportunities also constitute such forward-looking statements.

Although forward-looking statements in this report reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

CORPORATE ADDRESS AND TELEPHONE NUMBER

The Company maintains its designated office at 6401 Congress Ave., Suite 140, Boca Raton, FL 33487.  The Company’s telephone number is 561-558-2000.

THE OFFERING

This prospectus will be utilized in connection with the re-sale of 615,597 shares which could be potentially issued in the future as of the result of the prospective exercise of certain investor warrants, placement agent warrants and other warrants which were issued in connection with the Company’s recent stock offering.  The Company will not receive any proceeds from any sales of these shares.

Common stock currently outstanding	6,564,173 shares(1)
Common stock offered by the selling stockholders	615,597 shares
Use of proceeds	We will not receive any proceeds from the sale of common stock offered by this prospectus.

__________________

(1)  Shares of common stock issued and outstanding as of October 25, 2013.

FINANCIAL INFORMATION
SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statement of operations data contains consolidated statement of operations data and consolidated balance sheet for the fiscal years period ended December 31, 2012, December 31, 2011 and December 31, 2010. The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements. All share amounts are restated to reflect a one-for-150 reverse stock split which became effective January 15, 2013.  Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page 45 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	12/31/12	12/31/11	12/31/10 (as restated)
Revenues	$1,205,263	$971,367	$316,450
Net loss	$(2,926,210)	$(4,778,541)	$(1,983,822)
Net loss per share (1)	$(0.52)	$(0.92)	$(0.45)
Weighted average no. shares (1)	5.637,690	5,200,646	4,421,126
Stockholders’ equity (deficit)	$(1,457,650)	$875,324	$88,714
Total assets	$2,561,160	$3,571,640	$2,153,694
Total liabilities	$4,018,810	$2,696,316	$2,064,980

(1) Adjusted to reflect a one-for-150 reverse stock split which became effective January 15, 2013

The following selected data contains statement of operations data and balance sheet for the three months ended June 30, 2013 and June 30, 2012. The statement of operations data and balance sheet data were derived from the financial statements for the periods. Such financial data should be read in conjunction with the unaudited financial statements and the notes to the financial statements for said periods starting on page 45 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2013	As of June 30, 2012
Balance Sheet Data:
Assets	$2,200,081	$2,725,246
Liabilities	$4,608,546	$3,171,093
Total Stockholders’ (Deficit)	$(2,408,465)	$(445,847)
Statement of Operations Data
Revenue	$234,954	$265,386
Operating Expenses	$816,672	$967,857
Net Loss	$(647,826)	$(797,734)

Basis and Diluted Loss Per Share (1)	$(0.10)	$(0.14)
Weighted Average Number of Shares Outstanding (1)	6,264,362	5,660,498

(1) Adjusted to reflect a one-for-150 reverse stock split which became effective January 15, 2013

RISK FACTORS

Before you invest in our securities, you should be aware that there are various risks. You should consider carefully these risk factors, together with all of the other information included in this annual report before you decide to purchase our securities. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected.

Risks Related to Our Financials

We do not have a significant operating history and have not achieved profitable operations. If we are unable to achieve profitable operations, you may lose your entire investment.

Our independent auditors, Paritz & Company, certified public accountants, have expressed substantial doubt concerning our ability to continue as a going concern. We have incurred losses since our inception, including a net loss of $2,926,210 for the year ended December 31, 2012 and $1,310,498 for the six months ended June 30, 2013, and we expect to incur additional losses. We have incurred negative cash flows from operations since inception. As of June 30, 2013 we had a stockholders’ deficit of $2,408,465 and a cash and cash equivalents balance of $20,173. Since we have no record of profitable operations, there is high a possibility that you may suffer a complete loss of your investment.

The absence of significant operating history for us makes forecasting our revenue and expenses difficult, and we may be unable to adjust our spending in a timely manner to compensate for unexpected revenue shortfalls or unexpected expenses.

As a result of the absence of profitable operating history for us, it is difficult to accurately forecast our future revenue. In addition, we have limited meaningful historical financial data upon which to base planned operating expenses. Current and future expense levels are based on our operating plans and estimates of future revenue. Revenue and operating results are difficult to forecast because they generally depend on our ability to promote and sell our products and revenues can fluctuate due the timing impact of larger orders. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which would result in further losses. We may also be unable to expand our operations in a timely manner to adequately meet demand to the extent it exceeds expectations.

Our limited operating history does not afford investors a sufficient history on which to base an investment decision.

We were formed on June 17, 2005, Vycor Medical’s products were only fully launched at the beginning of 2010 and NovaVision’s therapies were re-launched after acquisition in early 2011 but are not being aggressively marketed until completion of the NovaVision development programs; we are therefore currently in the relatively early stages of marketing our products and therapies. There can be no assurance at this time that we will ever operate profitably or that we will have adequate working capital to meet our obligations as they become due. Investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets. Such risks include the following:

•	competition;

•	need for acceptance of products and therapies — there can be no assured market for our products and therapies and there is no guarantee of orders or of surgeon, physician or patient acceptance;

•	ability to continue to develop and extend brand identity;

•	ability to anticipate and adapt to a competitive market;

•	ability to effectively manage rapidly expanding operations;

•	amount and timing of operating costs and capital expenditures relating to expansion of our business, operations, and infrastructure; and

•	dependence upon key personnel to market and sell our products and the loss of one of our key managers may adversely affect the marketing of our products.

We cannot be certain that our business strategy will be successful or that we will successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected.

Our revenue is dependent upon acceptance of our products and therapies by the market. The failure of such acceptance will cause us to curtail or cease operations.

Our revenue comes from the sale of our products and therapies. As a result, we will continue to incur operating losses until such time as sales of our products and therapies reach a mature level and we are able to generate sufficient revenue from the sale of our products and therapies to meet our operating expenses. There can be no assurance that customers will adopt our technology and products, or that businesses and prospective customers will agree to pay for our products and therapies. In the event that we are not able to significantly increase the number of customers that purchase our products and therapies, or if we are unable to charge the necessary prices, our financial condition and results of operations will be materially and adversely affected.

We will need to raise substantial additional funds to continue bring products to market and operate.

Our current funds are only sufficient to allow us to operate for a limited period of time. We will require additional funds in order to continue our operations after we exhaust our available funding. For the six months ended June 30, 2013 the aggregate of cash used in operating activities was $551,057, or an average monthly “burn rate” of approximately $90,000. The cash and cash equivalent balance of $20,173 at June 30, 2013 is therefore equivalent to less than one month of “burn rate”. This does not take into account any future sales growth and/or future cost cutting. There have been no significant changes in the operations of the Company since June 30, 2013 and none are anticipated in the next six months which would have a significant impact on the “burn rate”. Beyond this period the Company believes it will not have enough cash to meet its various cash needs unless the Company is able to obtain additional cash from the issuance of debt or equity securities. There is no assurance that additional funds from the issuance of equity will be available for the Company to finance its operations on acceptable terms, or at all. If adequate funds are not available, the Company may have to delay development or commercialization of products or technologies that the Company would otherwise seek to commercialize, or cease operations.

The majority of the assets on our balance sheet comprise assets that are subject to annual accounting impairment review and therefore may be subject to write-downs which will affect both the balance sheet and net profit or loss.

The assets on our balance sheet include patents, software, and trademarks which are reviewed for impairment by the Company annually in accordance with the authorative guidance. Impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. We will review these assets as part of the preparation of the financial statements for 2013 and, if an impairment exists, would be required to recognize an impairment to some or all of these assets which would increase the losses for the year and reduce the value of the assets on the balance sheet.

Risks Related to Our Business

Our existing products and therapies may not be accepted in the marketplace.

Uncertainty exists as to whether our products and therapies will be fully accepted by the market without additional clinical evaluations and more widespread doctor acceptance. A number of factors may limit the market acceptance of our products and therapies, including the availability of alternative products and therapies and the price of our products and therapies relative to alternative products and therapies.

There is a risk that surgeons will be encouraged to continue to use multiple-use devices, such as standard blade retractors, instead of our single use devices. Our VBAS device is designed to be used only once and then discarded. Vycor Medical’s competitors market multiple use devices such as metal blade retractors. The multiple use devices are are significantly less expensive on a per use basis than our single use devices. We are assuming that, notwithstanding the difference in price, surgeons will elect to use our devices because of their perception that our devices will permit safer and less invasive surgery. However, hospitals, medical insurance providers, health maintenance organizations and others approving surgical costs may decide that the cost outweighs the benefit. In addition, surgeons may opt to use other devices. Whilst Vycor Medical intends to continue to build clinical and other scientific data demonstrating the cost benefit of VBAS over other methodologies, this data may not be conclusive or may be viewed as insufficient by hospitals or physicians.

In the US, NovaVision’s therapies require physician prescriptions, and physicians may not be persuaded by the effectiveness of our therapies to prescribe them to their patients, given the current price compared to the physician perception of the therapy benefit. Whilst NovaVision intends to continue to implement strategies to increase awareness of its therapies, and their benefits, and reduce their cost to patients, there is no assurance that this strategy will be successful, particularly in that the target audience (for both physicians and patients) is very large and diverse and the patient audience tends to be both medically and financially challenged, requiring multiple methods and routes to access it. The marketing expenditures required to achieve the level of awareness may also be high. NovaVision’s VRT therapy usually takes 6 months to complete, requiring patients to carry out the therapy twice a day (for an hour total), 6 days a week. Patients have to be persuaded that this level of intense therapy is justified for the anticipated benefit, but there is no assurance that sufficient numbers of patients will be convinced to enable a successful market to develop for the therapy.

Some of our competitors are more established and better capitalized than we are and we may be unable to establish market share.

Some of our competitors are well-known, more established and better capitalized than we are. As such, they may have at their disposal greater marketing strength and economies of scale and, as they may have additional products which they sell to the same customers, have greater presence with these customer. They may also have more resources to expend on research and development to create more innovative products in competition with ours. Competition will also likely increase as or when the clinical and cost benefits of the Company’s products and therapies are established and proven. Accordingly, we may not be successful in competing with them for market share.

Sales may not produce profits.

We may be forced to sell our products and therapies at a lower price than anticipated due to a variety of reasons, including without limitation selling prices of comparable products by our competitors and budget or financial constraints of our customers. Further, we may sell fewer products or therapies than anticipated, and the costs associated with each unit, including costs of manufacturing, delivery and commissions, may be greater than anticipated. As a result, there is a risk that costs associated with the sales of our products and therapies may be greater than we anticipated and that sales may fail to yield profitability.

International sales of our VBAS product tend to be more ‘lumpy’ in nature and less predictable. In addition, Vycor Medical’s realized sales price for international sales tends to be lower than in the US. This is because Vycor Medical always partners with a distributor in international markets who will take on the marketing and distribution costs in return for a lower transfer price; in addition, end market pricing in some international markets is lower than in the US. International sales are, however, a key component of Vycor Medical’s growth strategy and the profitability of these sales may not reach acceptable levels. Furthermore Vycor Medical may not be able to attract suitable distribution partners in all the markets it wishes to sell into.

The existing business model for the delivery of NovaVision results in high capital costs and relatively high infrastructure costs. As a result, the pricing of the therapy needs to be sufficient to cover these costs and this pricing limits volume. A key component of NovaVision’s growth strategy is centered around the development of a much lower cost delivery model which will enable NovaVision to significantly lower the price of its therapy to patients. There is no assurance, however, that this development can be successfully completed or result in the level of cost reduction envisaged. Whilst management believes that cost to patient is a key decision factor, there is no assurance that lowered cost will automatically lead to more widespread adoption.

We might incur substantial expense to develop products that, once commercialized, are never sufficiently successful.

Our growth strategy requires the successful development and launch of new products for Vycor Medical and new therapies for NovaVision. Although management will take every precaution to ensure that such expenditure is only on new products and therapies with a high likelihood of achieving commercial success, there can be no assurance that this will be the case. The causes for failure of new products and therapies once commercialized are numerous, including:

•	market demand for the product or therapy proves to be smaller than market research suggested;
•	competitive products or therapies with superior performance either on the market or commercialized at the same time or soon after;
•	product or therapy development turns out to be more costly than anticipated or takes longer;
•	product or therapy requires significant adjustment post commercialization, or multiple additional sizes, rendering the project uneconomic or extending considerably the likely investment return period;
•	additional regulatory requirements which extend the time to launch and increase the overall costs of the development;
•	patent conflicts or unenforceable intellectual property rights;
•	neurosurgeons and other physicians may be unwilling to adapt to new products and therapies, which will slow new product adoption;
•

new products and therapies will be dependent, to a greater or lesser extent, on the successful outcomes of clinical studies. These may cost more, take longer to complete, the outcomes maybe inconclusive, and it may be difficult to achieve publication in an important journal; and

•	other factors that could make the product uneconomical.

We might incur substantial expense to develop products that are never successfully developed and commercialized.

We have incurred and expect to continue to incur research and development and other expenses in developing new medical devices and therapies. The potential products and therapies to which we devote resources might never be successfully developed or fully commercialized by us for numerous reasons, including:

•	inability to develop products and therapies that address our customers’ needs;
•	competitive products with superior performance;
•	additional regulatory requirements which render the development uneconomic or prevent our ability to gain regulatory approval;
•	patent conflicts or unenforceable intellectual property rights;
•	demand for the particular product; and
•	other factors that could make the product uneconomical.

Incurring significant expenses for a potential product or therapy that is not successfully developed and/or commercialized could have a material adverse effect on our business, financial condition, prospects and share price.

We may not be able to successfully expand our business through acquisitions.

We review corporate and product line acquisition candidates as a part of our growth strategy. If we decided to undertake an acquisition, we may not be able to successfully integrate it in order to realize the full benefit of such acquisition.  Factors which may affect our ability to grow successfully through acquisitions include:

•	inability to identify suitable targets given the relatively narrow scope of our business;
•	inability to obtain acquisition or additional working capital financing due to our financial condition and recent performance;
•	difficulties and expenses in connection with integrating the acquired companies and achieving the expected benefits;
•	diversion of management’s attention from current operations;
•	the possibility that we may be adversely affected by risk factors facing the acquired companies;
•

acquisitions could be dilutive to earnings, or in the event of acquisitions made through the issuance of our common shares to the shareholders of the acquired company, dilutive to the percentage of ownership of our existing shareholders;

•	potential losses resulting from undiscovered liabilities of acquired companies not covered by the indemnification we may obtain from the seller; and
•	loss of key employees of the acquired companies.

We cannot be certain that we will obtain patents for our devices and technology or that such patents will protect us from competitors.

We believe that our success and competitive position will depend in part on our ability to obtain and maintain patents for our devices, which is both costly and time consuming. We have 36 issued patents covering both NovaVision, Sight Science and Vycor Medical. We still are in the process of prosecuting 19 others. Patent Offices typically requires 12-24 months or more to process a patent application. There can be no assurance that the remainder of our patent applications will be approved. However we have not waited for the approval of the patent applications before launching sales of our devices and therapies. There can be no assurance regarding how long it will take the U.S. Patent and Trademark Office to decide whether to approve our patent applications or how long it will take foreign patent offices to grant us patents. There can be no assurance that any patent issued or licensed to us will provide us with protection against competitive products and therapies or otherwise protect our commercial viability, or that challenges will not be instituted against the validity or enforceability of any of our patents or, if instituted, that such challenges will not be successful. The cost of litigation to uphold the validity of a patent and enforce it against infringement can be substantial and we do not have patent insurance. Even issued patents may later be modified or revoked by the Patent and Trademark Office or in legal proceedings. Patent applications in the United States are maintained in secrecy until the patent issues and, since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries, we cannot be certain that we were the first creator of the inventions covered by our pending patent applications or the first to file patent applications on such inventions.

Vycor Medical is dependent on two key vendors to manufacture our products.

Vycor Medical is dependent on Lacey Manufacturing Company and C&J Industries to provide a full range of engineering, contract manufacturing and logistical support to manufacture our products. We are dependent upon their manufacture of our products in accordance with our specifications and delivering them on a timely basis.

If either supplier fails to manufacture and/or deliver our products as specified, or decides to no longer manufacture for the Company, we may need to locate another manufacturer. We can offer no assurances that we will be successful in finding an alternate manufacturer and negotiating acceptable terms with them on a timely basis without impact on our manufacturing and delivery schedule.

Both manufacturers are subject to regulatory requirements and certifications. Loss of such certification would affect our ability to deliver products.

Vycor Medical’s relatively low volumes limit the ability to lower manufacturing costs.

Although the gross margins for Vycor Medical’s products are acceptable, manufacturing costs are volume-dependent. As the VBAS range comprises 12 different sizes, costs will only reduce further once volumes for each of the 12 sizes increase.

We will need additional distribution and marketing partners to help us market our products.

At this time, we have a small number of sales and marketing personnel and limited distribution and marketing channels that we will need to expand in the future. Vycor Medical has contracted with independent medical device distributors and representatives that collectively have field salespeople who call on neurosurgery departments both in the US and internationally. To implement our growth plan we need to expand the US and international scope of our sales and distribution. Given the relatively small size of our company and the fact that our products and therapies are new with currently limited sales, there is no assurance that we will be able to attract successful distributors to contract with us. There is also no assurance that the contracted distributors or potential new distributors will be successful in promoting and selling our products and therapies.

In addition, monitoring international distributors and interfacing with potential international customers and other partners is made harder given the size of our company.

We will need to increase the size of our organization, and may experience difficulties in managing growth.

We are a small company with minimal employees. We expect to experience a period of expansion in headcount, facilities, infrastructure and overhead and anticipate that further expansion will be required to address potential growth and market opportunities. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate new managers. Our future financial performance and its ability to compete effectively will depend, in part, on its ability to manage any future growth effectively.

The loss of our key personnel could adversely affect our business. We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire such personnel in the future, our ability to improve our products and implement our business objectives could be adversely affected.

Our success depends to a significant extent upon the efforts of our senior management team and other key personnel. The loss of the services of such personnel could adversely affect our business and our ability to implement our growth plan.  We cannot assure you that the services of the members of our management team will continue to be available to us, or that we will be able to find a suitable replacement for any of them. We do not have key man insurance on any members of our management team. If any member of our management team were to die and we are unable to replace either or both of them for a prolonged period of time, we may be unable to carry out our long term business plan and our future prospect for growth, and our business, may be harmed.

Also, because of the nature of our business, our success is dependent upon our ability to attract, train, manage and retain sales, marketing and other qualified personnel.  There is substantial competition for qualified personnel, and an inability to recruit or retain qualified personnel may impact our ability to implement our strategy to grow our business and compete effectively in our industry.

Even though our current products and therapies are approved by regulatory authorities, if we or our suppliers fail to comply with ongoing regulatory requirements, or if we experience unanticipated problems with our products or therapies, these products or therapies could be subject to restrictions or withdrawal from the market.

Any product or therapy which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data and promotional activities for such product or therapy, will be subject to continual review and periodic inspections by the FDA and other regulatory bodies. In particular we and our suppliers are required to comply with the Quality System Regulation, or QSR, for the manufacture of our products and delivery of our therapies which cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of any product or therapy for which we obtain marketing approval. The FDA enforces the GMP and QSR through unannounced inspections. We and our third party manufacturers and suppliers will have to successfully complete such inspections. Failure by us or one of our suppliers, with statutes and regulations administered by the FDA and other regulatory bodies, or failure to take adequate response to any observations, could result in, among other things, any of the following enforcement actions:

•	warning letters or untitled letters;

•	fines and civil penalties;

•	unanticipated expenditures;

•	withdrawal or suspension of approval by the FDA or other regulatory bodies;

•	product recall or seizure;

•	orders for physician notification or device repair, replacement or refund;

•	interruption of production;

•	operating restrictions;

•	injunctions; and

•	criminal prosecution.

If any of these actions were to occur it would harm our reputation and cause our product or therapy sales and profitability to suffer. Furthermore, our key component suppliers may not currently be or may not continue to be in compliance with applicable regulatory requirements.

If the FDA determines that our promotional materials, training or other activities constitutes promotion of an unapproved use, it could request that we cease or modify our training or promotional materials or subject us to regulatory enforcement actions. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our training or other promotional materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.

Moreover, any modification to a device that has received FDA approval that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, design or manufacture, requires a new approval from the FDA. If the FDA disagrees with any determination by us that new approval is not required, we may be required to cease marketing or to recall the modified product until we obtain approval. In addition, we could also be subject to significant regulatory fines or penalties.

In addition, we may be required to conduct costly post-market testing and surveillance to monitor the safety or efficacy of our products, and we will be required to report adverse events and malfunctions related to our products. Later discovery of previously unknown problems with our products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturing problems, or failure to comply with regulatory requirements such as QSR or GMP, may result in restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recalls, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties.

Further, healthcare laws and regulations may change significantly in the future. Any new healthcare laws or regulations may adversely affect our business. A review of our business by courts or regulatory authorities may result in a determination that could adversely affect our operations. Also, the healthcare regulatory environment may change in a way that restricts our operations.

In Europe, the relevant European authorities could hold imports from us and remove CE marking for violating their rules and regulations. We could get a warning from a European Competent Authority or its Notified Body and we would be obligated to fix the problem and follow up with either the Notified Body or Competent Authorities.

Similarly, in other international markets for which Vycor Medical’s currently have full or partial regulatory approval (Australia, Canada, China, Japan, Korea and Russia), the relevant regulatory body could place a hold on imports from us and could revoke any licenses held for violations of its rules and regulations. The relevant regulatory body could issue a warning the first time around and we would be obligated to fix the problem and follow up, or regulations could change invalidating our approvals.

Because product liability is inherent in the medical devices industry and insurance is expensive and difficult to obtain, we may be exposed to large lawsuits.

Our business exposes us to potential product liability risks, which are inherent in the manufacturing, marketing and sale of medical devices. While we will take precautions we deem to be appropriate to avoid product liability suits against us, there can be no assurance that we will be able to avoid significant product liability exposure. Product liability insurance for the medical products industry is generally expensive. While we have product liability coverage for our Vycor Medical devices, and product liability and professional indemnity insurance for our NovaVision and Sight Science therapies, there can be no assurance that we will be able to continue to obtain such coverage on acceptable terms, or that any insurance policy will provide adequate protection against potential claims. A successful product liability claim brought against us may exceed any insurance coverage secured by us and could have a material adverse effect on our results or ability to continue marketing our products.

The other insurances we have are Directors and Officers Liability Insurance and certain commercial liability and personal property insurances at present. We may have exposure in the event of loss or damage to our properties.

We have not established any reserve funds for potential warranty claims. If we experience an increase in warranty claims or if our repair and replacement costs associated with warranty claims increase significantly, it would have a material adverse effect on our financial condition and results of operations.

Because the healthcare industry is subject to changing policies and procedures, we may find it difficult to continue to compete in an uncertain environment.

The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare industry participants. During the past several years government regulation of the healthcare industry has changed significantly in several countries. Healthcare industry participants may react to new policies by curtailing or deferring use of new treatments for disease, including treatments that would use our devices. This could substantially impair our ability to successfully marker our products, which would have a material adverse effect on our performance.

The market success of our products and therapies may be dependent in part upon third-party reimbursement policies that are often subject to change.

Our ability to successfully penetrate the market for our products and therapies may to some extent depend on the availability of reimbursement to individuals for rehabilitation therapies and to hospitals for neurosurgical procedures from third-party payers, such as governmental programs, private insurance and private health plans. There is no guarantee that this will not change in the future or that applicable levels of reimbursement to individuals and hospitals, if any, will be high enough to allow us to charge a reasonable profit margin. Vycor Medical’s products are not specifically reimbursed by third party payers, they are part of the overall procedure cost and therefore some hospitals may view this as an increase in cost. If levels of reimbursement are decreased in the future, the demand for our products could diminish or our ability to sell our products on a profitable basis could be adversely affected. NovaVision’s therapies are not generally reimbursed by third party payers, although this is sometimes available to patients on a case-by-case basis.

We may be affected by health care reform.

In March 2010, the United States Congress enacted health care reform legislation intended over time to expand health insurance coverage and impose health industry cost containment measures.  This legislation may impact the sales of our medical devices and therapies.  In addition, the U.S. Congress, various state legislatures and European and Asian governments may consider various types of health care reform in order to control growing health care costs. We are presently uncertain as to the effects of the recently enacted legislation on our business and are unable to predict what legislative proposals will be adopted in the future, if any.

Risks Related to Share Ownership

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We have offered and sold our Common Stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We have not received a legal opinion to the effect that any of our prior offerings were exempt from registration under any federal or state law. Instead, we have relied upon the operative facts as the basis for such exemptions, including information provided by investors themselves.

If any prior offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which it has relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

Fountainhead Capital Management Limited (“Fountainhead”) effectively controls us through their position and stock ownership and their interests may differ from other stockholders

As of October 25, 2013, Fountainhead beneficially owned, in the aggregate, approximately 54% of our Common Stock. As a result, they are holders of a majority of the outstanding shares and they may be able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions, including business combinations. Their interests may differ from other stockholders.  In addition, Fountainhead holds $616,362 of the Company’s convertible debt, which together with accrued interest is convertible into an additional 338,456 shares of Company Common Stock, and Fountainhead and related parties hold non-convertible debt amounting to $1,856,644.  Two of the Company’s members of management and the board of directors (David Cantor and Peter C. Zachariou) serve as investment managers of Fountainhead and one of the Company’s members of management and board of directors (Adrian Liddell) serves as an advisor to Fountainhead.

Our share price could be volatile and our trading volume may fluctuate substantially.

The price of our common shares has been and may in the future continue to be extremely volatile, with the sale price fluctuating from a low of $1.12 to a high of $5.10 since October 25, 2011. Many factors could have a significant impact on the future price of our common shares, including:

•	our inability to raise additional capital to fund our operations, whether through the issuance of equity securities or debt;
•	our failure to successfully implement our business objectives and strategic growth plans;
•	compliance with ongoing regulatory requirements;
•	market acceptance of our products;
•	changes in government regulations;
•	general economic conditions and other external factors;
•	actual or anticipated fluctuations in our quarterly financial and operating results; and
•	the degree of trading liquidity in our common shares.

The availability of a large number of authorized but unissued shares of Common Stock may, upon their issuance, lead to dilution of existing stockholders.

We are authorized to issue 1,500,000,000 shares of Common Stock, $0.0001 par value per share, of which, as of October 25, 2013 (and following the one for 150 reverse split in January 2013), 6,561,754 shares of Common Stock were issued and outstanding. These shares may be issued by our board of directors without further stockholder approval. The issuance of large numbers of shares, possibly at below market prices, is likely to result in substantial dilution to the interests of other stockholders. In addition, issuances of large numbers of shares may adversely affect the market price of our Common Stock.

Further, our Certificate of Incorporation authorizes 10,000,000 shares of preferred stock, $0.0001 par value per share of which as of October 19, 2013 17.3 shares of preferred stock were issued and outstanding. The board of directors is authorized to provide for the issuance of these unissued shares of preferred stock in one or more series, and to fix the number of shares and to determine the rights, preferences and privileges thereof. Accordingly, the board of directors may issue preferred stock which convert into large numbers of shares of Common Stock and consequently lead to further dilution of other shareholders.

There is also a large number of warrants and options outstanding which, if fully exercised, would increase the number of outstanding shares by approximately 1.4 million. In addition, if fully converted, the Company’s outstanding convertible debentures would increase the number of outstanding shares by approximately 432,038.

The holders of the Preferred C shares hold certain rights which could result in the issuance of additional shares further diluting existing stockholders.

The 17.3 currently outstanding Preferred C shares are convertible into 256,300 shares of the Company’s Common Stock. Under the terms of the Preferred C shares, so long as the Preferred C shares remain outstanding, if the Company enters into any equity or equity linked financing (“Subsequent Financing”) on terms more favorable than the terms governing the issue of the Preferred C shares, then the holders in their sole discretion may exchange their Preferred C shares, valued at their stated value, for the securities issued or to be issued in the Subsequent Financing. Such an exchange would result in additional dilution for existing shareholders.

We have never paid cash dividends and do not anticipate to do so in the foreseeable future.

We have never declared or paid cash dividends on our common shares. We currently plan to retain any earnings to finance the growth of our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations and capital requirements, as well as other factors deemed relevant by our board of directors.

Our Common Stock is subject to the "Penny Stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	That a broker or dealer approve a person's account for transactions in penny stocks; and

•	The broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	Obtain financial information and investment experience objectives of the person; and

•

Make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	Sets forth the basis on which the broker or dealer made the suitability determination; and

•	That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our Common Stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Financial Industry Regulatory Authority, Inc. (“FINRA”) sales practice requirements may limit a shareholder’s ability to buy and sell our Common Stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Our stock is thinly traded, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell a significant number of your shares.

The shares of our Common Stock are thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our Common Stock at or near bid prices at any given time may be relatively small or non-existent.  As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our Common Stock will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near bid prices or at all if you need money or otherwise desire to liquidate your shares.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of Common Stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to amended Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement. Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), current public information and notice requirements. Any substantial sales of our Common Stock pursuant to Rule 144 may have a material adverse effect on the market price of our Common Stock.

We could issue additional Common Stock, which might dilute the book value of our Common Stock.

Our Board of Directors has authority, without action or vote of our shareholders, to issue all or a part of our authorized but unissued shares. Such stock issuances could be made at a price that reflects a discount or a premium from the then-current trading price of our Common Stock. In addition, in order to raise capital, we may need to issue securities that are convertible into or exchangeable for our Common Stock. These issuances would dilute the percentage ownership interest, which would have the effect of reducing your influence on matters on which our shareholders vote, and might dilute the book value of our Common Stock. You may incur additional dilution if holders of stock warrants or options, whether currently outstanding or subsequently granted, exercise their options, or if warrant holders exercise their warrants to purchase shares of our Common Stock.

Our Common Stock could be further diluted as the result of the issuance of convertible securities, warrants or options.

In the past, we have issued convertible securities (such as convertible debentures and notes), warrants and options in order to raise money or as compensation for services and incentive compensation for our employees and directors. As of October 18, 2013, the Company has outstanding (a) $916,362 of convertible debt outstanding, which if fully converted together with accrued interest would result in the issuance of an additional 432,038 shares of Company Common Stock and (b) warrants and options to purchase 1,413,491 shares of Company Common Stock.  We have shares of Common Stock reserved for issuance upon the exercise of certain of these securities and may increase the shares reserved for these purposes in the future. Our issuance of these convertible securities, options and warrants could affect the rights of our stockholders, could reduce the market price of our Common Stock or could result in adjustments to exercise prices of outstanding warrants (resulting in these securities becoming exercisable for, as the case may be, a greater number of shares of our Common Stock), or could obligate us to issue additional shares of Common Stock to certain of our stockholders.  All of these actions could serve to dilute the interests of the holders of our Common Stock

If we fail to maintain effective internal controls over financial reporting, the price of our Common Stock may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that could require correction or remediation, the disclosure of which may have an adverse impact on the price of our Common Stock.  We are required to establish and maintain appropriate internal controls over financial reporting.  Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, prospects, financial condition or results of operations.  In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors.  Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting or disclosure of management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our Common Stock.

We are required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act of 2002 and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require an annual assessment of internal controls over financial reporting, and for certain issuers an attestation of this assessment by the issuer’s independent registered public accounting firm.  The standards that must be met for management to assess the internal controls over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards.  We expect to incur expenses and to devote resources to Section 404 compliance on an ongoing basis.  It is difficult for us to predict how long it will take or costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis.  In addition, although attestation requirements by our independent registered public accounting firm are not presently applicable to us we could become subject to these requirements in the future and we may encounter problems or delays in completing the implementation of any resulting changes to internal controls over financial reporting.  In the event that our President or Chief Financial Officer determine that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our shares will be affected; however, we believe that there is a risk that investor confidence and share value may be negatively affected.

USE OF PROCEEDS

This prospectus relates to the resale of our common stock that may be offered and sold from time to time by the selling stockholders.  We will not receive any proceeds from the sale of shares of common stock in this offering.

DETERMINATION OF OFFERING PRICE

All shares of our common stock being offered will be sold by the selling stockholders without our involvement.  It is our expectation that the selling shareholders will sell their shares at the market prices prevailing from time-to-time.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued or will be issued to our shareholders upon exercise of certain Warrants issued by the Company. Accordingly, there will be no dilution to our existing shareholders from these sales, other than from the exercise of the Warrants.

SELLING STOCKHOLDERS

The following table sets forth the number of shares of Company common stock issuable on the exercise of warrants beneficially owned, as of the date of this prospectus, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares which are issuable on the exercise of warrants beneficially owned by each selling stockholder which is being offered by this prospectus and the number of shares which are issuable on the exercise of warrants beneficially owned which each selling stockholder would own beneficially if all such offered shares are sold.  None of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer.  Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities.  Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

Name(1)	Shares of common stock owned prior to the offering	Shares of common stock to be sold(2)	Shares of common stock owned after the offering	Percentage of common stock owned after this offering
MKM Opportunity Master Fund, Limited	37,038	37,038	0	0.00%
Andrew Mitchell	3,704	3,704	0	0.00%
Matthew Balk	18,003	18,003	0	0.00%
Daniel Schneiderman	4,869	4,869	0	0.00%
Richard L. Hoffman	3,334	3,334	0	0.00%
Robert I and Sandra S Neborsky Living Trust	14,815	14,815	0	0.00%
Skriloff Family Irrevocable Trust for benefit of Samuel Skriloff	741	741	0	0.00%
Skriloff Family Irrevocable Trust for benefit of Olivia Skriloff	741	741	0	0.00%
Jason Adelman	5,144	5,144	0	0.00%
Robert and Amy Bernstein	3,704	3,704	0	0.00%
Dick F. Chase, Jr.	14,815	14,815	0	0.00%
Boris and Alexandra Smirnov	14,815	14,815	0	0.00%

Nadegda Kassatkina	14,815	14,815	0	0.00%
Irina Pavlova	7,408	7,408	0	0.00%
Jeffrey J and Jennifer S. Clayton	7,408	7,408	0	0.00%
Greenbridge Capital Partners IV, L.L.C	11,112	11,112	0	0.00%
Core Capital IV Trust	11,112	11,112	0	0.00%
Rolant Investments Limited	44,445	44,445	0	0.00%
One East Partners Opportunity L.P.	20,000	20,000	0	0.00%
One East Partners Master L.P.	39,260	39,260	0	0.00%
Narang Family Partnership, L.P.	3,704	3,704	0	0.00%
Hugh Scott Campbell	1,482	1,482	0	0.00%
Fraser Campbell	1,482	1,482	0	0.00%
Sean Campbell	3,704	3,704	0	0.00%
Dr. Wayne Fleischacker	29,630	29,630	0	0.00%
Dr. Glenn Fleischacker	14,816	14,816	0	0.00%
Jane Ellis	14,815	14,815	0	0.00%
Duane Renfro	14,816	14,816	0	0.00%
Guri Dauti	7,408	7,408	0	0.00%
Matteo Joseph Rosselli	7,408	7,408	0	0.00%
Sarah Benveniste	7,408	7,408	0	0.00%
Steven Reichbach	7,408	7,408	0	0.00%
Myles Wittenstein	14,816	14,816	0	0.00%
Neil Weiss	22,223	22,223	0	0.00%
Randolf Kahn	7,408	7,408	0	0.00%
Marc S Cohen	44,445	44,445	0	0.00%
Millennium Capital Corporation	15,334	15,334	0	0.00%
Ilex Investments, L.P.	29,630	29,630	0	0.00%
Carol Tambor	7,408	7,408	0	0.00%
Stephen Nicholas Bunzl	7,408	7,408	0	0.00%
Jack Lens	7,408	7,408	0	0.00%
Robert Crames	7,408	7,408	0	0.00%
Sal & Kathryn DeMarco	3,704	3,704	0	0.00%
Maurice Reissman	14,815	14,815	0	0.00%
Dashka Solanky	2,963	2,963	0	0.00%

JSL Kids Partners	19,260	19,260	0	0.00%
Thomas Varga TTEE The Prag Children’s Trust FBO Andrew J. Prag	4,075	4,075	0	0.00%
Thomas Varga TTEE The Prag Children’s Trust FBO Robert B. Prag	4,075	4,075	0	0.00%
Robert S. Prag	11,853	11,853	0	0.00%

Total	615,597	615,597	0	0.00%

(1)

All shares are owned of record and beneficially unless otherwise indicated. Beneficial ownership information for the selling stockholders is provided as of October 25, 2013, based upon information provided by the selling stockholders or otherwise known to us.

(2)	Assumes the sale of all shares of common stock registered pursuant to this prospectus. The selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the selling stockholders. The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. To the extent any of the selling stockholders gift, pledge or otherwise transfer the shares offered hereby, such transferees may offer and sell the shares from time to time under this prospectus, provided that this prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act to include the name of such transferee in the list of selling stockholders under this prospectus. The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders might be, and any broker-dealers that act in connection with the sale of securities will be, deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals will be deemed to be underwriting discounts or commissions under the Securities Act.  Each selling stockholder has represented and warranted to the company that it does not have any agreement or understanding, directly or indirectly with any person to distribute shares.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Regulation M’s prohibition on purchases may include purchases to cover short positions by the selling stockholders, and a selling stockholder’s failure to cover a short position at a lender’s request and subsequent purchases by the lender in the open market of shares to cover such short positions, may be deemed to constitute an inducement to buy shares, which is prohibited by Regulation M.

We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have advised the selling stockholders that if a particular offer of shares is to be made on terms constituting a material change from the information described under a final prospectus, then, to the extent required, a supplement to the final prospectus must be distributed setting forth the terms and related information as required.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We agreed to keep this prospectus effective until the earlier of (i) the date that is two years following the date that the registration statement, of which this prospectus forms a part, is declared effective by the SEC; or (ii) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 1,500,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, the rights and preferences of which may be established from time to time by our board.  As of October 25, 2013, there were 6,564,173 shares of common stock and 17.3 shares of preferred stock issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors, and do not have cumulative voting rights.  Subject to the rights of holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to any dividends that may be declared by our board.  Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding.  Holders of our common stock have no preemptive rights to purchase shares of our stock.  The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock.  All outstanding shares of our common stock are, and the shares of common stock to be issued in the offering will be, upon payment therefor, fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Preferred Stock

Our board may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders. One of the effects of undesignated preferred stock may be to enable our board to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

•	Restricting dividends on the common stock;
•	diluting the voting power of the common stock;
•	impairing the liquidation rights of the common stock; or
•	delaying or preventing a change in control without further action by the stockholders.

Series C Convertible Preferred Stock

At this time, the only issued and outstanding preferred stock is 17.3 shares of Series C Convertible Preferred Stock. Each share of Series C Preferred Convertible Stock is convertible (at the Holder’s option or mandatorily upon the occurrence of certain events) into 14,815 shares of the Company’s Common Stock (at $3.75 per share).

On June 7, 2011, the Company completed the sale of 31.4 Units comprising Series C Convertible Preferred Shares and Warrants (the “Units”) to accredited investors (the “Investors”) (the “Preferred Offering”) for aggregate proceeds of $1,570,000. The Units were issued pursuant to separate Series C Convertible Preferred Stock Purchase Agreements (the “Agreements”) between the Company and each of the Investors.  This sale was an initial closing (the “Initial Closing”) under the Agreements which allowed for maximum proceeds of $3,000,000.  Each Unit was priced at $50,000 and comprised one share of Series C Preferred Convertible Stock convertible (at the Holder’s option or mandatorily upon the occurrence of certain events) into 14,815 shares of the Company’s Common Stock ($3.75 per share) and a Warrant to purchase 7,408 shares of the Company’s Common Stock at $4.50 per share (subject to adjustments) for a period of three years (the “Warrant” or “Warrants”).  A total of 31.4 shares of Series C Convertible Preferred Stock convertible into 465,186 shares of the Company’s Common Stock and Warrants to purchase 232,593 shares of the Company’s Common Stock were issued.  On June 28, 2011, the Company completed a second closing of the Preferred Offering (the “Second Closing”) with the sale of an additional 15.4 Units to Investors for aggregate proceeds of $770,000. An additional 15.4 shares of Series C Convertible Preferred Stock convertible into 228,149 shares of the common stock and Warrants to purchase 114,074 shares of the Company’s common stock were issued in connection with the Second Closing.  The Company entered into a Registration Rights Agreement with the Investors with respect to the Warrants. On August 4, 2011, the Company completed a final closing of the Preferred Offering (the “Final Closing”) with the sale of an additional 13.2 Units to Investors for aggregate proceeds of $660,000. An additional 13.2 shares of Series C Convertible Preferred Stock convertible into 195,556 shares of the Company’s Common Stock and Warrants to purchase 97,778 shares of the Company’s Common Stock were issued in connection with the Final Closing.  An aggregate of 60 Units were sold to Investors in the First Closing, Second Closing and Final Closing of the Preferred Offering for total proceeds of $3,000,000.   A total of 60 shares of Series C Convertible Preferred Stock were issued, convertible into an aggregate of 888,891 shares of Common Stock, and Warrants to purchase 444,444 shares of the Company’s Common Stock. The Company entered into a Registration Rights Agreement with the Investors with respect to the Warrants, and the Common Stock in respect of these Warrants are being registered hereunder. In December 2011, by mutual consent for technical reasons, the sale of 1 unit of Series C Convertible Preferred Stock convertible into 14,815 shares of the Company’s Common Stock was rescinded; the Company returned the $50,000 invested and the investor returned the preferred share and the warrants to purchase 7,408 shares of the Company’s Common Stock.

Burnham Hill Partners LLC (“BHP”) served as placement agent in connection with the sale of 24.8 Units in the Preferred Offering. Pursuant to a placement agent agreement with BHP, the Company paid BHP a cash placement fee equal to seven percent (7%) of the gross proceeds received by the Company from Units placed by BHP.  Also pursuant to the placement agent agreement, the Company issued BHP Warrants (the “Placement Agent Warrants”) to purchase a number of shares equal to seven percent (7%) of the number of shares of common stock issuable upon conversion of the 24.8 Units placed by

BHP (25,719 shares) in the Preferred Offering. In connection with the investor rescinding in December 2011 referred to above, the number of warrants was reduced to 24,682. The Placement Agent Warrants are exercisable for three years from the date of issuance at an exercise price of $3.375 per share, and the shares of Common Stock in respect of these Warrants are being registered hereunder.

On August 26, 2011, the Company completed a new sale of 3.8 Units comprising Series C Convertible Preferred Shares and Warrants (the “Units”) to an accredited investor (the “Investor”) (the “New Preferred Offering”) for aggregate proceeds of $190,000. Each Unit was priced at $50,000 and comprised one share of Series C Preferred Convertible Stock convertible (at the Holder’s option or mandatorily upon the occurrence of certain events) into 14,815 shares of the Company’s Common Stock ($3.375 per share) and a Warrant to purchase 7,408 shares of the Company’s Common Stock at $4.50 per share (subject to adjustments) for a period of three years (the “Warrant” or “Warrants”). The Company entered into a Registration Rights Agreement with the Investor with respect to the Warrants, and the Common Stock in respect of these Warrants are being registered hereunder.

During the period January 1, 2012 through October 25, 2013, the Company issued a total of 674,088 shares of Common Stock in respect of conversion of 44.1 shares of Series C Preferred Stock.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Beginning on March 30, 2009, our Common Stock was quoted on the OTC Bulletin Board under the symbol “VYCO”.  The following table shows the high and low prices of our common shares on the OTC Bulletin Board for each quarter since January 1, 2011. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions:

Period	High	Low
January 1, 2011-March 31, 2011	$4.50	$2.25
April 1, 2011-June 30, 2011	$6.75	$3.00
July 1, 2011-September 30, 2011	$7.50	$3.75
October 1, 2011-December 31, 2011	$6.00	$2.25
January 1, 2012-March 31, 2012	$3.00	$2.10
April 1, 2012-June 30, 2012	$3.30	$1.50
July 1, 2012-September 30, 2012	$3.30	$1.65
October 1, 2012-December 31, 2012	$2.67	$1.12
January 1, 2013-March 31, 2013	$2.10	$1.14
April 1, 2013-June 30, 2013	$3.00	$1.87
July 1, 2013-September 30, 2013	$2.50	$1.80

The market price of our common stock, like that of other technology companies, is highly volatile and is subject to fluctuations in response to variations in operating results, announcements of technological innovations or new products, or other events or factors. Our stock price may also be affected by broader market trends unrelated to our performance.

Holders

As of October 25, 2013, there were approximately 100 record holders of our common stock and there were 6,561,754 shares of our common stock issued and outstanding. Please see SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT for information related to the holdings of certain beneficial owners and management of the Company.

Transfer Agent and Registrar

Our transfer agent is Corporate Stock Transfer, Inc., 3200 Cherry Creek Dr. South, Suite 430, Denver, CO 80209, tel. (303) 282-4800.

Dividend Policy

We have never paid any cash dividends on our Common Stock and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements of our business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

The Securities Enforcement and Penny Stock Reform Act of 1990

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:

•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•

contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities Act of 1934, as amended;

•	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;

•	contains a toll-free telephone number for inquiries on disciplinary actions;

•	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•	contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation;

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

•	the bid and offer quotations for the penny stock;

•	the compensation of the broker-dealer and its salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

Equity Compensation Plan Information

Stock Option Plan

The Company adopted the Vycor Medical, Inc Employee, Director, and Consultant Stock Plan (the “Plan”) as of February 13, 2008. The Plan provides for both incentive stock options and nonqualified stock options to be granted to employees, officers, consultants, independent contractors, directors and affiliates of the Company.   The board of directors establishes the terms and conditions of all stock option grants, subject to the Plan and applicable provisions of the Internal Revenue Code.  Incentive stock options must be granted at an exercise price not less than the fair market value of the common stock on the grant date.  The options granted to participants owning more than 10% of the Company’s outstanding voting stock must be granted at an exercise price not less than 110% of the fair market value of the common stock on the grant date.  The options expire on the date determined by the board of directors, but may not extend mare than 10 years from the grant date, while incentive stock options granted to participants owning more than 10% of the Company’s outstanding voting stock expire five years from the grant date. The vesting period for employees is generally over three years.  The vesting Period for non-employees is determined based on the services being provided. The maximum number of shares of stock which may be delivered under the plan shall automatically increase by a number sufficient to cause the number of shares covered by the plan to equal 10% of the total number of shares of stock then outstanding on a fully diluted basis.

Under ASC Topic 718, the Company estimates the fair value of option awards on the date of grant using an option pricing model. The grant date fair value is recognized over the option vesting period, the period during which an employee is required to provide service in exchange for the award. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Under these standards, compensation cost for employee cost for employee stock-based awards is based on the estimated grant-date fair value and recognized over the vesting period of the applicable award on a straight-line basis.  As of June 30, 2013, there were options to purchase 5,557 outstanding at an average exercise price of $20.25 per share.

Stock appreciation rights may be granted either on a stand-alone basis or in conjunction with all or part of any other stock options granted under the plan.  As of October 25, 2013 there were no awards of any stock appreciation rights.

Reports

We are subject to certain reporting requirements and will furnish annual financial reports to our stockholders, certified by our independent accountants, and will furnish unaudited quarterly financial reports in our quarterly reports filed electronically with the SEC. All reports and information filed by us can be found at the SEC website, www.sec.gov.

INTEREST OF NAMED EXPERT AND COUNSEL

The Law Offices of Robert L. B. Diener, 56 Laenani Street, Haiku, HI 96708 was retained for the purpose of preparing this registration statement, rendering the legal opinion, attached as an exhibit hereto, on the validity of the common stock to be issued pursuant to this Registration Statement and for an opinion letter to the auditor which was required to complete the audit enclosed herein. As payment for said service, the Law Office of Robert L. B. Diener was paid a total of $7,000.00. The Law Offices of Robert L. B. Diener is not receiving any contingent interest, fee or shares in the Company.

The Law Office of Robert L. B. Diener may be retained for additional legal services in the future at fees to be agreed upon.

The financial statements of Vycor Medical, Inc. as provided herein, have been audited by an independent public accountant firm approved by the Public Company Accounting Oversight Board. The audit firm that has provided the audited financials is Paritz & Co., P.A., 15 Warren St., Hackensack NJ 07601.  Paritz & Co., P.A. is not receiving any contingent interest, fee or shares in the Company.

INFORMATION WITH RESPECT TO THE REGISTRANT

Our Business

1. Organizational History

The Company was formed as a limited liability company under the laws of the State of New York on June 17, 2005 as “Vycor Medical LLC”. On August 14, 2007, we converted into a Delaware corporation and changed our name to “Vycor Medical, Inc.”. The Company’s listing went effective on February 2009 and on November 29, 2010, Vycor completed an acquisition of substantially all of the assets of NovaVision, Inc. (“NovaVision”), a company that had been in the business of researching, developing and providing medical technologies to restore the vision of patients with neurological visual loss predominantly resulting from Stroke or Traumatic Brain Injury. On January 4, 2012 Vycor, through its wholly - owned subsidiary NovaVision, completed the acquisition of all the shares of Sight Science Limited (“Sight Science”), a previous competitor to NovaVision, which provides an interactive computer-based therapy called Neuro-Eye Therapy (“NeET”).

2. Overview of Business

Vycor operates two distinct business units within the medical industry: Vycor Medical (which operates as a division of the Company) and NovaVision (a wholy owned subsidiary). Vycor Medical is a medical device company that designs, develops and markets medical devices to hospitals and neurosurgeons for use in neurosurgery. NovaVision (which incorporates Sight Science) develops non-invasive, computer-based visual neuro-stimulation therapy for patients suffering from permanent visual field deficits resulting from neurological trauma such as Stroke and Traumatic Brain Injury, as well as screening and diagnostic products. In addition to our existing products and products in development, we actively seek acquisition, joint ventures and in-licensing opportunities in the medical device and therapy fields which we believe are complementary, can benefit from our existing infrastructure and will add shareholder value.

Vycor Medical’s first commercially marketed product, the ViewSite Brain Access System (VBAS), is a next generation retraction and access system. VBAS is used by neurosurgeons to access a surgical site in the brain, by retracting the delicate brain tissue and providing a clear, hollow working channel to provide the surgeon access to the precise target location. We believe VBAS offers several advantages over other brain retractor systems, commonly known as ribbon or blade retractors that are metallic, including having the potential to significantly reduce brain tissue trauma that arises from excessive pressure at the edges of the blade. The unique design of VBAS can minimize the size of the brain entry access necessary for surgical procedures, and is believed to significantly reduce the pressure and hence trauma on the surrounding brain tissue.

The market for VBAS is limited to craniotomy procedures and our target audience is both neurosurgeons and hospitals with neurosurgery departments. The surgeon is most interested in ease and simplicity of use, reduction in surgery times, less trauma to the patient and better overall outcomes; the surgeon is also interested in devices which can enable surgeries which would otherwise be difficult or possibly even inoperable. The Company believes there are approximately 3,500 neurosurgeons in the US, providing a well defined target audience. The hospital is most interested in reduction in surgery times, better outcomes, reduction in in-patient recovery times and the overall cost/benefit of the product. We believe VBAS targets the interests of both the surgeon and the hospital. Our strategy to increase adoption by both these groups, in the US and internationally, is centered around: increasing our access to the universe of surgeons and the larger hospitals; providing more clinical and scientific data supporting VBAS’ clinical superiority and superior cost/benefit profile; and developing new products that either assist in the adoption and sales of the existing VBAS range or address new market segments not currently addressed by VBAS.

NovaVision’s therapies (VRT and, through its Sight Science subsidiary, NeET), are aimed at those suffering from a permanent visual field deficit caused by neurological trauma such as that resulting from stroke and traumatic brain injury. VRT and NeET are restitution therapies that are designed to partially restore lost vision. Alternatives to these therapies merely allow the patient to adapt to the condition either through substitution techniques (optical aids such as prisms) or compensatory techniques that teach the patients to compensate for their visual deficits (such as eye movement training). The market for our therapies, and our target audience, comprises those who have suffered such visual field deficit, their families and physicians of all types who provide care for or advice to such patients. This is a very large a fragmented market and our strategy is centered around: continuing to increase awareness amongst our target groups by a variety of direct and indirect channels; introducing a new compensatory eye movement therapy in the form of NeuroEyeCoach which will also benefit these patients and complements VRT; and developing a much lower-cost and business-efficient web based delivery model for VRT such that we can lower significantly the price of VRT to patients and thereby we believe, remove pricing as a barrier in the minds of patients, their families and their physicians, as well as making the delivery of the therapy truly scalable.

Vycor Medical

Introduction

Vycor Medical is a medical device company that designs, develops and markets medical devices for use in neurosurgery. Vycor Medical is ISO 13485:2003 compliant, has U.S. FDA 510(k) clearance and CE Marking for Europe (Class III) for brain and spine surgeries, as well as applicable full or partial regulatory approvals in Australia, Canada, China, Japan, Korea and Russia for sale of its brain access system. Vycor Medical’s first product, the ViewSite Brain Access System (VBAS), is a next generation retraction and access system that was fully commercialized in early 2010. The VBAS device is the first significant technological change to brain tissue retraction. The incumbent blade retractor technology has not changed materially in over 50 years in stark contrast to significant development in most other neuro-surgical technologies.

Vycor Medical has a current product pipeline aimed at enhancing the ease of use and increasing the compatibility of its current VBAS range, and separately also expanding the applicable procedures it addresses by expanding its VBAS range. A second potential product range focused on spinal procedures is the Cervical Access System (VCAS), which requires further prototyping and market testing prior to reaching a decision to commercialize. This product is designed to assist surgeons in cervical surgeries, allowing the surgeon to gain access to the anterior cervical surgery site; the VCAS is covered by Vycor’s 510(k) clearance.

Vycor Medical’s Products

Viewsite Brain Access System (VBAS)

To access a surgical site in the brain, a surgeon usually needs to remove part of the skull (craniotomy) and then make an entry incision in the outer protective brain tissue (corticotomy); the soft brain tissue is then parted (retracted) to access the target site. The current standard of care utilizes a metal blade retractor to pull the tissue apart; to maintain the opening the blades are attached to a head frame and parting tension is applied to the tissue. In a typical procedure somewhere between 2 and 5 blades are used.

Many clinical studies have shown that retractors can cause excessive pressure on brain tissues, resulting in damage and a prolonged patient recovery. The incidence of contusions (tissue injuries) or infarctions (blockage of blood supply) from brain retraction is as great as 5-10% in cranial surgeries.

Vycor’s VBAS is a significant improvement over current technologies for accessing regions within the brain. A disposable product that can be used with neuro-navigation systems (IGS), the VBAS includes an introducer and working channel. Available in multiple sizes, the current series consists of 12 disposable products, offered in four different port diameters of 12mm, 17mm, 21mm, and 28 mm and a choice of three lengths: 3cm, 5cm, and 7cm.

The Market For Vycor Medical’s VBAS Product

The market for Vycor Medical’s VBAS product range is limited to craniotomy procedures. Based on statistics from the American Association of Neurological Surgeons (AANS), management estimates 700,000 such procedures were performed in the US in 2012. Of this, management believe approximately 200,000 (28 percent) are addressable by the VBAS range currently, with another 125,000 (total of 325,000 or 46 percent) addressable by an expanded future range. Management estimates, for the global market, there exists a current addressable market of approximately 1,000,000 procedures with another 600,000 addressable by an expanded VBAS range.

Sales and Marketing

Domestic Sales Strategy

The VBAS sales strategy is focused on driving sales through leading neurosurgeons. In this regard, Vycor Medical has adopted a dual strategy of targeting both the neurosurgeons specializing in brain and the larger neurosurgical hospitals.

The surgeon is most interested in ease and simplicity of use, reduction in surgery times, less trauma to the patient and better overall outcomes; the surgeon is also interested in devices which can enable surgeries which would otherwise be difficult or possibly even inoperable. The Company believes there are approximately 3,500 neurosurgeons in the US, providing a well defined target audience. The hospital is most interested in reduction in surgery times, better outcomes, reduction in in-patient recovery times and the overall cost/benefit of the product. We believe VBAS targets the interests of both the surgeon and the hospital.

Vycor Medical sells to stocking regional distributors and direct to hospitals through independent representatives, all of whom have existing relationships with neurosurgeons and help drive sales at the target hospitals without the need for a large and costly dedicated Vycor regional sales team.

International Sales

Vycor Medical’s strategy is to target those countries or regions internationally where it has patent protection and either has or can obtain regulatory approval. Vycor Medical utilizes select medical device distributors with experience in neurosurgical devices in their countries or regions. In Europe, the Company currently only has a limited number of distributors and is only now turning its focus to this geographic region. Vycor also has full or partial regulatory approvals in Australia, Canada, China, Japan, Korea and Russia with distribution agreements in place or being sought.

Vycor Medical plans on focusing on the international markets and is actively pursuing new distribution agreements.

VBAS Market and the Hospital Adoption Process

The market for VBAS in the US is relatively concentrated. Teaching hospitals not only carry out more relevant procedures but also provide a natural way to drive adoption through the conversion of new surgeons. We focus our efforts initially on surgeons as the principle proponent within the hospital. Vycor has found that the learning curve is only 1-2 cases for surgeons, who like the simplicity of design and ease of use after trialing the product. However, Hospital Administration is required to approve the purchase of a new product and sometimes even a trial or evaluation of the product in the hospital by the neurosurgeon and this is one of the key barriers to the speed of adoption as this process can take several month.

Experience has been that the approval process can take up to six months for each hospital, and in some cases may even be longer.

Peer Review and Other Clinical Studies

The publication of clinical papers in neurosurgery journals by surgeon-users of VBAS regarding their experiences with the products (including peer review papers), and the publication of other clinical data, is important for the Company as it continues to evidence the clinical superiority of VBAS to the broader neurosurgical community. During the last 3 years the following papers were published:

•

“Usage of a Minimally Invasive Tubular Retraction System for Deep-Seated Tumors in Pediatric Patients” in Journal of Neurosurgery in May 2011: Pediatrics. Co-authors Pablo Recinos, M.D., of the Cleveland Clinic and George Jallo, M.D., of Johns Hopkins University conclude that while access to deep-seated, intra-axial tumors is challenging, the ViewSite™ tubular retractor and frameless neuro navigation facilitated the surgical approach and the combination of these technologies adds to the surgeon’s armamentarium to safely approach tumors in deep locations.

•

“Vycor Viewsite TC: Endoscope-guided Intraparenchimal Brain Tumor Resection,” by Daniel Prevedello, M.D., Director of the Minimally Invasive Cranial Surgery Program at the Ohio State University. Dr Prevedello reported on a case with a patient taking Avastin®, which delays surgical wound healing. He said the Viewsite TC was essential to the surgery; otherwise, no procedure could have been performed on the patient.

•

“Minimally Invasive Trans-Portal Resection of Deep Intracranial Lesions” in Minimally Invasive Neurosurgery, February 2011 a Johns Hopkins University paper by lead author A. Quinones Hinojosa. The authors reported a case series of 9 adult and pediatric patients with a variety of pathologies, including colloid cyst, DNET, papillary pineal tumor, anaplastic astrocytoma, toxoplasmosis and lymphoma. The locations of the lesions approached included: lateral ventricle, basal ganglia, pulvinar/posterior thalamus and insular cortex. Post-operative imaging was assessed to determine extent of resection and extent of white matter damage along the surgical trajectory. Satisfactory resection or biopsy was obtained in all patients. “VBAS lends itself well to minimally invasive microsurgical approaches and can be used in combination with modern navigational systems. The use of navigation permits not only the creation of a smaller craniotomy but also facilitates the creation of a trajectory that provides efficient and safe means for splitting white fiber tracts,” said the authors.

Manufacturing

Vycor Medical has executed agreements with Lacey Manufacturing Company of Bridgeport, Connecticut (“Lacey”) and C&J Industries, Meadville PA (“C&J”) to provide a full range of engineering, contract manufacturing and logistical support for our products.

Lacey and C&J are recognized leaders in the medical contract manufacturing sector, providing vertically integrated full services. They are U.S. Food and Drug Administration registered and meet ISO standards and certifications. Lacey and C&J each manufacture 6 of the VBAS 12 different sizes.

Competition

The VBAS device is both a brain access system and a retractor and is therefore unique with no direct competitors. Competitive manufacturers of brain retractors include Cardinal Health (V. Mueller line), Aesculap, Integra Life Science and Codman (Division of Johnson & Johnson). Nico Corporation has a brain access device specifically designed to work with its Myriad resection and suction product.

Cervical Access System competitors are more numerous and include Medtronic, Asculap/B. Braun, Cardinal and Nuvasive, Cloward Instruments, as well as the standard “blade retractors” distributed by the aforementioned companies. In addition companies such as Endius and EBI have announced cervical retractor systems.

Intellectual Property

Patents

Vycor Medical maintains a portfolio of patent protection on its methods and apparatus for its Brain and Spine products and technology in the form of issued patents and applications, both domestically and internationally, with a total of 6 granted and 10 pending patents.

Vycor Medical’s 6 granted patents are in the China (Brain), Hong Kong (Brain), Russia (Brain) US (Brain), Japan and US (Spine).

Vycor Medical’s 10 pending patents are in: Canada (Brain, Spine), Europe (Brain, Spine), India (Brain, Spine), Japan (Brain), Hong Kong (Spine), US (Brain Apparatus and Extension Arm).

Trademarks

VYCOR MEDICAL is a registered trademark.

Vycor Growth Strategy

Vycor Medical’s growth strategy is centered around:

1. Increased U.S. market penetration through broader hospital coverage and targeted direct physician marketing;

Vycor Medical’s growth strategy in the US comprises both an increased focus on the surgeons and hospitals carrying out cranial procedures. According to the American Association of Neurological Surgeons (AANS) there are approximately 3,500 neurosurgeons in the US. Vycor Medical’s sales and marketing strategy is to penetrate this relatively small universe by trade shows, significantly increased direct marketing with VBAS samples and existing clinical data, and through its existing distributors which it is continually evaluating and upgrading as well as adding additional distributors in regions where it has little to no presence. In marketing to these surgeons, Vycor Medical leads with those neurosurgical procedures where VBAS’ competitive advantages are most easily understood – deep seated tumors and other complicated deep procedures. Vycor Medical will also redirect and increase its distributor efforts onto the major regional or City hospitals where the majority of relevant procedures are performed.

2. Provision of more Clinical and Scientific Data supporting not only the products superiority over the blade retractor but also to demonstrate the products potential for cost savings.

Clinical and scientific data (in the form of peer reviewed articles, clinical studies and other reports and case studies) are critical in driving adoption further and faster by demonstrating VBAS' superiority as a minimally invasive access system, and thereby moving VBAS further up the hospital cost/benefit curve. An animal comparative study is currently underway. This study is intended to demonstrate greater ease of access, faster surgery time and reduced tissue damage. The second area Vycor Medical will address is MRI compatibility. Increasingly, intra operative MRI is increasingly being used in neurosurgery, further playing to VBAS' competitive edge over the traditional non MRI-compatible metal blade retractor. Vycor Medical intends to commission a brief technical study so that VBAS can be formally certified as MRI compatible, to be completed during the first half of 2014. Vycor Medical is also considering two additional studies or published articles, which are expected to be agreed and initiated during 2014.

3. International Market Growth

Vycor Medical’s strategy is to target those countries or regions internationally where it has patent protection and either has or can obtain regulatory approval. Vycor Medical utilizes select medical device distributors with experience in neurosurgical devices in their countries or regions. In Europe, the Company currently only has a limited number of distributors and is only now turning its focus to this geographic region. Vycor Medical also has full or partial required regulatory approvals in Australia, Canada, China, Japan, Korea and Russia with distribution agreements in place or being sought.

Vycor Medical plans on focusing on the international markets and is actively pursuing new distribution agreements.

4. New Product Development

New Product Development is targeted at both driving the use of its existing VBAS product range through ancillaries that will facilitate the product’s use and through new product extensions to broaden VBAS applicability to procedures currently not addressed by the existing product line. Management has estimated, based on AANS statistics by cranial procedure, that there are in the U.S. alone approximately 200,000 annual applicable procedures for its current VBAS device range and an additional 125,000 procedures that could be addressed through product extensions.

Vycor Medical has this year launched in the US a universal non-disposable extension arm to VBAS, as a result of surgeon feedback, which further increases the ease of use of its disposable VBAS product and, management believes, will augment VBAS adoption.

Vycor Medical has started development of a new VBAS device that will facilitate endoscopic work within the ventricles including the placement of catheters, with particular relevance for the pediatric neurosurgical market. Vycor Medical is working with a pediatric neurosurgeon on this development. Prototypes have been finalized and Vycor Medical anticipates the product being available in the first half of 2014.

A secondary potential product range is the VCAS, which facilitates anterior cervical procedures of the spine. The neuro spine market is larger than the cranial market, but VCAS requires further prototyping and market testing prior to any decision to pursue commercialization.

NovaVision, Inc.

Introduction

NovaVision develops and markets a non-invasive, computer-based light stimulation therapy called Vision Restoration Therapy (VRT) and through its subsidiary, Sight Science, Neuro-Eye Therapy (NeET). Both therapies are aimed at those suffering from a permanent visual field deficits, which are the result of neurological trauma such as that caused by Stroke and Traumatic Brain Injury. Before VRT, such patients were informed that their vision loss would likely be permanent and they were prescribed therapy or aids to merely compensate for their lost vision.

NovaVision operates in the US through our wholly-owned subsidiary, NovaVision, Inc., in Germany through our wholly-owned subsidiary, NovaVision GmbH and in the UK through our wholly-owned subsidiary, Sight Science Limited.

VRT is based on NovaVision’s platform technology which management believes induces neuroplasticity, the brain’s natural ability to compensate for damaged neural connections that cause vision loss.

The diagnostic algorithm in the VRT product first maps the visual field and defines the areas of defect in patients suffering vision loss. The therapeutic algorithm in the VRT product is then specifically designed for each patient based upon the results of the diagnostic program and it repetitively challenges the visual cortex with thousands of stimuli over the course of time. VRT is generally performed over a four to six month period, twice a day for approximately an hour total, six days a week. The Company maintains very broad IP protection. NovaVision has collected significant amounts of data from clinical studies and peer reviewed papers that support the Company’s claims about the benefits of its VRT platform technology for vision restoration and other indications. NovaVision has received 510(k) clearance and CE Marking for VRT and NeET also has CE Marking (both Class I). NovaVision’s VRT is the only medical device aimed at the restoration of vision for neurologically induced vision loss which has FDA 510 (K) clearance to be marketed in the U.S

NovaVision’s new product pipeline is centered on a new saccadic training program called NeuroEyeCoach. This is also a computer based program providing eye-movement training to those who have suffered a visual field loss as a result of neurological damage and will be complementary to its existing VRT and NeET therapies.

The Market For NovaVision’s Therapies

The market for NovaVision’s therapies comprises those suffering from vision loss resulting from neurological trauma such as Stroke and Traumatic Brain Injury (TBI). The U.S. Centers for Disease Control (CDC) estimates there are 8 million Americans who have previously had a stroke incident, with 740,000 additional cases occurring annually. Additionally, approximately 5.3 million Americans live with long term deficits resulting from a TBI. Based on published reports of industry specialists, A. Pambakian and C. Kennard, it is estimated that approximately 16% of these patients experience a permanent visual field deficit, reducing mobility and other activities of daily living. NovaVision’s target market is this subset of patients who have suffered a permanent visual field deficit. Management estimates that NovaVision’s addressable target market is approximately 1.5 million people in the US, approximately 1.4 million people in Europe and approximately 6.4 million people throughout the rest of the world. The market potential will be further increase by the introduction of NeuroEyeCoach which will add an additional 3.6m people in the US and Europe and 8m in the rest of the world.

Competition

NovaVision provides restitution therapies for those suffering neurologically - induced vision loss, other therapies being substitution (optical aids such as prisms, which NovaVision does not really consider as competition) and compensation (eye movement training). Within compensation, competitors include RevitalVision, PositScience, Rehacom and NVT Systems. In restitution, competition has been reduced through NovaVision’s acquisition of Sight Science and really only leaves two small companies, Teltra and Visiontrainer in Germany. NovaVision believes that saccadic training (eye movement training) is complementary to its VRT and is in the advanced stage of developing its own saccadic therapy which will be called NeuroEyeCoach. This product will be sold as a standalone therapy or in the future as part of a NovaVision therapy regime with its VRT therapy.

Platform Technology

Although the exact mechanism by which VRT works has not been conclusively proven, management believes the light stimulation induces neuroplasticity, the brain’s natural ability to compensate for damaged neural connections that cause vision loss. Neuroplasticity has been discussed over the last 20 years or so and, as far back as 1990, Charles D. Gilbert and Torsten N Wiesel talked about the cortex not having a fixed functional architecture. The platform technology is comprised of proprietary algorithms that generate patient-specific therapies enabling NovaVision’s products to be used as both diagnostic and therapeutic tools. The platform technology generates light-based, or photic, stimulus programs. Patients are asked to focus on this fixation point, while at the same time a series of photic stimuli are delivered on the screen that are specific to the patient’s neurological requirements, and relayed directly to the brain using the eye as a conduit.

Management believes that it is these programmed light sequences that stimulate the border zone between the “seeing” and “blind” visual fields which induces neuroplasticity. While neuroplasticity for explaining VRT has never been conclusively demonstrated, a 2007 study by Randold S. Marshall, using MRI did demonstrate that VRT results in increased neural activity in the visual cortex. Irrespective of mechanism, patient studies and the Company’s ongoing experience point to significantly improved functional outcomes for patients who have done VRT treatment. This improvement manifests itself in greater confidence to move around and, according to data published by Romano JG et al (2008), an average shift of 4.9 degrees in the border between seeing and blind visual fields. The visual field is the portion of space surrounding an individual which is visible at any given time by that individual while their gaze is held stationary. To humans, the central 10° of visual field holds the greatest functional importance for focal and cognitive tasks.

Clinical Data Relating to VRT

NovaVision has accumulated significant amounts of clinical data as a result of company-sponsored trials as well as studies conducted by independent third parties, of which some of the key findings can be summarized as:

•

Approximately 70% of patients experience positive outcome reflected by an increase in their visual field and studies have indicated an average increase of 4.9 degrees (Mueller I, Mast H, Sabel BA (2007) Romano JG 2008).

•

Elapsed time since injury does not seem to impact VRT and NeET therapies success. Therefore, a massive historical backlog of patients can potentially be treated (Romano JG, Schulz P, Kenkel S, Todd DP (2008)).

•	Improvements are permanent and do not appear to be age or gender dependent.
•	Age at the onset of the injury is not a critical factor, allowing access to the therapy by both young and older adults with brain injuries (Romano JG, Schulz P, Kenkel S, Todd DP (2008)).

Regulatory Matters

In the U.S., NovaVision’s products are regulated by the FDA; VRT is a Class U medical device subject to 510(k) clearances, and in Europe NovaVision has CE Marking for VRT and Sight Science for NeET, both as Class I devices. NovaVision received its 510(k) clearance for VRT specific to Stroke and TBI indications in 2003.

Intellectual Property

Patents

NovaVision maintains a portfolio of patent protection on its methods and apparatus in the form of issued patents and applications, both domestically and internationally, with a total of 30 granted and 9 pending patents (including Sight Science).

NovaVision’s 30 granted patents are in the U.S. (12), Canada (3), Europe (7), Australia (2), China (2), Hong Kong (1), Singapore (1), India (1) and Japan (1).

NovaVision’s 9 pending patents are in the U.S. and Canada (3), Europe (5) and Japan (1).

Trademarks

NovaVision maintains a portfolio of registered trademarks for NOVAVISION, NOVAVISION VRT and VRT VISION RESTORATION THERAPY amongst others, both in the US and internationally.

Manufacturing and Operations

NovaVision is based at the Vycor Medical, Inc. group headquarters at a 10,000 square foot leased facility in Boca Raton, Florida. NovaVision purchases electronics and custom fabricated hardware from third party vendors and assembles and tests all of its medical devices within the facility. NovaVision has an FDA Establishment Registration and the Company does not have any long-term contractual obligations with its vendors to purchase products from them, nor are suppliers contractually obligated to sell products to NovaVision.

Sight Science

In January 2012 NovaVision acquired Sight Science, which was established in 2009 based on the research of Professor Arash Sahraie at the University of Aberdeen, and which provides an interactive computer-based therapy called Neuro-Eye Therapy (“NeET”), which patients administer at home. To date, over 150 patients have utilized NeET. Sight Science has 5 patents granted in the UK, France, Germany, Switzerland Singapore and Canada, and 1 patent pending in the U.S., all of which are included under the NovaVision Patents section above. Prof. Sahraie has conducted extensive research on blindsight and residual visual processing after brain injury, and is highly regarded in the field.

Both NovaVision’s VRT and Sight Science’s NeET work on the basis that repeated stimulation of the blind or transition areas by either bright patches of light (VRT) or the specific spatial patterns (NeET) which can lead to increases in sensitivity of the blind areas. Patients progress after VRT appears to be initiated at the blind and sighted borders whereas NeET results in changes deep within the blind field. Both therapies are able to demonstrate improvements in both visual sensitivity and activities of daily living. The Company believes that these therapies are complementary.

NovaVision’s Growth Strategy

Prior to Vycor’s acquisition, NovaVision previous management had already invested more than $50 million largely on developing the business’s core VRT therapy, gaining significant patent protection (the subsidiary has 30 granted patents and 9 pending), and validating the therapy through significant clinical research.

Vycor management recognized that although most of the building blocks were in place, the “old NovaVision” business model was inherently flawed. The key barrier to its wide-spread adoption was VRT’s hardware based delivery mechanism and highly labor-intensive patient processing and maintenance procedures’ this resulted in it having to charge a high price for the therapy and prevented it from being truly scalable. Pricing is particularly important when one considers that 75% of Stroke victims are over the age of 65 years of age, and by definition more financially constrained. Vycor’s management has developed a clear plan to address this and other structural issues it has identified.

NovaVision’s strategy is centered around driving the adoption of its therapies, through:

1. Greater scalability; enabled by a completely new therapy delivery mechanism moving away from hardware based to an asset light software solution allowing significant cost savings, which will be passed onto the patients. This different delivery mechanism and significant business process streamlining of currently largely manual tasks will enable NovaVision to provide an affordable and scalable therapy and thus service much a larger number of patients.

2. Introduction of a new therapy module into the patient’s overall visual rehabilitation therapy regime that will provide additional functional benefits to patients who undergo the regime; this new therapy module, NeuroEyeCoach, is a new saccadic training program which is highly complementary to VRT and will ensure that more patients will receive greater benefit from the overall NovaVision therapy regime. Furthermore this new therapy will be applicable to a wider range of patients, thus expanding the currently addressable market significantly. The currently addressable $2.6bn market in the US and Europe will expand to approximately $4bn through the introduction of NeuroEyeCoach.

3. New Potential Licensing model targeted at Rehabilitation Centers. Management is also in the advanced stages of exploring a leasing model under which NovaVision would lease a diagnostic-only VRT device to a rehabilitation center for a monthly fee. The center, be it in-patient or out-patient, would be able to efficiently screen its patients on their own for visual field deficits. NovaVision would receive leasing fees and benefit from incremental patient flow from referrals when they leave the center.

4. Targeted Marketing Campaign. Subsequent to the introduction of its new NeuroEyeCoach training program and the completion of its VRT development program aimed at making the therapy affordable and scalable,  NovaVision will focus hard on driving awareness of its products to potential patients, physicians and other relevant groups of the existence and benefits of its therapies to drive mass-market acceptance. NovaVisions’s market is very large and diverse, and its potential customers often tend to have other medical issues associated with their neurological condition. NovaVision’s challenge and focus, therefore, is to continue to drive awareness and therefore patient volume growth through a variety of means, including: trade shows, direct physician targeted marketing, direct marketing to stroke rehabilitation centers and groups, and direct-to-consumer marketing. The website is also a revenue driver as patients and relatives search for treatments and can perform online visual field tests, and NovaVision believes additional development will increase website traffic.

LEGAL PROCEEDINGS

We are subject from time to time to litigation, claims and suits arising in the ordinary course of business. As of October 25, 2013, we were not a party to any material litigation, claim or suit whose outcome could have a material effect on our financial statements other than the following:

On July 20, 2012, the Company filed Action #13 148 01633 12 with the American Arbitration Association entitled Vycor Medical, Inc. (Claimant) against Greenbridge Capital Partners IV, LLC, Partizipant, LLC, and Joseph D. Kowal (Respondents) (the “Action”).  This matter was fully settled on September 10, 2013.

DESCRIPTION OF PROPERTY

The Company leases approximately 10,000 sq. ft located at 6401 Congress Ave., Suite 140, Boca Raton, FL 33487 from Catexor Limited Partnership for a gross rent of $14,260 plus sales tax per month.  The term of the lease is 5 years and 6 months terminating July, 2017. The Company’s subsidiaries in Germany and the UK occupy properties on short-term lease agreements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operation for the years ended December 31, 2012 and 2011 and the three and six month periods ended June 30, 2013 and 2012 should be read in conjunction with the financial statements and the notes to those statements that are included elsewhere in this report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the “Risk Factors,” “Cautionary Notice Regarding Forward-Looking Statements” and “Our Business” sections in this Form S-1.  We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Critical Accounting Policies and Estimates

Uses of estimates in the preparation of financial statements

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimated. To the extent management's estimates prove to be incorrect, financial results for future periods may be adversely affected. Significant estimates and assumptions contained in the accompanying consolidated financial statements include management's estimate of the allowance for uncollectible accounts receivable, amortization of intangible assets, and the fair values of options and warrant included in the determination of debt discounts and share based compensation.

Going Concern

The Company's financial statements have been presented on a basis that contemplates the realization of assets and the satisfaction of liabilities in the normal course of business and assumes the Company will continue as a going concern. The Company has incurred losses since its inception, including net losses of $2,926,210 and $1,310,498 for the year ended December 31, 2012 and six months ended June 30, 2013, respectively, and the Company expects to continue to incur substantial additional losses in the future, including additional development costs, costs related to marketing and manufacturing expenses. The Company has incurred negative cash flows from operations since inception. As of December 31, 2012 and June 30, 2013, the Company had a stockholders' deficit of $(1,457,650) and $(2,408,465), respectively, and cash and cash equivalents of $59,821 and $20,173, respectively. The Company believes it would not have enough cash to meet its various cash needs unless the Company is able to obtain additional cash from the issuance of debt or equity securities. There is no assurance that additional funds from the issuance of equity will be available for the Company to finance its operations on acceptable terms. If adequate funds are not available, the Company may have to delay development or commercialization of products or technologies that the Company would otherwise seek to commercialize, or cease operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Research and Development

The Company expenses all research and development costs as incurred. For the years ended December 31, 2012 and 2011, the amounts charged to research and development expenses were $126,042 and $115,665, respectively.  For the 6 months ended June 30, 2013 and 2012, the amounts charged to research and development expenses were $52,635 and $70,547, respectively.

Cash and cash equivalents

The Company maintains cash balances at various financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000. Cash balances may at times exceed the FDIC insured limits. Cash also includes a US investment account in a money market backed by government securities up to 105% of the account balance. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Included within cash are deposits paid by patients, held by the Company until the patient returns the VRT device at the end of therapy.

Property and equipment

The Company records property and equipment at cost and calculates depreciation using the straight-line method over the estimated useful life of the assets, which is estimated to be between three and seven years. Maintenance, repairs and minor renewals are charged to expense when incurred. Replacements and major renewals are capitalized

Income taxes

The Company accounts for income taxes in accordance with the current authoritative guidance. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established, when it is more likely than not that such benefit will not be realized.

Patents and Other Intangible Assets

The Company capitalizes legal and related costs associated with the establishment and enhancement of patents for its products once patents have been applied for. Costs associated with the development of the patented item or processes are charged to research and development costs as incurred. The capitalized costs are amortized over the life of the patent. The Company reviews intangible assets on an annual basis using a present value, cash flow method based upon the authoritative guidance. Trademarks have an indefinite life and are reviewed annually by management for impairment in accordance with the authoritative guidance.

Revenue Recognition

Vycor Medical generates revenue from the sale of its surgical access system to hospitals and other medical professionals. Vycor Medical records revenue when a completed contract for the sale exists, the product is invoiced and shipped to the customer. Vycor Medical does provide for product returns or warranty costs.

NovaVision generates revenues from various programs, therapy services and other sources such as government grants. Therapy services revenues represent fees from NovaVision's vision restoration therapy software, diagnostic software, medical devices, clinic set up and training fees, and the professional and support services associated with the therapy. NovaVision recognizes revenue for providing the vision restoration therapy as the Company's work effort is expended. NovaVision provides vision restoration therapy directly to patients. The typical vision restoration therapy consists of six modules, performed on average over 6 months in the U.S. and 10 months in Germany. A patient contract comprise set-up fees and monthly therapy fees. Set-up fees are recognized at the outset of the contract and therapy revenue is recognized ratably over the therapy period. Patient therapy is restricted to being completed by a patient within a specified time frame.

Research grants and other subsidies represent revenue from certain German government agencies to cover certain patients within an insurance group and also to reimburse NovaVision AG for certain payroll and other costs. The Company recognizes grant revenue when services or costs have been incurred which would entitle the Company to use the German government funds, and the grant requirements have been satisfied.

Deferred revenue results from patients paying for the therapy in advance of receiving the therapy.

Accounts Receivable

The Company's accounts receivable are due from the hospitals and distributors in the case of Vycor Medical, and from patients directly therapy or physicians for diagnostic products in the case of NovaVision. Accounts receivable are due once products have been delivered or at the time the therapy is initiated; however, for NovaVision therapy patients sometimes credit is extended through various payment plans based on individual financial conditions, generally not to exceed the 9 or 10 month therapy period. The outstanding balances are stated net of an allowance for doubtful accounts. The Company determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, and the customer's ability to pay its obligations. The Company writes off accounts receivable when they become uncollectible.

Inventory

Inventories are comprised of Vycor Medical VBAS devices, components ancillary to NovaVision's medical device provided to patients and centers and diagnostic products, and are stated at the lower of cost or market, determined under the first-in, first-out method. The inventory is charged to cost of revenue at the time that a device is shipped to a customer or patient.

Foreign Currency

The Euro is the local currency of the country in which NovaVision AG conducts its operations and is considered the functional currency of this entity. All balance sheet amounts are translated to U.S. dollars using the U.S. exchange rate at the balance sheet date except for the equity section which is translated at historical rates. Operating statement amounts are translated using an average exchange rate for the period of operations. Foreign currency translation effects are accumulated as part of the accumulated other comprehensive income (loss) and included in shareholders' (deficit) in the accompanying Consolidated Balance Sheet.

Educational marketing and advertising expenses

The Company may incur costs for the education of customers on the uses and benefits of its products. The Company will include education, marketing and advertising expense as a component of selling, general and administrative costs as such costs are incurred.

Critical Accounting Policies

The Securities and Exchange Commission issued Financial Reporting Release No. 60, “Cautionary Advice Regarding Disclosure About Critical Accounting Policies” suggesting that companies provide additional disclosure and commentary on their most critical accounting policies.  In Financial Reporting Release No. 60, the Securities and Exchange Commission has defined the most critical accounting policies as the ones that are most important to the portrayal of a company’s financial condition and operating results, and require management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. See “Uses of estimates in the preparation of financial statements” above.

RESULTS OF OPERATIONS

Comparison of the Year Ended December 31, 2012 to the Year Ended December 31, 2011

Revenue and Gross Margin:

	2012	2011	% Change
Revenue:
Vycor Medical	$770,676	$548,463	41%
NovaVision	$434,587	$422,904	3%
	$1,205,263	$971,367	24%

	2012	2011	% Change
Cost of Revenue:
Vycor Medical	$(101,947)	$(109,021)	(6)%
NovaVision	$(77,583)	$(67,237)	15
	$(179,530)	$(176,258)	2%
Gross Profit
Vycor Medical	$668,729	$439,422	52%
NovaVision	$357,004	$355,687	NM
	$1,025,733	$795,109	29%

Vycor Medical recorded revenue of $770,676 in 2012, an increase of 41% over 2011. The increase in sales was attributable to greater penetration and usage of our product in hospitals in the United States both direct and through distributors, and increased sales internationally. Gross margin of 87% was achieved in 2012 compared to 80% for 2011. Gross margin is mostly a product of sale mix between US sales through distributors, US sales direct and international sales. International sales are all indirect through distributors and end-market prices internationally tend to be lower. In addition 2011 reflected certain regulatory validation costs.

NovaVision recorded revenues of $424,587 in 2012 and gross margin of 82%, compared to $422,904 and gross margin of 84% in 2011. This reflects: sales of products totaling $83,803 in 2011 which were part of the NovaVision asset purchase and which Vycor management decided were not core to its business strategy; and certain adjustments in Germany relating to the recognition of prior period therapy income totaling $39,680 in 2011; adjusting for these 2011 sales, NovaVision's revenues increased by 47% over 2011.

Research and Development Expense:

Research and development expenses were $126,042 in 2012 compared to $115,665 for 2011. The increase in R&D expense relates primarily to the development work carried out on new products and technologies.

General and Administrative Expenses:

General and administrative expenses decreased by $1,546,067 to $3,441,053 in, 2012 from $4,987,120 in 2011. Included within General and Administrative Expenses are non-cash charges for share based compensation as the result of amortizing employee and non-employee shares, warrants and options which have been issued by the Company over various periods. The charge for 2012 was $297,004, a decrease of $1,475,323 over $1,755,661 in 2011. Also included within General and Administrative Expenses are Sales Commissions, which increased by $27,090 to $74,703 reflecting higher levels of sales. The remaining General and Administrative decrease of $114,500 reflects: increased scientific advisory costs ($104,917), incremental costs of the move to a new headquarters premises ($22,695), incremental costs of a corporate video ($58,663), a provision for legal fees regarding the German subsidiary tax position and legal fees for the GreenBridge et al arbitration ($96,528), the costs of the reverse stock split ($27,500) and other professional, consulting and other costs ($20,893); offset by reduced investor relations and fundraising costs ($208,900), reduced payroll costs ($111,908), reduced other and reduced sales and marketing costs ($124,888).

Interest Expense:

Interest expense comprises: interest expense on the Company’s debt and insurance policy financing. Interest expense for 2012 was increased by $10,789 to $137,931 from $127,142 for 2011, as a result of an increase in average debt levels during the year.

Liquidity and Capital Resources

Liquidity

The following table shows cash flow and liquidity data for the periods ended December 31, 2012 and December 31, 2011:

	December 31, 2012	December 31, 2011	$ Change
Cash	$59,821	$950,841	$(891,020)
Accounts receivable, inventory and other current assets	863,958	1,378,754	$(514,796)
Total current liabilities	(4,018,810)	(2,696,316)	$(1,322,494)
Working capital (deficit)	$(3,095,031)	$(366,721)	$(2,728,310)
Cash provided by financing activities	$728,368	$4,173,426	$(3,445,058)

As of December 31, 2012 we had $59,821 cash, a working capital deficit of $3,095,032 and an accumulated deficit of $14,587,914. The Stockholders' deficit at December 31, 2012 was $(1,457,650), compared to Stockholders’ equity of $875,324 at December 31, 2011, a change of $2,332,974. Debt at December 31, 2012 was $2,195,502 compared to $1,636,125 at December 31, 2011.

Off-Balance Sheet Arrangements

As of December 31, 2012, we had no off-balance sheet arrangements.

Seasonality

Our operating results are not affected in any material way by seasonality.

Inflation

Our business and operating results are not affected in any material way by inflation.

Comparison of the Three Months Ended June 30, 2013 to the Three Months Ended June 30, 2012

Revenue and Gross Margin:

	2013	2012	% Change
Revenue:
Vycor Medical	$146,358	$138,239	6%
NovaVision	88,596	127,147	(30%)
Total Revenue	$234,954	$265,386	(11%)

Gross Profit
Vycor Medical	$135,152	$118,206	14%
NovaVision	71,908	106,932	(33%)
Total Gross Profit	$207,060	$225,138	(8%)

Vycor Medical recorded revenue of $146,358 from the sale of its products in for the three months ended June 30, 2013, an increase of $8,119 over the same period in 2012. Management believes that a decline in sales during February 2013 may have partially been the result of the posting by the FDA in late January 2013 of a Class 1 classification to the recall which the Company had completed in November 2012, and which created some short-term customer instability.  Notwithstanding, for the period commencing March 1, 2013 and continuing through June 30, 2013, Vycor Medical's sales have returned to pre-February 2013 levels. Gross margin of 92% was achieved in 2013 compared to 86% for 2012. Gross margin is mostly a product of sale mix between US sales through distributors, US sales direct and international sales. International sales are all indirect through distributors and end-market prices internationally tend to be lower.

NovaVision recorded revenues of $88,596 for the three months ended June 30, 2013, a decrease of $38,551 over the same period in 2012, and gross margin of 88%, compared to 85% for the same period in 2012. $10,730 of the decrease was accounted for by the sale of HMP-200 units in the 2012 period; NovaVision has ceased sales of this unit pending further development. NovaVision's revenues are impacted by timing, and whilst patient prescriptions increased during the period, new patient contracts and patient therapy extensions decreased, and these timing differences account at least in part for the remainder of the decrease.

Research and Development Expense:

Research and development (“R&D”) expenses were $21,285 for the three months ended June 30, 2013, as compared to $45,860 for the same period in 2012.

General and Administrative Expenses:

General and administrative expenses decreased by $133,296 to $706,111 for the three months ended June 30, 2013 from $839,407 for the same period in 2012. Included within General and Administrative Expenses are non-cash charges for share based compensation as the result of amortizing employee and non-employee shares, warrants and options which have been issued by the Company over various periods. The charge for the three months ended June 30, 2013 was $85,939, an increase of $30,526 over $55,413 in 2012. Also included within General and Administrative Expenses are Sales Commissions, which increased by $6,863 to $27,856.

The remaining General and Administrative decrease of $173,685 reflects: increased investor relations and related costs ($31,467); reduced professional and consulting fees ($45,128); reduced payroll costs ($92,953); reduced sales and marketing costs ($25,125); and reduced other costs ($38,946). The reduced payroll cost is as a result of the outsourcing of software development activities, the reassignment of executive responsibilities and general rationalization and staffing efficiency improvements.

Interest Expense:

Interest expense includes interest expense on the Company's debt and insurance policy financing. Interest expense in the three months ended June 30, 2013 increased by $15,260 to $46,939 from $31,679 for the same period in 2012.

Comparison of the Six Months Ended June 30, 2013 to the Six Months Ended June 30, 2012

Revenue and Gross Margin:

	2013	2012	% Change
Revenue:
Vycor Medical	$277,024	$460,021	(40)%
NovaVision	189,604	237,966	(20)%
Total Revenue	$466,628	$697,987	(33)%

Gross Profit
Vycor Medical	$251,431	$378,795	(34)%
NovaVision	157,285	199,523	(21)%
Total Gross Profit	$408,716	$578,318	(29)%

Vycor Medical recorded revenue of $277,024 from the sale of its products for the six months ended June 30, 2013, a decrease of $182,997 over the same period in 2012. The decrease in sales was primarily attributable to shipments to the People's Republic of China (PRC) with a value of $174,410 during the 2012 period that were not repeated in the 2013 period. In addition, management believes that a decline in sales during February 2013 may have partially been the result of the posting by the FDA in late January 2013 of a Class 1 classification to the recall which the Company had completed in November 2012, and which created some short-term customer instability.  Notwithstanding, for the period commencing March 1, 2013 and continuing through June 30, 2013, Vycor Medical's sales have returned to pre-February 2013 levels. Gross margin of 91% was achieved in 2012 compared to 82% for 2012. Gross margin is mostly a product of sale mix between US sales through distributors, US sales direct and international sales. International sales are all indirect through distributors and end-market prices internationally tend to be lower.

NovaVision recorded revenues of $189,604 for the six months ended June 30, 2013, a decrease of $48,363 over the same period in 2012, and gross margin of 83%, compared to 84% for the same period in 2012. $10,730 of the decrease was accounted for by the sale of HMP-200 units in the 2012 period; NovaVision has ceased sales of this unit pending further development. NovaVision's revenues are impacted by timing, and whilst both patient prescriptions and new patient contracts increased during the period, patient therapy extensions decreased, and these timing differences account at least in part for the remainder of the decrease.

Research and Development Expense:

Research and development ("R&D") expenses were $52,635 for the six months ended June 30, 2013, as compared to $70,547 for the same period in 2012.

General and Administrative Expenses:

General and administrative expenses decreased by $504,611 to $1,389,769 for the six months ended June 30, 2013 from $1,894,380 for the same period in 2012. Included within General and Administrative Expenses are non-cash charges for share based compensation as the result of amortizing employee and non-employee shares, warrants and options which have been issued by the Company over various periods. The charge for the six months ended June 30, 2013 was $174,064, a decrease of $30,691 over $204,755 in 2012. Also included within General and Administrative Expenses are Sales Commissions, which increased by $12,419 to $55,521.

The remaining General and Administrative decrease of $486,339 reflects: reduced investor relations and related costs ($7,533); reduced professional and consulting fees ($80,035); reduced premises costs ($47,046); reduced payroll costs ($168,974); reduced sales and marketing costs ($136,804); and reduced other costs ($45,947). The reduced payroll cost is as a result of the outsourcing of software development activities, the reassignment of executive responsibilities and general rationalization and staffing efficiency improvements

Interest Expense:

Interest expense includes interest expense on the Company's debt and insurance policy financing. Interest expense in the six months ended June 30, 2013 increased by $26,552 to $89,831 from $63,279 for the same period in 2012.

Liquidity and Capital Resources

Liquidity

The following table shows cash flow and liquidity data for the periods ended June 30, 2013 and December 31, 2012:

	June 30, 2013	December 31, 2012	$ Change
Cash	$20,173	$59,821	$(39,648)
Accounts receivable, inventory and other current assets	652,945	863,958	(211,013)
Total current liabilities	(4,608,546)	(4,018,810)	(589,736)
Working capital deficit	(3,935,428)	$(3,095,031)	(840,397)
Cash provided by financing activities	719,077	728,368	(9,291))

As of June 30, 2013 we had $20,173 cash, a working capital deficit of $3,935,428 and an accumulated deficit of $15,898,412. Total Stockholders’ deficit at June 30, 2013 was $2,408,465.  Total debt at June 30, 2013, included in the working capital deficit above, was $2,610,198.

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Since inception until the present time, the principal independent accounting firm for the Company has not resigned, declined to stand for reelection or been dismissed. We have no disagreements with our independent registered public accounting firm on any matter of accounting principles or with any financial statement disclosures.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our Directors and Executive Officers

Set forth below is certain biographical information concerning our current executive officers and directors. We currently have two executive officers as described below.

Directors and Executive Officers	Position/Title	Age
Adrian Christopher Liddell	Chairman of the Board and a Director	55
David Marc Cantor	President and a Director	47
Peter C. Zachariou	Executive Vice President and a Director	52
Steven Girgenti	Director	67
Oscar Bronsther, M.D.	Director	61
Lowell Rush	Director	56
Pascale Mangiardi	Director	41

Adrian Christopher Liddell, 55, has been Chairman of the Board and a Director of the Company since January 2010.  He is an advisor to Fountainhead Capital Management Limited, an investment company based in Jersey, Channel Islands, which invests in, raises capital for and provides strategic advice to growth companies in healthcare and other sectors. Mr. Liddell has 30 years of strategic, corporate and financial advisory and company investment. From 2003-2006, Mr. Liddell was an investment advisor at Phoenix Equity Partners, a European private equity fund. From 1998 to 2003, Mr. Liddell served as Managing Director, Mergers & Acquisitions at Donaldson Lufkin & Jenrette and then Citigroup in London. From 1984 to 1998, Mr. Liddell held various positions at Samuel Montagu & Co, Lehman Brothers and Erik Penser Corporate Finance in London. Mr. Liddell qualified as a Chartered Accountant in 1984 and holds an MA from Christ’s College, Cambridge University.

David Marc Cantor, 47, has been President of the Company since September 2010 and a Director since January 2010.  He is an investment manager of Fountainhead Capital Management Limited, an investment company based in Jersey, Channel Islands, which invests in, raises capital for and provides strategic advice to growth companies across a broad range of sectors.  Mr. Cantor has over 22 years experience in Investment Banking with a focus on Mergers and Acquisitions and Equity Capital Raisings. Prior to Fountainhead from 2001 – 2005 he was at Citigroup Capital Markets where he was Co-head of its European Business Development and subsequently European Head of its Diversified Industrials and Aerospace activities. Prior to Citigroup he was a Managing Director in M&A at Donaldson Lufkin & Jenrette and worked at Lehman Brothers both in New York and London in both the Equity Capital and M&A groups. Mr. Cantor has a BSc with Honours from City Business School, London.

Peter C. Zachariou, 52, was appointed a Director of the Company in May 2010 and Executive Vice President in September 2010. He is an investment manager for Fountainhead Capital Management Limited, an investment company based in Jersey, Channel Islands, which invests in, raises capital for and provides strategic advice to growth companies in healthcare and other sectors. For the past 20 years, Mr. Zachariou has been an active investor in a variety of companies and industries, both public and private, specializing in workouts and capital formation.  Mr. Zachariou’s investments and activities have predominantly been in U.S. emerging and growth companies across a broad range of industry sectors.  He has also been proprietor and operator of several businesses in the U.K. and U.S. in the manufacturing, retail and leisure industries.

Steven Girgenti, 68, has been a director since November 19, 2008.  He is President, CEO, Director and Co-Founder DermWorx, a specialty pharmaceutical company dedicated to solutions for dermatological conditions. Steve is also the Worldwide Chairman of Ogilvy Healthworld, a leading global healthcare communications network with 55 offices in 36 countries.  The network has more than 1,000 brand assignments from nearly 200 clients worldwide, providing strategic marketing and communications services to many of the world’s leading healthcare companies.  Mr. Girgenti founded Healthworld in 1986 and, under his leadership, the company has made numerous acquisitions to expand and diversify the business.  Healthworld went public in 1997.  In addition to Vycor Medical, Mr. Girgenti has served as a director of Burren Pharmaceuticals and Pharmacon International, and is currently a director of AVTV Networks.  He is also Vice Chairman of the Board of Governors for the Mt. Sinai Hospital Prostate Disease and Research Center in New York City, and is on the Board of Directors for Jack Martin Fund, a Mt. Sinai Hospital affiliated charitable organization devoted to pediatric oncology research.  He graduated from Columbia University and has worked in the pharmaceutical industry since 1968 for companies such as Bristol-Myers Squibb, Carter Wallace and DuPont, as well as advertising agencies that specialize in healthcare. During his career, Steve has held positions in marketing research, product management, new product planning and commercial development.

Oscar Bronsther, M.D., F.A.C.S, 50, has been a Director of the Company since November 2011.   Dr. Bronsther is currently Clinical Professor at George Washington University, Washington, DC and has served in that capacity since 2002.  He had previously served as an Associate Professor at the University of Rochester, Rochester, NY (1994-2001), University of Pittsburgh, Pittsburgh, PA (1989-1994) and University of California San Diego (1984). He also serves as the Chairman, Section of General Surgery at Inova Fairfax Hospital.  Since 2002, he has served as a Board Member, National Board Member and Director of Transplant Services of Kaiser Permanente Medical Group.  Dr. Bronsther is a graduate of the University of Rochester (B.A. 1973) and Downstate Medical Center, Brooklyn, N.Y. (M.D. 1978).  He did post-graduate work at Downstate Medical Center (Research Assistant 1975; Kidney Transplant Fellowship 1983-1984), Mount Sinai Medical Center, New York, N.Y (Residency 1978-1983) and Children’s Hospital Medical Center, Boston, MA (Research Fellowship 1980-1981).

Lowell Rush, 56, has been a director of the Company since April 2013.  Mr. Rush has extensive experience in financial management and operational development, and since 2011 has been Chief Operating Officer of Miami-based Cosmetic Dermatology, Inc. Previously, he held positions as CFO of Bijoux Terner, LLC (2008-2010); CFO of Little Switzerland, Inc. (2006-2008); and VP Sales Operations of Rewards Network, Inc. He is a CPA with an MBA in International Business, who has also held financial management roles at multi-national companies Sunglass Hut International, Burger King Corporation and Knight-Ridder, Inc. He began his career with the accounting firms Ernst & Young and Deloitte & Touche.

Pascale Mangiardi, 41, has been our director since October 30, 2007. She is presently the founder and President of Rougemont Management Services LLC and Chief Financial Officer of Optimus Services, LLC. From 2002-2006, she was a financial officer for John R. Mangiardi, MD, PC and from 2001 - 2002, she was the Assistant CEO at Hirslanden-Group Management AG, Zurich. Ms. Mangiardi holds a Diploma from the Swiss Business Administration School.

All of our directors hold office until the next annual meeting of stockholders and until their respective successors have been elected or qualified. Officers serve at the discretion of the board of directors. There are no family relationships among our directors or executive officers. There is no arrangement or understanding between or among our officers and directors pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management stockholders will exercise their voting rights to continue to elect the current board of directors.

None of our directors and executive officers have during the past five years:

•	had any bankruptcy petition filed by or against any business of which he was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time;
•	been convicted in a criminal proceeding and is not subject to a pending criminal proceeding;
•

been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities;

•

or been found by a court of competent jurisdiction (in a civil action), the Securities Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Committees of the Board of Directors

Our Company has three committees of its Board of Directors—(a) a Nominating and Governance Committee (b) a Management Compensation Committee and (c) an Audit Committee.  The Board of Directors has approved charters for each committee. Steven Girgenti is Chairman of the Nominating and Governance Committee and the Management Compensation Committee, and Lowell Rush is a member. Lowell Rush is Chairman of the Audit Committee and Steven Girgenti and Adrian Liddell are members. The Committees are intended to operate consistent with applicable NASDAQ governance requirements.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or compensation committee of any other entity that has one or more of its executive officers serving as a member of our Board of Directors.

There are no family relationships between our officers and directors.  Each director is elected at our annual meeting of stockholders and holds office until the next annual meeting of stockholders, or until his successor is elected and qualified.

At the date of this prospectus, the Company is not engaged in any transactions, either directly or indirectly, with any persons or organizations considered promoters.

Identification of Significant Employees

The Company does not presently have any significant employees other than the named officers and directors.

Corporate Code of Conduct and Ethics

On September 25, 2007, the Company adopted a Code of Conduct and Ethics applicable to the Board of Directors, management and all employees of the Company.

Officers and Directors Indemnification

Under our Certificate of Incorporation and Bylaws of the corporation, the Company may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his or her position, if he or she acted in good faith and in a manner he or she reasonably believed to be in the Company’s best interest. The Company may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he or she is to be indemnified, the Company must indemnify the officer or director against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, then only by a court order. The indemnification coverage is intended to be to the fullest extent permitted by applicable laws.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to officers or directors under applicable state law, the Company is informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

The following is a summary of the compensation we paid for each of the last two years ended December 31, 2012 and 2011, respectively (i) to the persons who acted as our principal executive officer during our fiscal year ended December 31, 2012 and (ii) to the person who acted as our next most highly compensated executive officer other than our principal executive officer who was serving as our executive officer as of the end of our last fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Non- Qualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
Kenneth T. Coviello	2012	$115,817	$70,643						$186,460
(Chief Executive Officer*)	2011	$153,989	—	—	$ 29,212	—	—	$12,578	$195,779
Richard P. Denness	2012	$57,500	—		—		—	—	$57,500
(Chief Executive Officer**)
David Cantor	2012	$—	—	—	—	—	—	—	—
(President)	2011	$—	—	—	—	—	—	—	—

*Resigned effective August 3, 2012

**Resigned effective December 31, 2012

(1) Management Warrants

OUTSTANDING EQUITY AWARDS

Grants of Plan-Based Awards

Initial grants under the 2008 Stock Plan were to Kenneth T. Coviello and Heather N. Vinas of options to purchase 1,000,000 shares in the aggregate. There were no option exercises by or stock vested any holder in fiscal 2012 or 2011. Following the resignation of Heather N. Vinas, 1,111 options were cancelled.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
Kenneth T. Coviello	2/15/2008		-	3,334	$20.25	2/12/2018

Heather N. Vinas	2/15/2008		-	2,223	$20.25	2/12/2018

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	6,667	$20.25	17,676
Equity compensation plans not approved by security holders	3,333	28.50	–
Total	7,000	$20.70	17,676

(1)     As of December 31, 2012

Warrants Issued to Management

Name	Grant Date	Number of Securities Underlying Unexercised Exercisable Warrants	Number of Securities Underlying Unexercised Exercisable Warrants	Warrant Exercise Price ($)	Warrant Expiration Date
None

Total

Employment Agreements

Employment Agreements with the Company’s previous Chief Executive Officers, Kenneth T. Coviello and Richard P. Denness were terminated when the individuals resigned their employment with the Company for personal reasons effective August 3, 2012 and December 31, 2012, respectively.

Effective September 30, 2010, the Company entered into identical employment agreements with David Cantor to serve as the Company’s President and Peter C. Zachariou to serve as the Company’s Executive Vice President. Each employment agreement continues until August 30, 2011 and is then automatically extended unless terminated by either party, and provides that the executives will receive no compensation for services rendered under the agreements.

Compensation of Directors

Each of our independent directors is entitled to receive $5,000 in cash or stock at the option of the company per quarter.  The Company also intends to compensate directors who serve as Chairmen of board committees. No other directors of the Company receive compensation for their service to the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our voting securities by (i) any person or group owning more than 5% of any class of voting securities, (ii) each director, (iii) our chief executive officer and president and (iv) all executive officers and directors as a group as of October 25, 2013.  Unless noted, the address for the following beneficial owners and management is 6401 Congress Ave. Suite 140, Boca Raton, FL 33487.

Common Stock	Pascale Mangiardi	—	0.00%
Common Stock	Steven Girgenti	30,579	*
Common Stock	Adrian Christopher Liddell	--	0.00%
Common Stock	Marc David Cantor	--	0.00%
Common Stock	Peter C. Zachariou	--	0.00%
Common Stock	Oscar Bronsther, M.D.	17,925	*
Common Stock	Lowell Rush	2,892	*

Common Stock	All executive officers and directors as a group	45,765	*
Common Stock	Fountainhead Capital Management Limited (2)	4,564,581	60.2%

*Less than 1%

(1)

The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.  Except as otherwise indicated in the footnotes to the table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(2)

The address of Fountainhead Capital Management Limited is Portman House, Hue Street, St. Helier, Jersey JB4 5RP.  Carole Dodge, for and on behalf of Berwin Limited, and Eileen O’Shea, for and on behalf of Moulton Limited, in their capacity as corporate directors of Fountainhead Capital Management Limited, hold voting and dispositive power over shares of the Company’s Common Stock held by Fountainhead Capital Management Limited.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS AND DIRECTOR INDEPENDENCE

Related Transactions

During July to December 2012, the Company issued unsecured, subordinated loan notes to: Fountainhead for a total of $309,900; and to Peter Zachariou, a director of the Company, for a total of $115,550. The loan notes are subordinated to the Company’s secured debentures and Preferred C Stock of the Company, bear interest at a rate of 6% are due on demand or by their one-year anniversary.

In November 2012, Fountainhead and Peter Zachariou, a director of the Company, extended the maturity of secured loans totaling $1,016,362 and $300,000 respectively from December 31, 2012 to March 31, 2013. These have been subsequently extended to December 31, 2013.

During January to October 2013, the Company issued unsecured, subordinated loan notes to: Fountainhead for a total of $360,744; to Peter Zachariou, a director of the Company, for a total of $210,000, and to David Cantor, a director of the Company, for a total of $15,000. The loan notes are subordinated to the Company's secured debentures and Preferred C Stock of the Company, bear interest at a rate of 6% are due on demand or by their one-year anniversary.

In March 2013, Fountainhead and Peter Zachariou, a director of the Company, extended the maturity of secured loans totaling $1,016,362 and $300,000 respectively from March 31, 2013 to December 31, 2013.

During April to September 2013, Fountainhead Capital Management sold warrants to purchase 177,439 shares of Vycor Common Stock at an exercise price of $1.88 per share. These warrants were granted to Fountainhead by the Company in February 2010 and were sold by Fountainhead to investors at a price of $0.10 per warrant share. The warrants were immediately exercised by the investors.

In October 2013, effective retroactively to May 5, 2013, the Fountainhead Consulting Agreement was extended on virtually the same terms as the Agreement expiring on that date. Pursuant to the Consulting Agreement, the Company pays Fountainhead a monthly retainer of $37,500.  This monthly retainer shall be payable $5,000 in cash and the remainder shall be accrued and paid out to FCM at the option of FCM as follows: (i) in Vycor stock at any time at the average closing price for the 30 days prior to the end of the quarter in which the accrual is made; or (ii) in cash following the closing of a fundraising of no less than $2.5 million or on the sale of the Company or a substantial part of the assets thereof.

There were no other related party transactions during the year ended December 30, 2012 and the period January 1 to October 25, 2013 other than the payment or accrual of fees under the Fountainhead Consulting agreement described herein.

Director Independence

The Company has four “independent” directors within the meaning of Nasdaq Marketplace Rule 4200—Steven Girgenti, Lowell Rush, Pascale Mangiardi and Oscar Bronsther, M.D.

EXPERTS

Our financial statements for the fiscal years ended December 31, 2012 and December 31, 2011 along with the related consolidated statements of operations, stockholders’ equity and cash flows in this prospectus have been audited by Paritz & Co P.C., of Hackensack, New Jersey, independent registered public accounting firm, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Our filings are available to the public at the SEC’s web site at www.sec.gov.  You may also read and copy any document with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

We have filed a registration statement on Form S-1 with the SEC under the Securities Act for the common stock offered by this prospectus.  This prospectus does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC.  For further information, reference is made to the registration statement and its exhibits.  Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

INCORPORATION OF CERTAIN MATERIAL BY REFERENCE

The Company does not elect to incorporate any material by reference.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Securities and Exchange Commission’s Policy on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the company pursuant to any provisions contained in its Articles of Incorporation, Bylaws, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of registrant’s legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

FINANCIAL STATEMENTS

Our consolidated financial statements are included with this prospectus.  These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in US dollars.

Index to Financial Statements

Fiscal years ended December 31, 2012 and December 31, 2011 (audited)
Three and Six Months ended June 30, 2013 and June 30, 2012 (unaudited).

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Board of Directors

Vycor Medical Inc. and Subsidiaries

Boca Raton, Florida

We have audited the accompanying consolidated balance sheets of Vycor Medical Inc. and Subsidiaries as of December 31, 2012 and 2011 and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and comprehensive income and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vycor Medical Inc. and Subsidiaries as of December 31, 2012 and 2011 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred a loss since inception, has a net accumulated deficit and may be unable to raise further equity. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Paritz & Company, P.A.

Hackensack, New Jersey

April 1, 2013

VYCOR MEDICAL, INC.
Consolidated Balance Sheets
(Audited)

	December 31, 2012	December 31, 2011
ASSETS

Current Assets

Cash	$59,821	$950,841
Accounts receivable, net of allowance for doubtful accounts of ($2,754) and 0.	144,347	313,679
Inventory	290,508	184,070
Prepaid expenses and other current assets	429,102	881,005
	923,778	2,329,595

Property and Equipment, net	827,389	671,291

Intangible and Other assets:
Trademarks	251,157	130,000
Patents, net of accumulated amortization of ($202,767)	502,895	379,579
Website, net of accumulated amortization of ($16,137)	2,772	4,906
Security deposits	53,169	56,269
	809,993	570,754

TOTAL ASSETS	$2,561,160	$3,571,640

	December 31, 2012	December 31, 2011
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts payable	$187,789	$176,181
Accrued interest	195,138	56,993
Accrued liabilities	1,198,463	754,895
Other current liabilities	241,918	72,122
Notes payable – current	2,195,502	1,636,125
TOTAL LIABILITIES	4,018,810	2,696,316

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $0.0001 par value, 10,000,000 shares authorized Series C Convertible Preferred Stock, 39.3 and 62.8 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively	1	1
Common Stock, $0.0001 par value, 1,500,000,000 shares authorized, 6,020,555 and 5,381,358 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively	602	538
Additional Paid-in Capital	13,140,463	12,512,297
Treasury stock (68,889 shares, at cost)	(7)	-
Accumulated Deficit	(14,587,914)	(11,661,704)
Accumulated Other Comprehensive Loss	(10,795)	24,192

	(1,457,650)	875,324

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$2,561,160	$3,571,640

See accompanying notes to financial statements

VYCOR MEDICAL, INC.
Consolidated Statement of Operations
(Audited)

	For the twelve months ended December 31,
	2012	2011

Revenue	$1,205,263	$971,367

Cost of Goods Sold	179,530	176,258

Gross Profit	1,025,733	795,109

Operating expenses:
Research and development	126,042	115,665
Depreciation and Amortization	328,890	209,973
General and administrative	3,413,004	4,987,120
Negative Goodwill on Acquisition of Subsidiary	(66,394)	-
Costs related to Acquisition of Subsidiary	18,285	110,032

Total Operating expenses	3,819,827	5,422,790

Operating loss	(2,794,094)	(4,627,681)

Other income (expense)
Other income (expense)	5,815	(23,718)
Interest expense, net	(137,931)	(127,142)
Total Other Income (expense)	(132,116)	(150,860)

	For the twelve months ended December 31,
	2012	2011
Loss Before Income Taxes	(2,926,210)	(4,778,541)

Income Taxes	-	-

Net Loss	$(2,926,210)	$(4,778,541)

Net Loss Per Common Share
Basic and diluted	$(0.52)	$(0.92)

Weighted Average Number of Common Shares Outstanding	5,637,690	5,200,645

See accompanying notes to financial statements

VYCOR MEDICAL, INC.
Statement of Stockholders’ Equity (Deficiency) and Comprehensive Income

	Common Shares		Preferred Stock -	Treasury Shares		Additional Paid-in	Accumulated	Accumulated
	Number	Amount	Series C	Number	Amount	Capital	Deficit	OCI (Loss)	Total
Balance at January 1, 2011	4,829,904	$483	$0	0	$0	$6,974,393	$(6,883,163)	$(2,999)	$88,714
Issuance of stock for consulting fees	263,043	26				856,199			856,225
Share-based compensation for consulting services						699,605			699,605
Share-based compensation — employee options vesting						29,796			29,796
Purchases of equity — Common stock	271,271	27				888,973			889,000
Purchases of equity — Series C preferred			1			2,971,455			2,971,456
Common stock issuance for conversion of debt	14,453	1				41,189			41,190
Common stock issuance for warrant exercise	2,687	1				442			443
Preferred Stock issue placement agent warrants						50,245			50,245
Accumulated Comprehensive Loss								27,191	27,191
Net loss for twelve months ended December 31, 2011							$(4,778,541)		(4,778,541)
Balance at December 31, 2011	5,381,358	$538	$1	0	$0	12,512,297	(11,661,704)	24,192	$875,324
Issuance of stock for consulting fees	267,969	27				379,354			379,381
Share-based compensation for consulting services						8,708			8,708
Cancellation of share-based compensation						(232,499)			(232,499)
Purchases of equity — Common stock	50,372	5				169,995			170,000
Settlement — Common Stock	(137,778)	(14)				14			0
Repurchase of equity into Treasury Stock				(68,889)	(7)	(1,026)			(1,033)
Common stock issuance for conversion of preferred shares	348,152	35				(35)			0
Common stock issuance for charitable donation	14,815	1				16,666			16,667
Issuance of stock for acquisition	95,667	10				286,990			287,000
Accumulated Comprehensive Loss								(34,987)	(34,987)
Net loss for twelve months ended December 31, 2012							$(2,926,210)		(2,926,210)
Balance at December 31, 2012	6,020,555	$602	$1	(68,889)	$(7)	$13,140,463	$(14,587,914)	$(10,795)	$(1,457,650)

See accompanying notes to financial statements

VYCOR MEDICAL, INC.
Statement of Cash Flows
(Audited)

	For the twelve months ended December 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(2,926,210)	$(4,778,541)
Adjustments to reconcile net loss to cash used in operating activities:
Amortization of intangible assets	104,344	69,022
Depreciation	247,156	161,284
Share based compensation and expense	297,004	1,760,545
Changes in operating assets and liabilities:
Accounts receivable	169,729	(237,294)
Inventory	(106,396)	(131,872)
Prepaid expenses	256,095	(412,254)
Security deposit	3,100	(43,970)
Accounts payable	11,477	62,560
Accrued interest	138,145	21,191
Accrued liabilities	431,700	349,906
Other current liabilities	2,926	(15,911)

	For the twelve months ended December 31,
	2012	2011
Cash used in operating activities	(1,370,930)	(3,195,334)
Cash flows used in investing activities:
Purchase of fixed assets	(28,177)	(61,995)
Purchase of website	-	(3,360)
Acquisition of subsidiary, net of cash acquired	(153,641)	-
Acquisition of patents	(33,333)	(110,406)
Cash used in investing activities	(215,151)	(175,761)
Cash flows from financing activities:
Net proceeds from issuance of Common stock	170,000	889,443
Net proceeds from issuance of Series B preferred	-	3,021,700
Purchase of Treasury Stock	(1,033)	-
Net proceeds from issuance of Notes Payable	610,594	543,105
Repayment of Notes Payable	(51,193)	(280,822)
Cash provided by (used in) financing activities	(728,368)	4,173,426
Effect of exchange rate changes on cash	(33,307)	21,429
Net (decrease) increase in cash	(891,020)	823,760
Cash at beginning of year	950,841	127,081
Cash at end of year	$59,821	$950,841

Supplemental Disclosures of Cash Flow information:
Interest paid:	$207	$1,686
Taxes paid	$-	$-
Non-Cash Transactions:
Acquisition of newly acquired subsidiary, net of cash acquired
Trademarks and Tradenames	$121,157	$-
Patents	180,183	-
Internally Developed Software	363,472	-
Other Net Assets	(758)	-
Negative Goodwill on Acquisitions	(66,394)	-
	$597,660	$-
Warrants, options and common stock issued for acquisition of subsidiary	(287,000)	-
Deferred consideration payables	(161,530)	-
Foreign exchange difference on deferred consideration	4,511	-
	$153,641	$-

See accompanying notes to financial statements

VYCOR MEDICAL, INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2012 and 2011

(audited)

1.   FORMATION AND BUSINESS OF THE COMPANY

Business Description

Vycor Medical, LLC was formed on June 17, 2005 as a New York Limited Liability Company. The Company changed its name to Vycor Medical, Inc. and converted to a Delaware Corporation on August 14, 2007 and issued 16,048 shares of common stock in exchange for each of the 1,122 partnership units outstanding at date of conversion. The assets, liabilities and operations of the Company did not change pursuant to this reorganization, and the accompanying financial statements are presented as if the change occurred on the first day of the earliest period presented. Accordingly, all references to number of shares prior to the date of conversion are based upon the common stock equivalent of the partnership units outstanding on such dates.

The Company designs, develops and markets neurological medical devices and therapies through two operating divisions: Vycor Medical and NovaVision. Vycor Medical focuses on brain and cervical surgical access systems for sale to hospitals and medical professionals; NovaVision focuses on neuro-stimulation therapies and diagnostic devices for the treatment and screening of vision field loss resulting from neurological damage.

2.   GOING CONCERN

The Company’s financial statements have been presented on a basis that contemplates the realization of assets and the satisfaction of liabilities in the normal course of business and assumes the Company will continue as a going concern. The Company has incurred losses since its inception, including a net loss of $2926,210 for the year months ended December 31, 2012, and the Company expects to incur additional losses. The Company has generated negative cash flows from operations since inception. As of December 31, 2012, current liabilities exceeded current assets by $3,095,031 the Company had a stockholders’ deficit of $1,457,650 and cash and cash equivalents of $59,821. The Company believes it will not have enough cash to meet its various cash needs unless the Company is able to obtain additional cash from the issuance of debt or equity securities. The Company intends to raise funds from the issuance of equity and/or debt securities, but there is no assurance that additional funds from the issuance of equity will be available for the Company to finance its operations on acceptable terms, or at all. If adequate funds are not available, the Company may have to delay development or commercialization of products or technologies that the Company would otherwise seek to commercialize, or cease operations. These conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

3. BUSINESS ACQUISITION

On January 4, 2012, the Company completed its acquisition (the “Acquisition”) of all of the shares of Sight Science Limited (“Sight Science”) in the UK, a company that is in the business of researching, developing and providing medical technologies to restore the vision of patients with neurological visual loss. The total consideration to the Sight Science shareholders was £384,768 (US$597,660); comprising: £200,000 (US$ 310,660) cash, of which £100,000 (US$155,330) was paid at the Closing and an additional £100,000 (US$155,330) cash to be paid to the Sight Science shareholders on the one-year anniversary of the Closing; an aggregate of 95,667 restricted shares of the Company (14,350,000 pre-split), which are the subject of lock-up agreements between the Parties and which at Closing were valued at £184,768 (US$287,000). In

January, 2012 the Parties agreed to a rescheduling of the deferred consideration due on January 4, 2013 to be paid over the course of the six months from January to June 2013

As required under Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, Business Combinations, the Company commissioned an independent appraisal of the assets acquired which was finalized in March 2012. The Company determined the fair value of the assets acquired pursuant to the acquisition method as defined in ASC 805 and ASC 350, Intangibles-Goodwill and Other. Included in this valuation were assumptions concerning the cost of equity determined via the build-up method, the cost of debt and the weighted average cost of capital. Cash flows as included in the valuation were projected based on historical operations as well as management’s projections for future results based on these historical amounts. The trademark and patent valuations were based upon the Relief-from Royalty Method on an after tax basis. The value of the Internally Developed Software was based upon the Multi-period Excess Earnings Method utilizing, among other factors, a discount rate based on the Weighted Average Cost of Capital.

As a result, the Company generated negative goodwill on the acquisition of $66,394 which has been recorded in the Consolidated Statement of Operations for the year ended December 31, 2012.

The expenses of the transaction, which primarily comprised legal fees and audit fees in connection with the Form 8-K/A filed on March 21, 2012 and the ASC 805 valuation amounted to $18,285.

The following table represents the final purchase price allocation to the estimated fair value of the assets acquired and liabilities assumed:

Amount

Trademarks and Tradenames	$121,157
Patents	180,183
Internally Developed Software	363,472
Other Net Assets	(758)
664,054
Negative Goodwill on acquisition	(66,394)
Purchase Price	$597,660

Assuming the acquisition discussed above had occurred on January 1, 2011, for the year ended December 31, 2011, pro forma revenues, net loss and net loss per share for the Company would have been $1,001,624 $(4,743,324) and $(0.896), respectively.

The pro forma results are not necessarily indicative of the operating results that would have been obtained had the acquisitions occurred at the beginning of the period presented, nor are they necessarily indicative of future operating results.

Deferred Consideration

As stated above, £100,000 of the cash consideration is deferred for payment in monthly installments from January to June 2013. This is recorded in Other Current Liabilities and at December 31, 2012 amounted to $161,530.

4.   SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Vycor Medical, Inc., and its wholly-owned subsidiaries, NovaVision, Inc. (a Delaware corporation), NovaVision GmbH (a German corporation) and Sight Science Limited (a UK corporation), both wholly owned subsidiaries of NovaVision, Inc. NovaVision GmbH was converted from an AG on July 4, 2012. The Company is headquartered in Boca Raton, FL. The operations of Sight Science have been consolidated since January 4, 2012 the date of the completion of the acquisition of all the shares of Sight Science. All material inter-company accounts, transactions, and profits have been eliminated in consolidation.

Revenue Recognition

Vycor Medical generates revenue from the sale of its surgical access system to hospitals and other medical professionals. Vycor Medical records revenue when a completed contract for the sale exists, the product is invoiced and shipped to the customer. Vycor Medical does provide for product returns or warranty costs.

NovaVision generates revenues from various programs, therapy services and other sources such as license sales. Therapy services revenues represent fees from NovaVision’s vision restoration therapy software, diagnostic software, medical devices, clinic set up and training fees, and the professional and support services associated with the therapy. NovaVision recognizes revenue for providing the vision restoration therapy as the Company’s work effort is expended. NovaVision provides vision restoration therapy directly to patients.  The typical vision restoration therapy consists of six modules, performed on average over 6 months in the U.S. and 10 months in Germany. A patient contract comprises set-up fees and monthly therapy fees. Set-up fees are recognized at the outset of the contract and therapy revenue is recognized ratably over the therapy period.  Patient therapy is restricted to being completed by a patient within a specified time frame.

Deferred revenue results from patients paying for the therapy in advance of receiving the therapy.

Accounts Receivable and Allowance for Doubtful Accounts Receivable

We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts receivable. We extend credit to our customers based on an evaluation of their financial condition and other factors. We generally do not require collateral or other security to support accounts receivable. We perform ongoing credit evaluations of our customers and maintain an allowance for potential bad debts if required.  We determine whether an allowance for doubtful accounts is required by evaluating specific accounts where information indicates the customers may have an inability to meet financial obligations. In these cases, we use assumptions and judgment, based on the best available facts and circumstances, to record a specific allowance for those customers against amounts due to reduce the receivable to the amount expected to be collected. These specific allowances are re-evaluated and adjusted as additional information is received. The amounts calculated are analyzed to determine the total amount of the allowance. We may also record a general allowance as necessary.  Direct write-offs are taken in the period when we have exhausted our efforts to collect overdue and unpaid receivables or otherwise evaluate other circumstances that indicate that we should abandon such efforts.

Inventories

Inventories are stated at the lower of cost, determined using the weighted average cost method, and net realizable value. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose of the product.

If the Company identifies excess, obsolete or unsalable items, its inventories are written down to their realizable value in the period in which the impairment is first identified. Shipping and handling costs incurred for inventory purchases and product shipments are recorded in cost of sales in the Company's consolidated statements of operations.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided for on a straight-line basis over the useful lives of the assets. Expenditures for additions and improvements are capitalized; repairs and maintenance are expensed as incurred.

Impairment of long lived assets

Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. For assets that are to be held and used, impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

Research and Development

The Company expenses all research and development costs as incurred. For the years ended December 31, 2012 and 2011, the amounts charged to research and development expenses were $126,042 and $115,665, respectively.

Software Development Costs

The authoritative accounting guidance requires software development costs to be capitalized upon completion of the preliminary project stage. Accordingly, direct internal and external costs associated with the development of the features and functionality of the Company’s software, incurred during the application development stage, are capitalized and amortized using the straight-line method of the estimated life of five years. The Company acquired internally developed software valued at $540,000 as part of the acquisition of the assets of NovaVision, Inc. on November 30, 2010 and $363,472 as part of the acquisition of the assets of Sight Science Limited on January 4, 2012. For the years ended December 31, 2012 and 2011 there was no capitalization of software development costs.

Uses of estimates in the preparation of financial statements

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimated. To the extent management’s estimates prove to be incorrect, financial results for future periods may be adversely affected. Significant estimates and assumptions contained in the accompanying consolidated financial statements include management’s estimate of the allowance for uncollectible accounts receivable, amortization of intangible assets, and the fair values of options and warrants included in the determination of debt discounts and share based compensation.

Stock Compensation

The Company recognizes the cost of all share-based payments under the relevant authoritative accounting guidance.  Share-based payments include any remuneration paid by the Company in shares of the Company’s common stock or financial instruments that grant the recipient the right to acquire shares of the Company’s common stock.  For share-based payments to employees, which consist only of awards made under the stock option plan described below, the Company accounts for the payments in accordance with the provisions of ASC Topic 718, “Stock Compensation” (formerly referred to as SFAS No. 123(R)). Share-based payments to consultants, service providers and other non-employees are accounted for under in accordance with ASC Topic 718, ASC Topic 505, “Equity Payments to Non-Employees” or other applicable authoritative guidance.

Convertible Instruments

We evaluate and account for conversion options embedded in convertible instruments in accordance with ASC 815 “Derivatives and Hedging Activities”.

Applicable GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under other GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

We account for convertible instruments (when we have determined that the embedded conversion options should not be bifurcated from their host instruments) as follows: We record when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. The embedded conversion option in connection with our convertible debt could not be exercised unless and until we completed a Qualifying Financing transaction. Accordingly, we determined based on authoritative guidance that the embedded conversion option is deemed to be a contingent conversion rather than active conversion option that did not require accounting recognition at the commitment dates of the issuances of the Notes.

Common Stock Purchase Warrants and Other Derivative Financial Instruments

We classify as equity any contracts that require physical settlement or net-share settlement or provide us a choice of net-cash settlement or settlement in our own shares (physical settlement or net-share settlement) provided that such contracts are indexed to our own stock as defined in ASC 815-40 ("Contracts in Entity's Own Equity"). We classify as assets or liabilities any contracts that require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside our control) or give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). We assess classification of our common stock purchase warrants and other free standing derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required.

Fair Value Measurements

We adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The carrying amounts of our short and long term credit obligations approximate fair value because the effective yields on these obligations, which include contractual interest rates taken together with other features such as concurrent issuances of warrants and/or embedded conversion options, are comparable to rates of returns for instruments of similar credit risk.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of incremental shares issuable upon exercise of stock options and warrants and conversion of preferred stock and convertible debt.  Such potentially dilutive shares are excluded when the effect would be to reduce a net loss per share. No dilution adjustment has been made to the weighted average outstanding common shares in the periods presented because the assumed exercise of outstanding options and warrants and the conversion of preferred stock and debt would be anti-dilutive.

The following table sets forth the potential shares of common stock that are not included in the calculation of diluted net loss per share:

	December 31, 2012	December 31, 2011
Stock options outstanding	5,557	5,557
Warrants to purchase common stock	1,749,874	1,747,347
Debentures convertible into common stock	368,726	368,726
Preferred shares convertible into common stock	582,233	930,382
Total	2,706,390	3,052,012

Recent Accounting Pronouncements

From time to time new accounting pronouncements are issued by the Financial Accounting Standards Board or other standard setting bodies that may have an impact on the Company’s accounting and reporting. The Company believes that such recently issued accounting pronouncements and other authoritative guidance for which the effective date is in the future will not have an impact on its accounting or reporting or that such impact will not be material to its financial position, results of operations and cash flows when implemented.

5.   NOTES PAYABLE

As of December 31, 2012 and 2011 Notes Payable consists of:

	December 31, 2012	December 31, 2011

On December 29, 2009 and February 3, 2010, the Company issued convertible debentures in the amount of $371,362 and $70,000, respectively, payable to Fountainhead Capital Management (“Fountainhead”), the beneficial owner of more than 50% of the Company’s common stock. These debentures accrue interest at a rate of 6% per annum, are secured by a first priority security interest in all of the assets of the Company, and are senior to or pari passu with, all other obligations of the Company, subject to certain conditions. The Holder is entitled to convert all or any amount of the principal face amount of the debentures then outstanding into shares of common stock of the Company at the conversion price of $1.88 per share, subject to adjustment and does not require bifurcation. These debentures were originally due August 31, 2010 and the due date has been extended over time to December 31, 2013.

	441,362	441,362

On September 30, 2010 and October 14, 2010, the Company issued convertible debentures payable to Fountainhead in the amount of $85,000 and $90,000, respectively. These debentures accrue interest at a rate of 6% per annum, are secured by a first priority security interest in all of the assets of the Company, and are senior to or pari passu with, all other obligations of the Company, subject to certain conditions. The Holder is entitled to convert all or any amount of the principal face amount of the debentures then outstanding into shares of common stock of the Company at the conversion price of $2.63 per share, subject to adjustment and does not require bifurcation. The debentures were originally due August 31, 2011, and the due date has been extended over time to December 31, 2013.

	175,000	175,000

On October 26, 2010 and November 15, 2010, the Company issued debentures payable to Fountainhead in the amount of $77,500 and $322,500, respectively. These debentures accrue interest at a rate of 6% per annum, are secured by a first priority security interest in all of the assets of the Company, and are senior to or pari passu with, all other obligations of the Company, subject to certain conditions. The debentures were originally due August 31, 2011, and the due date has been extended over time to December 31, 2013.	400,000	400,000

On November 15, 2010, the Company issued a convertible debenture in the amount of $350,000 payable to Peter Zachariou, a Director of the Company. This debenture accrues interest rate of 6% per annum, is due on December 31, 2012, is secured by a first priority security interest in all of the assets of the Company, and is senior to or pari passu with, all other obligations of the Company, subject to certain conditions. The Holder is entitled to convert all or any amount of the principal face amount of the debenture then outstanding into shares of common stock of the Company at the conversion price of $2.85 per share, subject to adjustment and does not require bifurcation. On December 20, 2010, the Company repaid $50,000 of this debenture and removed the convertible rights. The debentures were originally due December 31, 2012 and the due date has been extended over time to December 31, 2013.

	300,000	300,000

	December 31, 2012	December 31, 2011

On March 25, 2011 the Company issued a term note for $300,000 to EuroAmerican Investment Corp. (“EuroAmerican”). The term note bears interest at 16% per annum and was due June 25, 2011. In connection with the loan the Company also issued EuroAmerican warrants to purchase 2,667 shares of the Company’s common stock at an exercise price of $4.50 per share for a period of three (3) years. On June 25, 2011 the due date for this note was extended to September 25, 2011 and the Holder was granted the right to convert all or any amount of the principal face amount of the debenture then outstanding and accrued interest into shares of common stock of the Company at the conversion price of $4.50 per share, subject to adjustment and does not require bifurcation. The due date for this note has been extended over time to June 30th, 2013

	300,000	300,000

In the period July to December 2012 the Company issued short term, unsecured notes payable to Fountainhead in the aggregate amount of $300,900. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company.	300,900	-

In the period August to December 2012 the Company issued short term, unsecured notes payable to Peter Zachariou in the aggregate amount of $115,500. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company.	115,500	-

In the period August to December 2012 the Company issued short term, unsecured notes payable to Craig Kirsch in the aggregate amount of $98,550. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company.	98,550	-

In September 2012 the Company issued short term, unsecured notes payable to Osbaldo Trading Limited in the amount of $42,900. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company.	42,900	-

	December 31, 2012	December 31, 2011
Unsecured, non-interest bearing loan from the chief executive of NovaVision AG, advanced a total of €8,250 to NovaVision AG, repayable in monthly installments. As of June 30, 2012 the loan had been repaid in full and December 31, 2011 the remaining balance was €8,250.	-	10,660

Insurance policy finance agreements	21,290	9,103

Total Notes Payable:	$2,195,502	$1,636,125

As of December 31, 2012, $1,316,362 of Company's notes payable are secured by a first security interest in all of the assets of the Company. The company assesses the value of the beneficial conversion feature of its convertible debt by determining the intrinsic value of such conversion, under ASC 470, at the time of issuance. At the time of issuance of each of the convertible debt instruments set out above, the fair value of the stock was either the same or less than the conversion price, and so there was no value attributable to any beneficial conversion feature.

6.   SEGMENT REPORTING, GEOGRAPHICAL INFORMATION

(a) Business segments

The Company operates in two business segments: Vycor Medical, which focuses on devices for neurosurgery; and NovaVision, which focuses on neuro stimulation therapies and diagnostic devices for the treatment and screening of vision field loss. Set out below are the revenues, gross profits and total assets for each segment.

	December 31,
	2012	2011
Revenue:
Vycor Medical	$770,676	$548,463
NovaVision	434,587	422,904
Total Revenue	$1,205,263	$971,367
Gross Profit:
Vycor Medical	668,729	439,422
NovaVision	357,004	355,687
Total Gross Profit	$1,025,733	$795,109

	December 31,
	2012	2011
Total Assets:
Vycor Medical	1,055,026	2,068,084
NovaVision	1,506,134	1,503,556
Total Assets	2,561,160	$3,571,640

(b) Geographic information. The Company operates in two geographic segments, the United States and Europe. Set out below are the revenues, gross profits and total assets for each segment.

	December 31,
	2012	2011
Revenue:
United States	$952,256	$740,967
Europe	253,007	230,400
Total Revenue	$1,205,263	$971,367
Gross Profit:
United States	$810,809	$607,702
Europe	214,924	194,651
Total Gross Profit	$1,025,733	$802,353
Total Assets:
United States	$2,475,933	$3,470,993
Germany	85,227	100,647
Total Assets	2,561,160	$3,571,640

7.  PROPERTY AND EQUIPMENT

As of December 31, 2012 and 2011, Property and Equipment and the estimated lives used in the computation of depreciation are as follows:

	Estimated Useful Lives	December 31, 2012	December 31, 2011

Machinery and equipment	3 years	123,355	$106,368
Leasehold Improvements	5 years	6,206	-
Purchased Software	3 years	17,833	15,607
Molds and Tooling	5 years	234,230	234,230
Furniture and fixtures	7 years	21,533	21,130
Therapy Devices	3 years	76,513	59,065
Internally Developed Software	5 years	923,215	559,304
		1,402,885	995,704

Less: Accumulated depreciation and amortization		(575,496)	(324,413)

Property and Equipment, net		$827,389	$671,291

Depreciation expense for the years ended December 31, 2012 and 2011 was $247,156 and $157,676 respectively, including $22,610 and $16,725 respectively for Therapy Devices which is allocated to Cost of Sales.

8.   INTANGIBLE ASSETS

As of December 31, 2012 and 2011, Intangible Assets consists of:

	December 31,
	2012	2011
Amortized intangible assets: Patent (8 years useful life)
Gross carrying Amount	$705,662	$492,147
Accumulated Amortization	(202,767)	(112,568)
	$502,895	$379,579

Amortized intangible assets: Website (5 years useful life)
Gross carrying Amount	$18,909	$18,909
Accumulated Amortization	(16,137)	(14,003)
	$2,772	$4,906

Intangible assets not subject to amortization
Trademarks	251,157	130,000

Intangible asset amortization expense for the periods ended December 31, 2012 and 2011 was $104,344 and $69,022, respectively.

9.   EQUITY

Certain Equity Transactions

In January and February 2011, the Company issued an aggregate of 50,527 shares of common stock to three investors at a price of $2.85 per share for aggregate gross proceeds of $144,000.

During the period from January 1, 2011 through December 31, 2011, the Company issued 5,920 shares of Common Stock (valued at $20,000) to Steven Girgenti and 645 shares of Common Stock (valued at $2,174) Dr Oscar Bronsther in consideration for services provided to the Board of Directors; and 1,217 shares of Common Stock (valued at $6,250) to Alvaro Pasual-Leone, and 926 shares of Common Stock (valued at $6,250) to each of Jason Barton and Jose Romano, in respect of their roles as members of the NovaVision, Inc. Scientific Advisory Board.

On March 2, 2011, the Company issued warrants to seven parties to purchase 98,070 shares of the Company's common stock at a price of $4.50 per share. The warrants are exercisable over a period of three years from the date of issuance.

On March 25, 2011, in connection with the issuance by the Company of a term note for $300,000 to EuroAmerican Investment Corp, the Company issued warrants to purchase 2,667 shares of Company common stock at an exercise price of $4.50 per share for a period of three years from the date of issuance. The estimated fair value of this warrant was recorded as a debt discount at issuance and was amortized over the three-month term of the loan as interest expense.

In April 2011, the Company issued 162,965 shares of common stock together with Warrants to purchase 81,842 shares of common stock at an exercise price of $4.50 per share for a period of three years for aggregate gross proceeds of $550,000.

In April 2011, in connection with a consultancy agreement, the Company issued 120,000 shares of common stock (valued at $360,000) to Jerrald Ginder. On June 25, 2011, pursuant to an amendment to this consultancy agreement, the Company issued an additional 17,778 shares of common stock to Mr. Ginder in lieu of aggregate monthly cash payments due under the agreement totaling $60,000.

In May 2011, the Company issued 57,779 shares of common stock together with Warrants to purchase 28,889 shares of Company common stock at an exercise price of $4.50 per share for a period of three years for aggregate gross proceeds of $195,000.

On June 7, 2011, the Company completed the sale of 31.4 Units comprising Series C Convertible Preferred Shares and Warrants (the "Units") to accredited investors (the "Investors") (the "Preferred Offering") for aggregate proceeds of $1,570,000. The Units were issued pursuant to separate Series C Convertible Preferred Stock Purchase Agreements (the "Agreements") between the Company and each of the Investors.  This sale was an initial closing (the "Initial Closing") under the Agreements which allows for maximum proceeds of $3,000,000. Each Unit was priced at $50,000 and comprised one share of Series C Preferred Convertible Stock convertible (at the Holder's option or mandatorily upon the occurrence of certain events) into 14,815 shares of the Company's Common Stock ($3.38 per share) and a Warrant to purchase 7,408 shares of the Company's Common Stock at $4.50 per share (subject to adjustments) for a period of three years (the "Warrant" or "Warrants").  A total of 31.4 shares of Series C Convertible Preferred Stock convertible into 465,186 shares of the Company's Common Stock and Warrants to purchase 232,593 shares of the Company's Common Stock were issued.  On June 28, 2011, the Company completed a second closing of the Preferred Offering (the "Second Closing") with the sale of an additional 15.40 Units to Investors for aggregate proceeds of $770,000. An additional 15.40 shares of Series C Convertible Preferred Stock convertible into 228,149 shares of the common stock and Warrants to purchase 114,074 shares of the Company's common stock were issued in connection with the Second Closing.  The Company entered into a Registration Rights Agreement with the Investors with respect to the Warrants. In December 2011, by mutual consent for technical reasons, the sale of 1 unit of Series C Convertible Preferred Stock convertible into 14,815 shares of the Company's Common Stock was rescinded; the Company returned the $50,000 invested and the investor returned the preferred share and the warrants to purchase 7,408 shares of the Company's Common Stock.

On June 3, 2011, in connection with a consultancy agreement, the Company issued 103,334 shares of common stock (valued at $348,750) to GreenBridge Capital Partners IV, LLC. 68,889 of these shares remained held in escrow and are subject to clawback options, at the Company's sole descretion, exerciseable in equal tranches by April 15 and 30, 2012.

On June 6, 2011, in connection with a consultancy agreement, the Company issued 6,667 shares of common stock (valued at $22,500) to Burnham Hill Advisors, LLC.

Burnham Hill Partners LLC ("BHP") served as placement agent in connection with the sale of 24.8 Units in the Preferred Offering. Pursuant to a placement agent agreement with BHP, the Company paid BHP a cash placement fee equal to seven percent (7%) of the gross proceeds received by the Company from Units placed by BHP. Also pursuant to the placement agent agreement, the Company issued BHP Warrants (the "Placement Agent Warrants") to purchase a number of shares equal to seven percent (7%) of the number of shares of common stock issuable upon conversion of the 24.8 Units placed by BHP (25,719 shares) in the Preferred Offering. The Placement Agent Warrants are exercisable for three years from the date of issuance at an exercise price of $3.38 per share. In connection with the investor rescinding in December 2011 referred to above, the number of warrants was reduced to 24,682.

On June 30, 2011, the entire principal and unpaid interest on a Debenture dated December 3, 2010 payable to Berardino Investment Group in the original principal amount of $40,000 was converted into 14,453 shares of common stock at a conversion price of $2.85 per share.

Under the terms of a Consulting Agreement dated February 10, 2010 with Fountainhead, the Company was required to issue to Fountainhead fully vested warrants to purchase 260,425 shares of the Company's common stock should certain conditions be met during the term of the Consulting Agreement. These warrants are exercisable at $1.88 per share for a period of five years from February 2010. These warrants became issuable upon completion of the Preferred Offering and were issued in June 2011.

In July 2011 the Company issued Warrants to purchase 15,334 shares of Company common stock at an exercise price of $4.50 per share for a period of three years to Millenium Capital Corporation in respect of consulting and advisory services.

On August 4, 2011, the Company completed a final closing of the Preferred Offering (the "Final Closing") with the sale of an additional 13.2 Units to Investors for aggregate proceeds of $660,000. An additional 13.2 shares of Series C Convertible Preferred Stock convertible into 195,556 shares of the Company's Common Stock and Warrants to purchase 97,778 shares of the Company's Common Stock were issued in connection with the Final Closing. An aggregate of 60 Units were sold to Investors in the First Closing, Second Closing and Final Closing of the Preferred Offering for total proceeds of $3,000,000. A total of 60 shares of Series C Convertible Preferred Stock, convertible into an aggregate of 888,889 shares of Common Stock, and Warrants to purchase 444,444 shares of the Company's Common Stock.

In August 2011 2,858 shares of Common Stock (valued at $10,000) to McCombie Group, LLC in respect of consulting agreements.

On August 26, 2011, the Company completed a new sale of 3.8 Units comprising Series C Convertible Preferred Shares and Warrants (the "Units") to an accredited investor (the "Investor") (the " New Preferred Offering") for aggregate proceeds of $190,000. Each Unit was priced at $50,000 and comprised one share of Series C Preferred Convertible Stock convertible (at the Holder's option or mandatorily upon the occurrence of certain events) into 14,815 shares of the Company's Common Stock ($3.38 per share) and a Warrant to purchase 7,408 shares of the Company's Common Stock at $4.50 per share (subject to adjustments) for a period of three years (the "Warrant" or "Warrants").

In September 2011 the Company entered into a Consulting Agreement with Dr Oscar Bronsther with regard to certain potential clinical studies utilizing Vycor's VBAS product. Under the terms of the agreement, Dr Bronsther received warrants to purchase up to 2,667 of the Company's Common Stock for a period of three years from September 30, 2011 at a price of $4.50 per share.

On September 30, 2011 the Company issued 3,400 shares of Company common stock to Joe Simone in respect of an amendment to a previously disclosed consulting agreement.

In December 2011 the Company issued 2,687 shares of Common Stock to Fountainhead Capital Partners Limited in respect of the exercise of December 2006 warrants, and received $443.26 in cash.

On January 4, 2012, an aggregate of 95,667 restricted shares of the Company were issued to Prof. Sahraie and the University of Aberdeen, relating to the acquisition of all of the shares of Sight Science, Ltd. (“Sight Science”) by NovaVision.

During the period from January 1, 2012 through December 31, 2012, the Company issued 5,928 shares of Common Stock (valued at $20,000) to each of Steven Girgenti and Dr Oscar Bronsther in consideration for services provided to the Board of Directors, 3,704 shares of Common Stock (valued at $12,500) to each of Alvaro Pasual-Leone, Jason Barton and Jose Romano, and 2,778 shares of Common Stock (valued at $9,375) to Josef Zihl in respect of their roles as members of the NovaVision, Inc. Scientific Advisory Board.

In April 2012 the Company issued 8,889 shares of Common Stock (valued at $30,000) to Brunella Jacs, LLC in respect of consultancy services provided the Company.

In June 2012, following the exercise of the Company’s option to repurchase shares of Common Stock from Greenbridge Capital Partners, IV, LLC, a total of 68,889 shares were repurchased into Treasury Stock at $1,033.33.

In August 2012, 137,778 shares of Common Stock previously issued to Mr. Jerrald Ginder under the terms of Consulting Agreement were returned to the Company in consideration of a full settlement of performance and amounts due under the Consulting Agreement; the shares were retired.

During the period from January 1, 2012 through December 2012, the Company issued a total of 348,152 shares of Common Stock in respect of conversion of Series C Preferred Stock.

During the period from May 1, 2012 through December 31 2012, the Company issued a total of 50,372 shares of Common Stock at $3.375 for a total consideration of $170,000 to four investors.

On November 30, 2012 the Company made a charitable donation of 14,815 shares of Common Stock valued at $16,667 to The Fiducuary Foundation.

On November 30, 2012 the Company entered into 12 month consulting agreements with Del Mar Consulting, Inc and Alex Partners, LLC to provide investor relations and investor awareness consultancy services. Under these agreements, Del Mar and Alex Partners received shares 140,000 and 93,334 Common Shares valued at $157,500 and $105,000 respectively.

10.   SHARE-BASED COMPENSATION

Stock Option Plan

The Company adopted the Vycor Medical, Inc. Employee, Director, and Consultant Stock Plan (the “Plan”) as of February 13, 2008. The Plan provides for both incentive stock options and nonqualified stock options to be granted to employees, officers, consultants, independent contractors, directors and affiliates of the Company.   The board of directors establishes the terms and conditions of all stock option grants, subject to the Plan and applicable provisions of the Internal Revenue Code.  Incentive stock options must be granted at an exercise price not less than the fair market value of the common stock on the grant date.  The options granted to participants owning more than 10% of the Company’s outstanding voting stock must be granted at an exercise price not less than 110% of the fair market value of the common stock on the grant date.  The options expire on the date determined by the board of directors, but may not extend mare than 10 years from the grant date, while incentive stock options granted to participants owning more than 10% of the Company’s outstanding voting stock expire five years from the grant date. The vesting period for employees is generally over three years.  The vesting Period for non-employees is determined based on the services being provided. The maximum number of shares of stock which may be delivered under the plan shall automatically increase by a number sufficient to cause the number of shares covered by the plan to equal 10% of the total number of shares of stock then outstanding on a fully diluted basis.

Under ASC Topic 718, the Company estimates the fair value of option awards on the date of grant using an option pricing model. The grant date fair value is recognized over the option vesting period, the period during which an employee is required to provide service in exchange for the award. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Under these standards, compensation cost for employee cost for employee stock-based awards is based on the estimated grant-date fair value and recognized over the vesting period of the applicable award on a straight-line basis.  No employee stock options were granted for the years ended December 31, 2012 and 2011.

Initial grants of options to purchase 3,334 shares were issued under the Plan on February 13, 2008 to each of Kenneth T. Coviello, the Company’s Chief Executive Officer and Heather N. Vinas, the Company’s President at an exercise price of $20.25 per share.  The options vested 33-1/3% on each of the first, second, and third anniversary of the grant and expire February 12, 2018. Following Heather Vinas’ resignation as President of the Company in May 2010, 667 unvested options were cancelled. For the years ended December 31, 2012 and 2011, the Company recognized share-based compensation of $0 and $0, respectively.

Stock appreciation rights may be granted either on a stand alone basis or in conjunction with all or part of any other stock options granted under the plan.  As of December 31, 2012 there were no awards of any stock appreciation rights.

The Company from time to time issues common stock, stock options or common stock warrants to acquire services or goods from non-employees. Common stock, stock options and common stock warrants issued to other than employees or directors are recorded on the basis of their fair value, which is measured as of the “measurement date” using an option pricing model. The “measurement date” for options and warrants related to contracts that have substantial disincentives to non-performance is the date of the contract, and for all other contracts is the vesting date. Expense related to the options and warrants is recognized on a straight-line basis over the shorter of the period over which services are to be received or the life of the option or warrant.

The details of the outstanding rights, options and warrants and value of such rights, options and warrants are as follows:

STOCK WARRANTS:	Number of shares	Weighted average exercise price per share
Outstanding at December 31, 2010	777,371	$2.35
Granted	987,869	3.78
Exercised	(2,687)	0.17
Cancelled or expired	(15,212)	12.96
Outstanding at December 31, 2011	1,747,341	$3.07
Granted	4,667	4.50
Exercised	-	-
Cancelled or expired	(2,140)	36.00
Outstanding at December 31, 2012	1,749,868	$3.03

STOCK OPTIONS:	Number of shares	Weighted average exercise price per share
Outstanding at December 31, 2010	5,557	$20.25
Granted	-	-
Exercised	-	-
Cancelled or expired	-	-
Outstanding at December 31, 2011	5,557	$20.25
Granted	-	-
Exercised	-	-
Cancelled or expired	-	-
Outstanding at December 31, 2012	5,557	$20.25

As of December 31, 2012, the weighted-average remaining contractual life of outstanding warrants and options is 1.93 and 5.12 years, respectively.

Non-Employee Stock Compensation

Under the terms of a consulting agreement dated February 2010, the Company issued fully vested warrants to Fountainhead to purchase up to 260,425 shares of the Company's common stock at $1.88 per share. The warrants are valid from February 10, 2010 for a period of five years. The fair value of these warrants was estimated using the Black-Scholes option pricing model and was amortized over the two-year life of the consultancy agreement, to February 2012. For year the ended December 31, 2012, $20,397 was recognized as share-based compensation in connection with this agreement.

During the year ended December 31, 2012, the Company issued an aggregate of 5,928 shares of common stock, valued at $20,000, to each of Steven Girgenti and Oscar Bronsther for services rendered to the board of directors. For the ended December 31, 2012, 2012, a total of $30,000 was recognized as share-based compensation for the issuance of these shares.

During the year ended December 31, 2012 the Company issued an aggregate of 3,704 shares of common stock, valued at $12,500, to each of Alvaro Pascual-Leone, Jason Barton and Jose Romano and 2,778 shares of Common Stock, valued at $9,375, to Josef Zihl for services rendered to the Scientific Advisory Board of NovaVision. For the ended December 31, 2012, an aggregate of $46,875 was recognized as share-based compensation for the issuance of these shares.

Under the terms of a one-year consultancy agreement with Mr. Jerrald Ginder dated March 2011, as amended June 2011, the company issued an aggregate of 137,778 restricted shares of common stock of the Company. The stock was valued by the Company at $420,000 and was amortized over the life of the agreement as share-based compensation expense. For the year ended December 31, 2012, aggregate compensation recognized in respect of the Consulting Agreement, as amended, was $109,570. The consultancy was fully expensed as of March 31, 2012. This Agreement is further discussed in Note 14.

In June 2011, the Company entered into a one-year Consulting Agreement with GreenBridge Capital Partners, IV, LLC, to provide consulting and advisory services to the Company. Under the terms of this agreement, GreenBridge was to receive up to 103,334 shares of the Company’s common stock. The stock was valued by the Company at $348,750 and was amortized over the life of the agreement as share-based compensation expense, in accordance with the performance under that agreement. As further discussed in Note 14, in May 2012 the Company exercised its option to repurchase 68,889 shares. Accordingly, a total of $116,250 was recognised as expense under this agreement. As at December 31, 2011, $113,344 had been recognized and for the year ended December 31, 2012, $2,906 was recognized as share-based compensation in connection with this agreement.

In April 2012 the Company entered into a consultancy agreement with Brunella Jacs, LLC for certain corporate and strategic advisory services. Under the terms of the agreement, Brunella Jacs was issued 8,889 shares of Common Stock, valued at $30,000. For the year ended December 31, 2012, aggregate compensation recognized in respect of this agreement was $30,000.

On May 14, 2012, the Company entered into a three-month Consulting Agreement with OneSource Advisors, LLC to provide consulting and advisory services to the Company, which was amended on August 31, 2012. Under the terms of the Consulting Agreement, on September 30, 2012 OneSource received warrants to purchase up to 4,667 of the Company’s Common Stock for a period of three years from May 14, 2012 at a price of $4.50 per share. The fair value of these warrants was estimated at $8,708 using the Black-Scholes model and the full value was recognized immediately.

On November 30, 2012 the Company entered into 12 month consulting agreements with Del Mar Consulting, Inc and Alex Partners, LLC to provide investor relations and investor awareness consultancy services. Under these agreements, Del Mar and Alex Partners received shares Common Shares valued at $157,500 and $105,000 respectively. The value of these shares is being amortized over the period of the agreement, and for the year ended December 31, 2012 stock compensation of $21,875 was recognized as share-based compensation in connection with this agreements.

Aggregate stock-based compensation expense charged to operations on stock and warrants granted to the above non-employees the year ended December 31, 2012 is $280,331. As of December 31, 2012, there was $240,625 of total unrecognized compensation costs related to warrant and stock awards and non-vested options.

Stock-based compensation expenses related to employee options and warrants granted to non-employees are recognized as the stock options and warrants are earned. The fair value of the stock options or warrants granted is estimated at the grant date, using the Black-Scholes option pricing model, and the expense is recognized on a straight-line basis over the shorter of the period over which services are to be received or the life of the option or warrant.  The grant date fair value of employee share options and similar instruments is estimated using the Black-Scholes option pricing model on the basis of the fair value of the underlying common stock on the measurement date, adjusted for the unique characteristics of those equity instruments, using the assumptions noted in the table below. The fair value of the common stock is determined by the then-prevailing private placement purchase price. Expected volatility was based on the historical volatility of a peer group of publicly traded companies. The expected term of options and warrants was based upon the life of the option, and the risk-free rate used was based on the U.S. Treasury Constant Maturity rate.

The following assumptions were used in calculations of the Black-Scholes option pricing model in years ended December 31, 2012 and 2011:

	Year ended December 31,
	2012	2011
Risk-free interest rates	0.31-2.39%	0.42-1.60%
Expected life	3 years	3 years
Expected dividends	0%	0%
Expected volatility	96-99%	96-99%
Vycor Common Stock fair value	$1.88-$4.50	$3.00-$4.50

12. INCOME TAXES

Loss Before Taxes

	December 31, 2012	December 31, 2011
Domestic	$2,613,733	$4,455,038
Foreign	312,477	323,505
	$2,926,210	$4,778,543

Deferred Income Taxes

The Company has incurred net operating losses since inception. The Company has not reflected any tax benefit related to such net operating losses in the financial statements.  Prior to August 15, 2007 the Company was a limited liability company and losses were passed through to the individual members, therefore the Company only has potential tax benefits from the date it became a ‘C’ corporation.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company and its subsidiaries’ deferred tax assets at December 31, 2012 and December 31, 2011 are as follows:

	December 31, 2012	December 31, 2011
Operating loss carry-forward	$2,700,000	$2,100,000
Deferred tax asset before Valuation allowance	2,700,000	2,100,000
Valuation allowance	(2,700,000)	(2,100,000)
Net deferred tax asset	$—	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income.

The authoritative guidance requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Based on the level of historical taxable losses and projections of future taxable income (losses) over the periods in which the deferred tax assets can be realized, management currently believes that it is more likely than not that the Company will not realize the benefits of these deductible differences. Accordingly, management has determined that a 100% valuation allowance is appropriate at December 31, 2012 and December 31, 2011.

Net Operating Loss Carry-Forwards

As of December 31, 2012 and 2011, the Company has U.S. accumulated losses for tax purposes of approximately $7,600,000 and $6,000,000 respectively, which may be carried forward and offset against U.S. taxable income, and which expire during the tax years 2027 through 2031.

Federal tax laws impose significant restrictions on the utilization of net operating loss carry-forwards and  in the event of a change in ownership of the Company, as defined by the Internal Revenue Code Section 382. The Company’s net operating loss carry-forwards  may be subject to the above limitations.

As of December 31, 2012 and 2011, had German accumulated losses for tax purposes of approximately $490,000 and $450,000 respectively, which may be carried forward and offset against German taxable income subject to certain restrictions and limitations. Such carry-forwards are subject to certain restrictions and limitations in the event of changes in the NovaVision GmbH’s ownership.

As of December 31, 2012 and 2011, had UK accumulated losses for tax purposes of approximately $100,000 and $0 respectively, which may be carried forward and offset against UK taxable income subject to certain restrictions and limitations.

Tax Rates

The applicable US income tax rate for the Company for both of the years ended December 31, 2012 and 2011 was 35%.

Non-US subsidiaries are taxed according to the tax laws in their respective country of residence. The German applicable rate for both of the years ended December 31, 2012 and 2011 was 35%; the UK applicable rate for the year ended December 31, 2012 was 24% respectively.

US income taxes and foreign withholding taxes were not provided for on undistributed earnings of the Company’s foreign subsidiaries. The Company intends to reinvest these earnings indefinitely in its foreign subsidiaries. If these earnings were distributed to US in the form of dividends or otherwise, after the repayment of intercompany debt, the Company would be subject to additional US income taxes (subject to an adjustment for foreign tax credits) and foreign withholding taxes.

Uncertain Tax Position

The Company has recorded no liability for income taxes associated with unrecognized tax benefits at the date of adoption and has not recorded any liability associated with unrecognized tax benefits during 2012 and 2011. Accordingly, the Company has not recorded any interest or penalty in regard to any unrecognized benefit.

13.   COMMITMENTS AND CONTINGENCIES

Lease

The Company leases approximately 10,000 sq. ft. located at 6401 Congress Ave., Suite 140, Boca Raton, FL 33487 from Catexor Limited Partnership for a gross rent of $14,260 plus sales tax per month. The term of the lease is 5 years and 6 months terminating July, 2017. The Company’s subsidiaries in Germany and the UK occupy properties on short term lease agreements. Rent expense for the years ended December 31, 2012 and 2011 were $190,023 and $180,255, respectively.

Potential German tax liability and connected professional fees

In June 2012 the Company's German subsidiary received a preliminary assessment for Magdeburg City trade tax of approximately €75,000 (approximately $94,000). This assessment is for the 2010 fiscal year and relates to the Company's acquisition of the assets of the former NovaVision, Inc. An initial assessment for corporate tax for the same period has been preliminarily reduced to zero. The Company has not accepted this trade tax assessment and is in discussion with the relevant tax authorities with a view to its reduction. To the extent that this assessment, a higher or a reduced amount, is ultimately confirmed by the tax authorities, the Company believes it has a very strong claim against certain professional advisors which would offset the liability in full. Accordingly, the Company has made no provision for this liability for the period ended December, 2012.

Related to the above tax situation, the Company has incurred advisory fees. The Company believes it also has a strong claim against certain professional advisors for a recovery of the full amount of the fees, however such recovery may be limited to a statutory minimum. Accordingly the Company has made a provision in the period ended December 31, 2012 for the full amount of these fees, being approximately €39,000 ($50,105).

Potential Patent Infringement

The Company is aware that potential competitors are developing products similar to VBAS for sale in foreign markets.  If those products come to market, Vycor has the option to take action to enforce its patent rights.  As with all patent infringement actions, there is some risk that the accused infringer will not be found to infringe the claims, and an additional risk that the accused infringer will successfully challenge the validity of the asserted claims.

VBAS Limited Product Recall

In August 2012 the Company initiated a limited product recall having identified a microscopic fiber in a single lot of its TC171105 model. Further investigation concluded that there was a very low incidence of this microscopic fiber in the lot, which had not been picked up during the inspection process. The FDA was notified and all customers with units that had been distributed (a total of 5 customers in the U.S. and 2 customers internationally) were contacted and the units were recalled and replaced with re-inspected and passed units, or internationally re-inspected under 100% enhanced inspection guidelines; this recall and replacement process was completed in November 2012 and there are no affected units on the marketplace. In January 2013, following their review, classified the recall as a Class I. The Company is in the process of closing out this recall with the FDA.

Vycor re-inspected all remaining units in the lot prior to shipment under 100% enhanced inspection procedures and took steps to ensure that this issue was contained to this lot and that other lots and products were not affected (this is one of 12 products sold by Vycor). The likely source of the fiber was identified and corrective steps implemented in both the manufacturing and inspection processes to ensure that the issue would not re-occur.

Vycor is not able at this time to determine whether there will be any financial impact on the Company as a result of this recall. However, the limited replacement of defective units is immaterial and at this time the Company does not believe there are additional costs of sufficient materiality to make a reserve provision in its financial statements. Vycor’s customers have appreciated that Vycor took swift voluntary action to remove this product from the marketplace, even though the incidence of this fiber and therefore the risk was low, before any units could be used, and to maintain Vycor’s high safety and quality standards.

14. CONSULTING AND OTHER AGREEMENTS

The Company has entered into the following consulting and other agreements during the year ended December 31, 2012:

Consulting Agreement with OneSource Advisors, LLC.

On May 14, 2012, the Company entered into a three-month Consulting Agreement with OneSource Advisors, LLC to provide consulting and advisory services to the Company, which was amended on August 31, 2012. Under the terms of the Consulting Agreement, on September 30, 2012 OneSource received warrants to purchase up to 4,667 of the Company’s Common Stock for a period of three years from May 14, 2012 at a price of $4.50 per share.

Consulting Agreement with Del Mar Consulting Group, Inc and Alex Partners, LLC.

On November 30, 2012 the Company entered into 12 month consulting agreements with Del Mar Consulting, Inc and Alex Partners, LLC to provide investor relations and investor awareness consultancy services. Under these agreements, Del Mar and Alex Partners received shares Common Shares valued at $157,500 and $105,000 respectively.

The following agreements remained in force during the period:

Consulting Agreement with Fountainhead Capital Management Limited ("Fountainhead")

In February 2010 the Company entered into a Consulting Agreement with Fountainhead, which was the subject of a Supplement Agreement in May, 2011 to recognize Fountainhead's expanded responsibilities as a result of the acquisition by the Company of the assets of NovaVision, Inc. Under the terms of the Agreement and Supplement, the Company will pay to Fountainhead a monthly retainer of $37,500 ($8,500 under the Original Agreement and $29,000 under the Supplement). This monthly retainer shall be accrued and paid out to Fountainhead at the option of Fountainhead as follows: (i) in Vycor stock at any time at $1.88 per share for the Original Agreement and $3.38 per share for the Supplement; or (ii) in cash following the closing of a fundraising of no less than $2.5 million or on the sale of the Company or a substantial part of the assets thereof at any time after June 30, 2011. Notwithstanding, Fountainhead has the option to receive up to $5,000 of monthly retainer in cash each month, commencing April 1, 2011. The term of the Consulting Agreement is to May 5, 2013.

Consulting Agreement with Jerrald Ginder

In March 2011, as amended June 2011, the Company entered into a one-year consultancy agreement with Mr. Jerrald Ginder, a sales executive of Stryker Corporation, effective April 1, 2011. Under the terms of the agreement Mr. Ginder received 137,778 restricted shares of common stock of the Company. The stock was valued by the Company at $420,000 and was amortized over the life of the agreement ending March 30, 2012 as share-based compensation expense.

On August 7, 2012, the Company and Mr. Ginder reached a Settlement and Mutual General Release Agreement relative to the Consulting Agreement whereby it was acknowledged by all parties that the Consulting Agreement expired as of April 1, 2012 and that Mr. Ginder would cause to be delivered to the Company 137,778 shares of Company Common Stock previously issued to Mr. Ginder in consideration of a full settlement of performance and amounts due under the Consulting Agreement and a mutual general release among the parties. As of September 12, 2012, these shares were returned to the Company and retired.

Consulting Agreement with GreenBridge Capital Partners, IV, LLC

On June 3, 2011, the Company entered into a Consulting Agreement ("Consulting Agreement") with GreenBridge Capital Partners, IV, LLC, a Delaware limited liability company ("GreenBridge"), to provide consulting and advisory services to the Company. Under the terms of this agreement GreenBridge was to receive up to 103,334 shares of the Company's Common Stock. Said shares were subject to a Company repurchase option, which could be exercised within specified time periods at the Company's sole discretion.

As of June 30, 2012, the Company had exercised its option to repurchase 68,889 of the 103,334 shares for a total purchase price of $1,033.33. The Company also believes that it is entitled to the return of the remaining 34,445 shares because it contends that GreenBridge breached the Consulting Agreement and failed to deliver the services it was obligated to perform pursuant to the terms of the Consulting Agreement. The Company has filed an action relative to this matter with the American Arbitration Association alleging causes of action based upon breach of contract and fraud. In March 2013 Greenbridge returned to the Company all of the 34,445 shares being sought by the Company. At this time, the Company cannot project whether it will achieve a successful result in connection with the remainder of the action or any other related actions. The Company has reserved its right to claim legal costs.

Agreement with Partizipant, LLC

On July 31, 2011, the Company entered into an Agreement (the "Agreement") with Partizipant, LLC, a Delaware limited liability company ("Partizipant"), to provide a broad range of investor relations and public relations services. Pursuant to the Agreement, the Company agreed to pay Partizipant a one-time payment of $300,000.

The Company believes that Partizipant has not adequately performed its services under the Agreement and that it is entitled to the return of a substantial portion of the amounts paid under the terms of the Agreement. The Company has filed an action relative to this matter with the American Arbitration Association alleging causes of action based upon breach of contract and fraud. This action is still in its early stages and a hearing is set for September 2013. At this time, the Company cannot project whether it will achieve a successful result in this action.

15. RELATED PARTY TRANSACTIONS

During July to December 2012, the Company issued unsecured, subordinated loan notes to: Fountainhead for a total of $309,900; and to Peter Zachariou, a director of the Company, for a total of $115,550. The loan notes are subordinated to the Company’s secured debentures and Preferred C Stock of the Company, bear interest at a rate of 6% are due on demand or by their one-year anniversary.

In November 2012, Fountainhead and Peter Zachariou, a director of the Company, extended the maturity of secured loans totaling $1,016,362 and $300,000 respectively from December 31, 2012 to March 31, 2013. These have been subsequently extended to December 31, 2013.

On November 30, 2012 the Company entered into an Option Agreement with Heather Vinas, a director of the Company, to purchase up to 54,834 warrants to purchase Common Stock held by Mrs Vinas at $0.87. On January 1, 2013 and on the first day of each calendar month thereafter, the Company shall have the right to an Option Exercise with respect to 4,570 Warrants. The Company, in its sole discretion, may elect to cease its Option Exercises at any time. This was subsequently amended on January 15, 2013 to commence on February 15, 2013. The Company and Mrs Vinas are currently in discussions regarding this agreement.

There were no other related party transactions during the year ended December, 2012 other than the payment or accrual of fees under the Fountainhead Consulting agreement described in 14 above.

16. SUBSEQUENT EVENTS

Share Issuance

During January 2013, the Company issued 1,482 shares of Common Stock (valued at $5,000) to each of Steven Girgenti and Oscar Bronsther, M.D. in consideration for services provided to the Board of Directors, and 926 shares of Common Stock (valued at $3,125) to each of Alvaro Pasual-Leone and Josef Zihl in respect of their roles as members of the NovaVision, Inc. Scientific Advisory Board.

Reverse Stock Split

On January 11, 2013, the Company filed a Certificate of Amendment of its Certificate of Incorporation with the Secretary of State of the State of Delaware to effect a reverse stock split of 1 for 150 on the issued and outstanding Common Stock par value $0.0001 (“Common Stock”).  On January 15, 2013 (the “Effective Date”), the Company effectuated its reverse stock split.  On the Effective date, the Company implemented a one for 150 share reverse split of its Common Stock.  On the Effective Date, the Company’s pre-split 892,749,897 shares of Common Stock became 5,951,744 post-split shares of Common Stock, including the issuance of 79 shares of Common Stock for the round-up of partial shares.  In connection with the reverse split, the Company’s authorized capital was not changed.  All relevant information relating to the number of shares and per share information has been retrospectively adjusted to reflect the recerse stock split for all periods presented.

Loan Funding

During January to March, the Company issued unsecured, subordinated loan notes to: Fountainhead for a total of $130,000; and to Peter Zachariou, a director of the Company, for a total of $145,000. The loan notes are subordinated to the Company’s secured debentures and Preferred C Stock of the Company, bear interest at a rate of 6% are due on demand or by their one-year anniversary.

Sight Science Acquisition Deferred Consideration Amendment

In February 2013, The Company and its subsidiary, Nova Vision, Inc. agreed, among other things, to extend the payment schedule for the payment of the cash consideration and working capital excess by the Company to the University of

Aberdeen and Prof. Arash Sahriae pursuant to the original Sale Agreement between the parties dated as of January 2012 to a period ending June 30, 2013.

GreenBridge Litigation

In March 2013 Greenbridge returned to Vycor all of the 34,445 shares being sought by the Company. At this time, the Company cannot project whether it will achieve a successful result in connection with the remainder of the Action or any other related actions.

Loan Extensions

In March 2013, Fountainhead and Peter Zachariou, a director of the Company, extended the maturity of secured loans totaling $1,016,362 and $300,000 respectively from March 31, 2013 to December 31, 2013.

Option Agreement

On October 12, 2012 the Company entered into an Option Agreement with Kenneth T. Coviello, the Company’s former Chief Executive Officer, to purchase up to 109,668 warrants to purchase Common Stock held by Mr. Coviello at $0.87. On January 1, 2013 the Company shall have the right to an Option Exercise with respect to 27,417 Warrants. On the first day of each calendar month therafter, the Company shall have the right to an Option Exercise with respect to 9,139 Warrants per month, for a period of 9 months. On January 15, 2013 this was amended to commence on February 15, 2013. The Company, in its sole discretion, may elect to cease its Option Exercises at any time.

On November 30, 2012 the Company entered into an Option Agreement with Heather Vinas, a director of the Company, to purchase up to 54,834 warrants to purchase Common Stock held by Mrs Vinas at $0.87. On January 1, 2013 and on the first day of each calendar month thereafter, the Company shall have the right to an Option Exercise with respect to 4,570 Warrants. On January 15, 2013 this was amended to commence on February 15, 2013. The Company, in its sole discretion, may elect to cease its Option Exercises at any time.

VYCOR MEDICAL, INC.
Consolidated Balance Sheets

	June 30, 2013 (unaudited)	December 31, 2012 (Audited)
ASSETS

Current Assets
Cash	$20,173	$59,821
Accounts receivable, net	92,182	144,347
Inventory	259,139	290,508
Prepaid expenses and other current assets	301,624	429,102
Total Current Assets	673,118	923,778

Fixed assets, net	721,777	827,389

Intangible and Other assets:
Trademarks	251,157	251,157
Patents, net of accumulated amortization	498,844	502,895
Website, net of accumulated amortization	2,016	2,772
Security deposits	53,169	53,169
Total Intangible and Other assets	805,186	809,993

TOTAL ASSETS	$2,200,081	$2,561,160

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$237,553	$187,789
Accrued interest	284,973	195,138
Accrued liabilities	1,390,395	1,198,463
Other current liabilities	85,427	241,918
Notes payable - current	2,610,198	2,195,502
TOTAL CURRENT AND TOTAL LIABILITIES	4,608,546	4,018,810

STOCKHOLDERS' DEFICIENCY
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 21.6 and 39.3 issued and outstanding as at June 30, 2013 and December 31, 2012	$1	$1
Common Stock, $0.0001 par value, 1,500,000,000 shares authorized, 6,543,314 and 6,020,555 shares issued and outstanding at June 30, 2013 and December 31, 2012 respectively	654	602
Additional Paid-in Capital	13,488,602	13,141,489
Treasury Stock (103,334 and 68,889 shares of Common Stock as at June 30, 2013 and December 31, 2012 respectively, at cost)	(1,033)	(1,033)
Accumulated Deficit	(15,898,412)	(14,587,914)
Accumulated Other Comprehensive Income	1,723	(10,795)

Total Stockholders' Deficiency	(2,408,465)	(1,457,650)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY	$2,200,081	$2,561,160

See accompanying notes to financial statements

VYCOR MEDICAL, INC.
Consolidated Statements of Operations
(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2013	2012	2013	2012

Revenue	$234,954	$265,386	$466,628	$697,987

Cost of Goods Sold	27,894	40,248	57,912	119,669

Gross Profit	207,060	225,138	408,716	578,318

Operating expenses:
Research and development	21,285	45,860	52,635	70,547
Depreciation and Amortization	89,276	82,590	175,546	164,166
General and administrative	706,111	839,407	1,389,769	1,894,380
Negative Goodwill on Acquisition of Subsidiary	-	-	-	(66,394)
Costs related to Acquisition of Subsidiary	-	-	-	18,285

Total Operating expenses	816,672	967,857	1,617,950	2,080,984

Operating loss	(609,612)	(742,719)	(1,209,234)	(1,502,666)

Other income (expense)
Other income (expense)	8,725	(23,336)	(11,433)	(15,219)
Interest expense	(46,939)	(31,679)	(89,831)	(63,279)
Total Other expense	(38,214)	(55,015)	(101,264)	(78,498)

Net Loss	$(647,826)	$(797,734)	$(1,310,498)	$(1,581,164)

Loss Per Share
Basic and diluted	$(0.10)	$(0.14)	$(0.21)	$(0.28)

Weighted Average Number of Shares Outstanding	6,264,362	5,660,498	6,107,053	5,607,358

See accompanying notes to financial statements

VYCOR MEDICAL, INC.
Consolidated Statement of Cash Flows
(unaudited)

	For the six months ended June 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(1,310,498)	$(1,581,164)
Adjustments to reconcile net loss to cash used in operating activities:
Amortization of intangible assets	62,844	51,546
Depreciation of fixed assets	126,512	123,320
Share based compensation and expense	174,064	204,755

Changes in assets and liabilities:
Accounts receivable	51,887	141,390
Inventory	31,329	(145,473)
Prepaid expenses	(4,129)	177,296
Accounts payable	49,853	(18,567)
Accrued interest	89,835	63,448
Accrued liabilities	193,548	218,114
Other current liabilities	(16,302)	51,891

Cash used in operating activities	(551,057)	(713,444)
Cash flows used in investing activities:
Purchase of fixed assets	(20,116)	(17,635)
Acquisition of subsidiary, net of cash acquired	(139,153)	(153,641)
Acquisition of patents	(58,457)	(16,077)
Cash used in investing activities	(217,726)	(187,353)
Cash flows from financing activities:
Proceeds from issuance of Common Stock, net	304,351	120,000
Purchase of shares into Treasury Stock	-	(1,033)
Net proceeds from issuance of Notes Payable	442,962	15,863
Repayment of Notes Payable	(28,236)	(26,528)
Cash provided by (used in) financing activities	719,077	108,302
Effect of exchange rate changes on cash	10,058	11,311
Net increase (decrease) in cash	(39,648)	(781,184)
Cash at beginning of period	59,821	950,841
Cash at end of period	$20,173	$169,657

Supplemental Disclosures of Cash Flow information:
Interest paid:	$-	$197
Taxes paid	$-	$-
Non-Cash Transactions:
Common stock issued on conversion of Preferred C shares	$885,000	$900,000

Acquisition of subsidiary, net of cash acquired
Trademarks and Tradenames	$-	$121,157
Patents	-	180,183
Internally Developed Software	-	363,472
Other Net Assets	-	(758)
Negative Goodwill on Acquisition	-	(66,394)
	$-	$597,660
Warrants, options and common stock issued for acquisition of subsidiary	-	(287,000)
Deferred consideration payable	139,153	(155,330)
Foreign exchange difference on deferred consideration	-	(1,689)
	$139,153	$153,641

See accompanying notes to financial statements

VYCOR MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013
(unaudited)

1.  BASIS OF PRESENTATION

The consolidated financial statements of the Company present the financial position, results of operations, and cash flows of Vycor Medical, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities Exchange Commission. In accordance with those rules and regulations certain information and footnote disclosures normally included in comprehensive financial statements have been condensed or omitted pursuant to such rules and regulations. The consolidated balance sheet as of December 31, 2012 derives from the audited financial statements at that date, but does not include all the information and footnotes required by GAAP. These financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

The condensed consolidated financial statements for the three and six months ended June 30, 2013 and 2012, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's financial condition and results of operations. The results of operations for the three months and six months ended June 30, 2013 and 2012 are not necessarily indicative of the results to be expected for any other interim period or for the entire year. Certain prior period amounts have been reclassified to conform to the current presentation.

2.  FORMATION AND BUSINESS OF THE COMPANY

Business Description

Vycor Medical, LLC was formed on June 17, 2005 as a New York Limited Liability Company. The Company changed its name to Vycor Medical, Inc. and converted to a Delaware Corporation on August 14, 2007 and issued 107 shares of common stock in exchange for each of the 1,122 partnership units outstanding at date of conversion. The assets, liabilities and operations of the Company did not change pursuant to this reorganization, and the accompanying financial statements are presented as if the change occurred on the first day of the earliest period presented. Accordingly, all references to number of shares prior to the date of conversion are based upon the common stock equivalent of the partnership units outstanding on such dates.

The Company designs, develops and markets neurological medical devices and therapies through two operating divisions: Vycor Medical and NovaVision. Vycor Medical focuses on brain and cervical surgical access systems for sale to hospitals and medical professionals; NovaVision focuses on neuro-stimulation therapies and diagnostic devices for the treatment and screening of vision field loss.

3.   GOING CONCERN

The Company's financial statements have been presented on a basis that contemplates the realization of assets and the satisfaction of liabilities in the normal course of business and assumes the Company will continue as a going concern. The Company has incurred losses since its inception, including a net loss of $1,310,498 for the six months ended June 30, 2013, and the Company expects to incur additional losses. The Company has generated negative cash flows from operations since inception. As of June 30, 2013, current liabilities exceeded current assets by $3,935,428 the Company had a stockholders' deficit of $2,408,465 and cash and cash equivalents of $20,173. The Company believes it will not have enough cash to meet its various cash needs unless the Company is able to obtain additional cash from the issuance of debt or equity securities. The Company intends to raise funds from the issuance of equity and/or debt securities, but there is no assurance that additional funds from the issuance of equity will be available for the Company to finance its operations on acceptable terms, or at all. If adequate funds are not available, the Company may have to delay development or commercialization of products or technologies that the Company would otherwise seek to commercialize, or cease operations. These conditions, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

4.   SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Vycor Medical, Inc., and its wholly-owned subsidiaries, NovaVision, Inc. (a Delaware corporation), NovaVision GmbH (a German corporation) and Sight Science Limited (a UK corporation), both wholly owned subsidiaries of NovaVision, Inc. The Company is headquartered in Boca Raton, FL. All material inter-company accounts, transactions, and profits have been eliminated in consolidation.

Recent Accounting Pronouncements

From time to time new accounting pronouncements are issued by the Financial Accounting Standards Board or other standard setting bodies that may have an impact on the Company's accounting and reporting. The Company believes that such recently issued accounting pronouncements and other authoritative guidance for which the effective date is in the future will not have an impact on its accounting or reporting or that such impact will not be material to its financial position, results of operations and cash flows when implemented.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of incremental shares issuable upon exercise of stock options and warrants and conversion of preferred stock and convertible debt.  Such potentially dilutive shares are excluded when the effect would be to reduce a net loss per share. No dilution adjustment has been made to the weighted average outstanding common shares in the periods presented because the assumed exercise of outstanding options and warrants and the conversion of preferred stock and debt would be anti-dilutive.

The following table sets forth the potential shares of common stock that are not included in the calculation of diluted net loss per share:

	June 30,	June 30,
	2013	2012
Stock options outstanding	5,557	5,557
Warrants to purchase common stock	1,423,123	1,745,207
Debentures convertible into common stock	368,727	368,726
Preferred shares convertible into common stock	320,007	663,719
Total	2,117,414	2,783,209

5.   NOTES PAYABLE

As of June 30, 2013 and December 31, 2012 Notes Payable consists of:

	June 30, 2013	December 31, 2012
On December 29, 2009 and February 3, 2010, the Company issued convertible debentures in the amount of $371,362 and $70,000, respectively, payable to Fountainhead Capital Management ("Fountainhead"), the beneficial owner of more than 50% of the Company's common stock. These debentures accrue interest at a rate of 6% per annum, are secured by a first priority security interest in all of the assets of the Company, and are senior to or pari passu with, all other obligations of the Company, subject to certain conditions. The Holder is entitled to convert all or any amount of the principal face amount of the debentures then outstanding into shares of common stock of the Company at the conversion price of $1.88 per share, subject to adjustment and does not require bifurcation. These debentures were originally due August 31, 2010 and the due date has been extended over time to December 31, 2013	441,362	441,362

On September 30, 2010 and October 14, 2010, the Company issued convertible debentures payable to Fountainhead in the amount of $85,000 and $90,000, respectively. These debentures accrue interest at a rate of 6% per annum, are secured by a first priority security interest in all of the assets of the Company, and are senior to or pari passu with, all other obligations of the Company, subject to certain conditions. The Holder is entitled to convert all or any amount of the principal face amount of the debentures then outstanding into shares of common stock of the Company at the conversion price of $2.63 per share, subject to adjustment and does not require bifurcation. The debentures were originally due August 31, 2011, and the due date has been extended over time to December 31, 2013.	175,000	175,000

On October 26, 2010 and November 15, 2010, the Company issued debentures payable to Fountainhead in the amount of $77,500 and $322,500, respectively. These debentures accrue interest at a rate of 6% per annum, are secured by a first priority security interest in all of the assets of the Company, and are senior to or pari passu with, all other obligations of the Company, subject to certain conditions. The debentures were originally due August 31, 2011, and the due date has been extended over time to December 31, 2013.	400,000	400,000

On November 15, 2010, the Company issued a convertible debenture in the amount of $350,000 payable to Peter Zachariou, a Director of the Company. This debenture accrues interest rate of 6% per annum, is secured by a first priority security interest in all of the assets of the Company, and is senior to or pari passu with, all other obligations of the Company, subject to certain conditions. The Holder is entitled to convert all or any amount of the principal face amount of the debenture then outstanding into shares of common stock of the Company at the conversion price of $2.85 per share, subject to adjustment and does not require bifurcation. On December 20, 2010, the Company repaid $50,000 of this debenture and removed the convertible rights. The debentures were originally due December 31, 2012 and the due date has been extended over time to December 31, 2013.	300,000	300,000

On March 25, 2011 the Company issued a term note for $300,000 to EuroAmerican Investment Corp. ("EuroAmerican"). The term note bears interest at 16% per annum and was due June 25, 2011. In connection with the loan the Company also issued EuroAmerican warrants to purchase 400,000 shares of the Company's common stock at an exercise price of $4.50 per share for a period of three (3) years. On June 25, 2011 the due date for this note was extended to September 25, 2011 and the Holder was granted the right to convert all or any amount of the principal face amount of the debenture then outstanding and accrued interest into shares of common stock of the Company at the conversion price of $4.50 per share, subject to adjustment and does not require bifurcation. The due date for this note has been extended over time to September 30, 2013	300,000	300,000

In the period July to December 2012 the Company issued short term, unsecured notes payable to Fountainhead in the aggregate amount of $300,900. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company.	300,900	300,900

In the period August to December 2012 the Company issued short term, unsecured notes payable to Peter Zachariou in the aggregate amount of $115,550. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company.	115,550	115,550

In the period August to December 2012 the Company issued short term, unsecured notes payable to Craig Kirsch in the aggregate amount of $98,550. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company.	98,550	98,550

In September 2012 the Company issued short term, unsecured notes payable to Osbaldo Trading Limited in the amount of $42,900. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company.	42,900	42,900

In the period January to June 2013 the Company issued short term, unsecured notes payable to Fountainhead in the aggregate amount of $234,225. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company.	234,225	-

In the period January to June 2013 the Company issued short term, unsecured notes payable to Peter Zachariou in the aggregate amount of $190,000. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company.	190,000	-

Insurance policy finance agreements. During the six months ended June 30, 2013 the Company received proceeds from Insurance policy finance agreement of $18,737 and made repayments of $28,236	11,711	21,210

Total Notes Payable:	$2,610,198	$2,195,502

As of June 30, 2013, $1,316,362 of Company's notes payable is secured by a security interest in all of the assets of the Company. The company assesses the value of the beneficial conversion feature of its convertible debt by determining the intrinsic value of such conversion, under ASC 470, at the time of issuance. At the time of issuance of each of the convertible debt instruments set out above, the fair value of the stock was either the same or less than the conversion price, and so there was no value attributable to any beneficial conversion feature.

6.   SEGMENT REPORTING, GEOGRAPHICAL INFORMATION

(a) Business segments

The Company operates in two business segments: Vycor Medical, which focuses on devices for neurosurgery; and NovaVision, which focuses on neuro stimulation therapies and diagnostic devices for the treatment and screening of vision field loss and which includes Sight Science. Set out below are the revenues, gross profits and total assets for each segment.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue:
Vycor Medical	$146,358	$138,239	$277,024	$460,021
NovaVision	88,596	127,147	189,604	237,966
Total Revenue	$234,954	$265,386	$466,628	$697,987
Gross Profit:
Vycor Medical	$135,152	$118,206	$251,431	$378,795
NovaVision	71,908	106,932	157,285	199,523
Total Gross Profit	$207,060	$225,138	$408,716	$578,318

	June 30, 2013	December 31, 2012
Total Assets:
Vycor Medical	$859,185	$1,055,026
NovaVision	1,340,896	1,506,134
Total Assets	$2,200,081	$2,561,160

(b) Geographic information

The Company operates in two geographic segments, the United States and Europe. Set out below are the revenues, gross profits and total assets for each segment.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue:
United States	$180,792	$205,602	$360,307	$567,850
Europe	54,162	59,784	106,321	130,137
Total Revenue	$234,954	$265,386	$466,628	$697,987
Gross Profit:
United States	$161,140	$172,994	$317,328	$463,764
Europe	45,920	52,144	91,388	114,554
Total Gross Profit	$207,060	$225,138	$408,716	$578,318

	June 30, 2013	December 31, 2012
Total Assets:
United States	$1,650,219	$1,935,638
Europe	549,862	625,523
Total Assets	$2,200,081	$2,561,160

7.   EQUITY

Certain Equity Transactions

During January to June 2013 the Company issued: 4,114 shares of Common Stock (valued at $10,000) to Steven Girgenti, 4,787 shares of Common Stock (valued at $10,000) to Dr. Oscar Bronsther and $1,078 shares of Common Stock (valued at $2,500) to Lowell Rush in consideration for services provided to the Board of Directors; and 1,594 shares of Common Stock (valued at $4,688) to Alvaro Pascual-Leone, 2,261 shares of Common Stock (valued at $6,250) to Josef Zihl and 2,319 shares of Common Stock (valued at $4,688) to Jason Barton and Jose Romano in respect of their roles as members of the NovaVision, Inc. Scientific Advisory Board.

On January 11, 2013, the Company filed a Certificate of Amendment of its Certificate of Incorporation with the Secretary of State of the State of Delaware to effect a reverse stock split of 1 for 150 on the issued and outstanding Common Stock par value $0.0001 ("Common Stock"). On January 15, 2013 (the "Effective Date"), the Company effectuated its reverse stock split. On the Effective date, the Company implemented a one for 150 share reverse split of its Common Stock. On the Effective Date, the Company's pre-split 892,749,897 shares of Common Stock became 5,951,744 post-split shares of Common Stock, including the issuance of 66 shares of Common Stock for the round-up of partial shares. In connection with the reverse split, the Company's authorized capital was not changed. All relevant information relating to the number of shares and per share information has been retrospectively adjusted to reflect the reverse stock split for all periods presented.

In March 2013 GreenBridge Capital Partners, IV, LLC returned to Vycor all of the 34,445 shares being sought by the Company under an action filed by the Company in July 2012. These shares have been taken into Treasury Stock.

During April and May 2013, the Company issued 47,590 and 32,152 shares of Common Stock respectively on exercise of warrants by Kenneth Coviello and Heather Vinas. The warrants had an exercise price of $1.08 and were exercisable on a cashless basis.

During April and May 2013, Fountainhead Capital Management sold 162,250 warrants to purchase Vycor Common Stock at an exercise price of $1.88 per share. These warrants were granted to Fountainhead by the Company in February 2010 and were sold by Fountainhead to 6 investors at a price of $0.10 per warrant. The warrants were immediately exercised by the investors and the Company issued 162,250 shares of Common Stock in respect of the exercise and received cash proceeds of $304,351.

During April to June 2013, the Company issued a total of 262,229 shares of Common Stock in respect of conversion of Series C Preferred Stock.

8.   SHARE-BASED COMPENSATION

Stock Option Plan

The Company adopted the Vycor Medical, Inc Employee, Director, and Consultant Stock Plan (the "Plan") as of February 13, 2008. The Plan provides for both incentive stock options and nonqualified stock options to be granted to employees, officers, consultants, independent contractors, directors and affiliates of the Company.   The board of directors establishes the terms and conditions of all stock option grants, subject to the Plan and applicable provisions of the Internal Revenue Code.  Incentive stock options must be granted at an exercise price not less than the fair market value of the common stock on the grant date.  The options granted to participants owning more than 10% of the Company's outstanding voting stock must be granted at an exercise price not less than 110% of the fair market value of the common stock on the grant date.  The options expire on the date determined by the board of directors, but may not extend mare than 10 years from the grant date, while incentive stock options granted to participants owning more than 10% of the Company's outstanding voting stock expire five years from the grant date. The vesting period for employees is generally over three years.  The vesting Period for non-employees is determined based on the services being provided. The maximum number of shares of stock which may be delivered under the plan shall automatically increase by a number sufficient to cause the number of shares covered by the plan to equal 10% of the total number of shares of stock then outstanding on a fully diluted basis.

Under ASC Topic 718, the Company estimates the fair value of option awards on the date of grant using an option pricing model. The grant date fair value is recognized over the option vesting period, the period during which an employee is required to provide service in exchange for the award. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Under these standards, compensation cost for employee cost for employee stock-based awards is based on the estimated grant-date fair value and recognized over the vesting period of the applicable award on a straight-line basis.  No employee stock options were granted for the six month periods ended June 30, 2013 and 2012.

Initial grants of options to purchase 500,000 shares were issued under the Plan on February 13, 2008 to each of Kenneth T. Coviello, the Company's then Chief Executive Officer and Heather N. Vinas, the Company's then President at an exercise price of $0.135 per share.  The options vested 33-1/3% on each of the first, second, and third anniversary of the grant and expire February 12, 2018. Following Heather Vinas' resignation as President of the Company in May 2010, 166,667 unvested options were cancelled. These options have been fully expensed.

Stock appreciation rights may be granted either on a stand alone-basis or in conjunction with all or part of any other stock options granted under the plan.  As of June 30, 2013 there were no awards of any stock appreciation rights.

The Company from time to time issues common stock, stock options or common stock warrants to acquire services or goods from non-employees. Common stock, stock options and common stock warrants issued to other than employees or directors are recorded on the basis of their fair value, which is measured as of the "measurement date" using an option pricing model. The "measurement date" for options and warrants related to contracts that have substantial disincentives to non-performance is the date of the contract, and for all other contracts is the vesting date. Expense related to the options and warrants is recognized on a straight-line basis over the shorter of the period over which services are to be received or the life of the option or warrant.

The details of the outstanding rights, options and warrants and value of such rights, options and warrants are as follows:

STOCK WARRANTS:	Number of shares	Weighted average exercise price per share
Outstanding at December 31, 2011	1,747,341	$3.07
Granted	4,667	4.50
Exercised	-	-
Cancelled or expired	(2,140)	36.00
Outstanding at December 31, 2012	1,749,874	$3.03
Granted	-	-
Exercised	(326,752)	$1.47
Cancelled or expired	-	-
Outstanding at June 30, 2013	1,423,122	$3.39

STOCK OPTIONS:	Number of shares	Weighted average exercise price per share
Outstanding at December 31, 2011	5,557	$20.25
Granted	-	-
Exercised	-	-
Cancelled or expired	-	-
Outstanding at December 31, 2012	5,557	$20.25
Granted	-	-
Exercised	-	-
Cancelled or expired	-	-
Outstanding at June 30, 2013	5,557	$20.25

As of June 30, 2013, the weighted-average remaining contractual life of outstanding warrants and options is 1.41 and 4.63 years, respectively.

Non-Employee Stock Compensation

During the six months ended June 30, 2013, the Company issued an aggregate of 4,114, 4,787 and 1,078 shares of common stock, respectively, valued at $10,000, $10,000 and $2,500 to each of Steven Girgenti, Oscar Bronsther and Lowell Rush for services rendered to the board of directors. For the six months ended June 30, 2013, a total of $22,500 was recognized as share-based compensation for the issuance of these shares.

During the six months ended June 30, 2013 the Company issued an aggregate of 1,594, 2,319 and 2,319 shares of common stock, respectively, valued at $4,688, to each of Alvaro Pascual-Leone, Jason Barton and Jose Romano and 2,261 shares of common stock valued at $6,250 to Josef Zihl for services rendered to the Scientific Advisory Board of NovaVision. For the six months ended June 30, 2013, an aggregate of $20,312 was recognized as share-based compensation for the issuance of these shares.

On November 30, 2012 the Company entered into 12 month consulting agreements with Del Mar Consulting, Inc and Alex Partners, LLC to provide investor relations and investor awareness consultancy services. Under these agreements, Del Mar and Alex Partners received shares Common Shares valued at $157,500 and $105,000 respectively. The value of these shares is being amortized over the period of the agreement, and for the six months ended June 30, 2013 stock compensation of $131,250 was recognized as share-based compensation in connection with these agreements.

Aggregate stock-based compensation expense charged to operations for stock and warrants granted to the above non-employees for the six months ended June 30, 2013 was $174,063. As of June 30, 2013, there was $107,375 of total unrecognized compensation costs related to warrant and stock awards and non-vested options.

Stock-based compensation expenses related to employee options and warrants granted to non-employees are recognized as the stock options and warrants are earned. The fair value of the stock options or warrants granted is estimated at the grant date, using the Black-Scholes option pricing model, and the expense is recognized on a straight-line basis over the shorter of the period over which services are to be received or the life of the option or warrant.  The grant date fair value of employee share options and similar instruments is estimated using the Black-Scholes option pricing model on the basis of the fair value of the underlying common stock on the measurement date, adjusted for the unique characteristics of those equity instruments, using the assumptions noted in the table below. The fair value of the common stock is determined by the then-prevailing private placement purchase price. Expected volatility was based on the historical volatility of a peer group of publicly traded companies. The expected term of options and warrants was based upon the life of the option, and the risk-free rate used was based on the U.S. Treasury Constant Maturity rate.

The following assumptions were used in calculations of the Black-Scholes option pricing model for options and warrants expensed in the three months ended June 30, 2013 and 2012:

	Six months ended June 30,
	2013	2012
Risk-free interest rates	-	2.39%
Expected life	-	3 years
Expected dividends	-	0%
Expected volatility	-	96%
Vycor Common Stock fair value	-	$1.88-$3.38

9.   COMMITMENTS AND CONTINGENCIES

Lease

The Company leases approximately 10,000 sq. ft located at 6401 Congress Ave., Suite 140, Boca Raton, FL 33487 from Catexor Limited Partnership for a gross rent of $14,260 plus sales tax per month. The term of the lease is 5 years and 6 months terminating July, 2017. The Company's subsidiaries in Germany and the UK occupy properties on short term lease agreements. Rent expense for the six months ended June 30, 2013 and 2012 were $96,444 and $96,367 respectively.

Potential German tax liability and connected professional fees

In June 2012 the Company's German subsidiary received a preliminary assessment for Magdeburg City trade tax of approximately €75,000 (approximately $94,000). This assessment is for the 2010 fiscal year and relates to the Company's acquisition of the assets of the former NovaVision, Inc. An initial assessment for corporate tax for the same period has been preliminarily reduced to zero. The Company has not accepted this trade tax assessment and is in discussion with the relevant tax authorities with a view to its reduction. To the extent that this assessment, a higher or a reduced amount, is ultimately confirmed by the tax authorities, the Company believes it has a very strong claim against certain professional advisors which would offset the liability in full. Accordingly, the Company has made no provision for this liability for the six months ending June 30, 2013 or the year ended December 31, 2012.

Related to the above tax situation, the Company has incurred advisory fees. The Company believes it also has a strong claim against certain professional advisors for a recovery of the full amount of the fees, however such recovery may be limited to a statutory minimum. Accordingly the Company has made a provision in the period ended December 31, 2012 for the full amount of these fees, being approximately €39,000 ($50,105); there were no costs incurred in the six months ending June 30, 2013.

Potential Patent Infringement

The Company was made aware in 2012 that a competitor had been granted a patent, which infringed that already issued to Vycor. Following investigation, the Company has taken steps to initiate an invalidation of that patent and enforce its patent rights.  As with all patent infringement actions, there is some risk that the accused infringer will not be found to infringe the claims, and an additional risk that the accused infringer will successfully challenge the validity of the asserted claims.

VBAS Limited Product Recall

In August 2012 the Company initiated a limited product recall having identified a microscopic fiber in a single lot of its TC171105 model. Further investigation concluded that there was a very low incidence of this microscopic fiber in the lot, which had not been picked up during the manufacturer's inspection process. The FDA was notified and all customers with units that had been distributed (a total of 5 customers in the U.S. and 2 customers internationally) were contacted and the units were recalled and replaced with re-inspected and passed units, or internationally re-inspected under 100% enhanced inspection guidelines; this recall and replacement process was completed in the US in September 2012 and internationally in November 2012 and there are no affected units on the marketplace. In January 2013, following their review, FDA classified the recall as a Class I and terminated the recall in May 2013.

Vycor re-inspected all remaining units in the lot prior to shipment under 100% enhanced inspection procedures and took steps to ensure that this issue was contained to this lot and that other lots and products were not affected (this is one of 12 products sold by Vycor). The likely source of the fiber was identified and corrective steps implemented in both the manufacturing and inspection processes to ensure that the issue would not re-occur.

Management believes that a decline in sales during February 2013 may have at least partially been the result of the posting by the FDA in late January 2013 of the Class 1 classification to the recall and which created some short-term market instability.

Notwithstanding, for the period commencing March 1, 2013 and continuing through June 30, 2013, Vycor Medical's sales have returned to pre-February 2013 levels and Vycor is not able at this time to determine whether there will be any additional financial impact on the Company as a result of this recall. Vycor's customers have appreciated that Vycor took swift voluntary action to remove this product from the marketplace, even though the incidence of this fiber and therefore the risk was low, before any units could be used, and to maintain Vycor's high safety and quality standards.

10. CONSULTING AND OTHER AGREEMENTS

The Company has entered into no new consulting or other agreements during the six months ended June 30, 2013. The following agreements remained in force during the period:

Consulting Agreement with Fountainhead Capital Management Limited ("Fountainhead")

In February 2010 the Company entered into a Consulting Agreement with Fountainhead, which was the subject of a Supplement Agreement in May, 2011 to recognize Fountainhead's expanded responsibilities as a result of the acquisition by the Company of the assets of NovaVision, Inc. Under the terms of the Agreement and Supplement, the Company pays to Fountainhead a monthly retainer of $37,500 ($8,500 under the Original Agreement and $29,000 under the Supplement). This monthly retainer is accrued and paid out to Fountainhead at the option of Fountainhead as follows: (i) in Vycor stock or (ii) in cash following the closing of a fundraising of no less than $2.5 million or on the sale of the Company or a substantial part of the assets thereof at any time after June 30, 2011. Notwithstanding, Fountainhead has the option to receive up to $5,000 of monthly retainer in cash each month.

Consulting Agreement with Del Mar Consulting Group, Inc and Alex Partners, LLC.

On November 30, 2012 the Company entered into 12 month consulting agreements with Del Mar Consulting, Inc and Alex Partners, LLC to provide investor relations and investor awareness consultancy services. Under these agreements, Del Mar and Alex Partners received Common Shares valued at $157,500 and $105,000 respectively and cash of $7,200 and $4,800 respectively. Del Mar and Alex Partners have agreed to take Vycor Common Stock in lieu of cash payments for July and August, 2013.

11. RELATED PARTY TRANSACTIONS

During January to June 2013, the Company issued unsecured, subordinated loan notes to: Fountainhead for a total of $234,225; and to Peter Zachariou, a director of the Company, for a total of $190,000. During July and August 2013, the Company issued unsecured, subordinated loan notes to Fountainhead for a total of $90,000. The loan notes are subordinated to the Company's secured debentures and Preferred C Stock of the Company, bear interest at a rate of 6% are due on demand or by their one-year anniversary.

In March 2013, Fountainhead and Peter Zachariou, a director of the Company, extended the maturity of secured loans totaling $1,016,362 and $300,000 respectively from March 31, 2013 to December 31, 2013.

In April 2013, in connection with her departure from the Board of Directors, the Company and Heather Vinas entered into a Warrant Exercise and Share Sales Agreement (the "Agreement"). Under the terms of the Agreement Mrs. Vinas agreed to exercise her warrants to purchase 54,834 shares of Common Stock, which are exercisable on a cashless basis, at a price of $2.60 per share and receive 32,152 shares of Common Stock. Following this exercise, Mrs. Vinas holds an aggregate of 66,272 shares of Common Stock. The Agreement also requires Mrs. Vinas not to sell more than 16,000 shares in any 30-day period.

During April and May 2013, Fountainhead Capital Management sold warrants to purchase 162,250 shares of Vycor Common Stock at an exercise price of $1.88 per share. These warrants were granted to Fountainhead by the Company in February 2010 and were sold by Fountainhead to investors at a price of $0.10 per warrant share. The warrants were immediately exercised by the investors.

There were no other related party transactions during the six months ended June 30, 2013 other than the payment or accrual of fees under the Fountainhead Consulting agreement described in 10 above.

12. SUBSEQUENT EVENTS

The Company evaluated subsequent events through the date the financial statements were issued and filed with this Form 10Q.

Share Issuance

During July 2013, the Company issued 2,155 shares of Common Stock (valued at $5,000) to Steven Girgenti, in consideration for services provided to the Board of Directors; and 659 and 1,319 shares of Common Stock respectively (valued at $1,563 and $3,125 respectively) to Alvaro Pascual-Leone and Josef Zihl in respect of their roles as members of the NovaVision, Inc. Scientific Advisory Board.

During July 2013, the Company issued 15,000 shares of Common Stock in respect of the Advisory Agreement described below.

During August 2013, Del Mar and Alex Partners were issued 7,200 and 4,800 shares of Common Stock, respectively, valued at $14,400 and $9,600, respectively, in lieu of cash consulting fees for the months of July and August 2013.

Conversion of Preferred Shares

During July 2013, the Company issued a total of 7,408 shares of Common Stock in respect of the conversion of Series C Preferred Stock.

Loan Funding

During July and August, the Company issued unsecured, subordinated loan notes to: Fountainhead for a total of $90,000; and to Craig Kirsch for a total of $10,000. The loan notes are subordinated to the Company's secured debentures and Preferred C Stock of the Company, bear interest at a rate of 6% are due on demand or by their one-year anniversary.

Advisory and Placement Agent Agreements

On July 2, 2013, the Company entered into two agreements with a registered broker-dealer one to provide certain financial advisory services to the Company ("Advisory Agreement") and the other to act as placement agent for the Company ("Placement Agent Agreement").

Under the terms of the Advisory Agreement, the broker-dealer is engaged on a non-exclusive basis to provide financial advisory services to the Company for at least ninety (90) days and thereafter until either party terminates the arrangement.  Under the terms of the Advisory Agreement, the Company will issue 60,000 restricted shares of Company Common Stock to the broker-dealer, 15,000 of which are issuable on the date of the execution of the Agreement and 7,500 additional shares to be issued on a monthly basis commencing the 7th month following execution of the Agreement until the 12th month following execution of the Agreement.  The Agreement also calls for the Company to reimburse certain out-of-pocket expenses.

Under the terms of the Placement Agent Agreement, the Company engaged a broker-dealer as its exclusive placement agent until the later of (i) 90 days from the date of execution of the Agreement or (ii) the end of the offering period of any securities financing undertaken by the Company in connection with the Placement Agent Agreement. Normal placement agents fees and expense reimbursement will be payable. Any offering will be undertaken on a "best efforts" basis and the proceeds would be used for working capital and general corporate purposes.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Forward Looking Statements

This Interim Report on Form 10-Q contains, in addition to historical information, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 ("PLSRA"), Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") regarding Vycor Medical, Inc. (the "Company" or "Vycor," also referred to as "us", "we" or "our"). Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties. Forward-looking statements include statements regarding, among other things, (a) our projected sales, profitability, and cash flows, (b) our growth strategies, (c) anticipated trends in our industries, (d) our future financing plans and (e) our anticipated needs for working capital. They are generally identifiable by use of the words "may," "will," "should," "anticipate," "estimate," "plans," "potential," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" or the negative of these words or other variations on these words or comparable terminology. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Business," as well as in this Form 10-Q generally. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

This prospectus is part of a registration statement we filed with the SEC.  You should rely only on the information or representations provided in or incorporated by reference into this prospectus.  We have not authorized anyone else to provide you with different information.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this prospectus in connection with the offer made by this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any security other than the securities offered hereby, nor does it constitute an offer to sell or a solicitation of any offer to buy any of the shares offered by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

The date of this prospectus is October __, 2013.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution

Although we will receive no proceeds from the sale of shares pursuant to this prospectus, we have agreed to bear the costs and expenses of the registration of the shares. Our expenses in connection with the issuance and distribution of the securities being registered are estimated as follows:

Nature of expense	Amount
SEC Registration fee	$435.00
Accounting fees and expenses	$7,500.00
Legal fees and expenses	$7,500.00
Printing expenses	$3,000.00
Miscellaneous	$1,000.00

TOTAL	$19,435.00

All amounts are estimates other than the Securities and Exchange Commission’s registration fee. We are paying all expenses of the offering listed above through advances to the Company by the Company’s founding shareholders. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14.     Indemnification of Directors and Officers

Pursuant to our Certificate of Incorporation and By-Laws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The prior discussion of indemnification in this paragraph is intended to be to the fullest extent permitted by the laws of the State of Delaware.

Indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or officers pursuant to the foregoing provisions. However, we are informed that, in the opinion of the Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

Below is a list of securities sold by us from October 25, 2010 to the present date which were not registered under the Securities Act.

Name of Purchaser	Date of Sale	Title of	Amount of Securities	Consideration
		Security	Sold
Sal & Kathryn DeMarco	11/1/10	Common Stock	11,429	$30,000
Steven Girgenti	11/1/10	Common Stock	1,667	Professional services
Myles F. Wittenstein	11/1/10	Common Stock	17,544	$50,000
Brunella Jacs LLC	11/1/10	Common Stock	17,544	$50,000
Dr. Sam Fox	11/1/10	Common Stock	17,544	$50,000
Neil A. Weiss	12/1/10	Common Stock	35,088	$100,000
Stephen Nicholas Bunzl	12/1/10	Common Stock	52,632	$150,000
Peter Lawrence	12/1/10	Common Stock	17,544	$50,000
Stephen Rathkopf	1/1/11	Common Stock	6,667	$19,000
Steven Girgenti	1/1/11	Common Stock	1,667	Professional services
Datavision Computer Video, Inc.	2/1/11	Common Stock	8,772	$25,000
Dr. Wayne Fleischacker	2/1/11	Common Stock	35,088	$100,000
Jerrald Ginder	4/1/11	Common Stock	120,000**	$360,000
Ilex Investments, LP	4/1/11	Common Stock	59,260	$200,000
Carol Tambor	4/1/11	Common Stock	14,815	$50,000
Neil Weiss	4/1/11	Common Stock	29,630	$100,000
Myles Wittenstein	4/1/11	Common Stock	14,815	$50,000
Duane John Renfro	4/1/11	Common Stock	14,815	$50,000
Stephen Nicholas Bunzl	4/1/11	Common Stock	14,815	$50,000
Jack Lens	4/1/11	Common Stock	14,815	$50,000
Robert Crames	5/1/11	Common Stock	14,815	$50,000
Sal & Kathryn DeMarco	5/1/11	Common Stock	7,408	$25,000
Steven Girgenti	5/1/11	Common Stock	1,482	Professional Services
Maurice Reissman	5/1/11	Common Stock	29,630	$100,000
GreenBridge Capital Partners IV, LLC	6/1/11	Common Stock	103,334***	Consulting Services

Matthew Balk	6/1/11	Common Stock	4,667	Financial Advisory Services
Jason Adelman	6/1/11	Common Stock	1,334	Financial Advisory Services
Daniel Schneiderman	6/1/11	Common Stock	667	Financial Advisory Services
Dashka Solanky	6/1/11	Common Stock	5,926	$20,000
Berardino Investment Group	6/1/11	Common Stock	14,453	Debenture Conversion
Jerrald Ginder	6/1/11	Common Stock	17,778**	Debt Conversion
Alvaro Pascale Leone	8/1/11	Common Stock	522	Services
Steven Girgenti	8/1/11	Common Stock	1,031	Professional Services
McCombie Group, LLC	8/1/11	Common Stock	2,858	Consulting Services
MKM Opportunity Master Fund, Ltd	6/7/11	Series C Preferred Stock	3.0*	$250,000
Andrew Mitchell	6/7/11	Series C Preferred Stock	.5*	$25,000
Matthew Balk	6/7/11	Series C Preferred Stock	.8*	$40,000
Daniel Balk	6/7/11	Series C Preferred Stock	1.1*	$55,000
David Balk	6/7/11	Series C Preferred Stock	1.1*	$55,000
Daniel Schneiderman	6/7/11	Series C Preferred Stock	.45*	$22,500
Jonathan Balk	6/7/11	Series C Preferred Stock	.5*	$25,000
Richard L. Hoffman	6/7/11	Series C Preferred Stock	.45*	$22,500
Robert I and Sandra S Neborsky Living Trust	6/7/11	Series C Preferred Stock	2.0*	$100,000
Skriloff Family Irrevocable Trust F/B/O Samuel Skriloff	6/7/11	Series C Preferred Stock	.1*	$5,000
Skriloff Family Irrevocable Trust F/B/O Olivia Skriloff	6/7/11	Series C Preferred Stock	.1*	$5,000
Jason Adelman	6/7/11	Series C Preferred Stock	1.8*	$90,000
Robert and Amy Bernstein	6/7/11	Series C Preferred Stock	.5*	$25,000
Dick F. Chase, Jr.	6/7/11	Series C Preferred Stock	2*	$100,000
Boris and Alexandra Smirnov	6/7/11	Series C Preferred Stock	2*	$100,000
Nadegda Kassatkina	6/7/11	Series C Preferred Stock	2*	$100,000
Irina Pavlova	6/7/11	Series C Preferred Stock	1*	$50,000
Jeffrey J and Jennifer S. Clayton	6/7/11	Series C Preferred Stock	1*	$50,000
Greenbridge Capital Partners IV, LLC	6/7/11	Series C Preferred Stock	1.5*	75,000

Core Capital IV Trust	6/7/11	Series C Preferred Stock	1.5*	$75,000
Rolant Investments Limited	6/7/11	Series C Preferred Stock	6*	$300,000
David Wiener	6/28/11	Series C Preferred Stock	1*	$50,000
One East Partners Opportunity L.P.	6/28/11	Series C Preferred Stock	2.7*	$135,000
One East Partners Master L.P.	6/28/11	Series C Preferred Stock	5.3*	$265,000
Narang Family Partnership, LP	6/28/11	Series C Preferred Stock	.5*	$25,000
Hugh Scott Campbell	6/28/11	Series C Preferred Stock	.2*	$10,000
Fraser Campbell	6/28/11	Series C Preferred Stock	.2*	$10,000
Sean Campbell	6/28/11	Series C Preferred Stock	.5*	$25,000
Dr. Wayne Fleischacker	6/28/11	Series C Preferred Stock	2*	$100,000
Dr. Glenn Fleischacker	6/28/11	Series C Preferred Stock	1*	$50,000
Jane Ellis	6/28/11	Series C Preferred Stock	2*	$100,000
Duane Renfro	8/4/11	Series C Preferred Stock	1*	$50,000
Guri Dauti	8/4/11	Series C Preferred Stock	1*	$50,000
Matteo Joseph Rosselli	8/4/11	Series C Preferred Stock	1*	$50,000
Sarah Benveniste	8/4/11	Series C Preferred Stock	1*	$50,000
Steven Reichbach	8/4/11	Series C Preferred Stock	1*	$50,000
Dr. Glenn Fleischacker	8/4/11	Series C Preferred Stock	1*	$50,000
Myles Wittenstein	8/4/11	Series C Preferred Stock	1*	$50,000
Neil Weiss	8/4/11	Series C Preferred Stock	1*	$50,000
Randolf Kahn	8/4/11	Series C Preferred Stock	1*	$50,000
Dr. Wayne Fleischacker	8/4/11	Series C Preferred Stock	2*	$100,000
Marc S Cohen	8/4/11	Series C Preferred Stock	2.2*	$110,000
Steven Girgenti	11/4/11	Common Stock	1,112	Professional Services
Alvaro Pascual-Leone, M.D.	11/4/11	Common Stock	695	Professional Services
Joseph Simone	11/15/11	Common Stock	3,400	Consulting Services
Fountainhead Capital Management Limited	12/20/11	Common Stock	2,687	Exercise of Warrant
Dick Chase	1/17/12	Common Stock	29,630	Conversion of Preferred Stock
University of Aberdeen	1/19/12	Common Stock	29,657	Purchase of Sight Science, Ltd.
Prof. Arash Sahraie	1/19/12	Common Stock	66,010	Purchase of Sight Science, Ltd.

Steven Girgenti	1/20/12	Common Stock	1,482	Professional Services
Jason J. S. Barton	1/20/12	Common Stock	926	Professional Services
Jose Romano	1/20/12	Common Stock	926	Professional Services
Oscar Bronsther, M.D.	1/20/12	Common Stock	645	Professional Services
Steven Reichbach	1/26/12	Common Stock	14,815	Conversion of Preferred Stock
Glenn Fleischacker	1/26/12	Common Stock	29,630	Conversion of Preferred Stock
Alvaro Pascual-Leone, M.D.	1/31/12	Common Stock	926	Professional services
Miles Wittenstein	2/1/12	Common Stock	14,815	Conversion of Preferred Stock
Matteo Rosselli	2/8/12	Common Stock	14,815	Conversion of Preferred Stock
Alvaro Pascual-Leone, M.D.	3/19/12	Common Stock	926	Professional Services
Jason J. S. Barton	4/18/12	Common Stock	926	Professional Services
Jose Romano	4/18/12	Common Stock	926	Professional Services
Brunella Jacs, LLC	4/26/12	Common Stock	8,889	Consulting Services
Steven Girgenti	4/27/12	Common Stock	1,482	Professional Services
Oscar Bonsther, M.D.	4/27/12	Common Stock	1,482	Professional Services
Sarah Benveniste	5/8/12	Common Stock	14,815	Conversion of Preferred Stock
Wayne Fleischacker	5/17/12	Common Stock	59,260	Conversion of Preferred Stock
Marc Cohen	5/22/12	Common Stock	88,889	Conversion of Preferred Stock
Alvaro Pascual-Leone, M.D.	5/8/12	Common Stock	926	Professional Services
Prof. Dr. Josef Zihl	5/8/12	Common Stock	926	Professional Services
Glenn Tomalty	5/29/12	Common Stock	14,815	$50,000
Millennium Trust Co., LLC	6/20/12	Common Stock	7,408	$25,000
Peter Bubenzer	6/25/12	Common Stock	13,334	$45,000
Steven Girgenti	7/3/12	Common Stock	1,482	Professional Services

Oscar Bronsther, M.D.	7/3/12	Common Stock	1,482	Professional Services
Jason J. S. Barton	7/3/12	Common Stock	926	Professional Services
Jose Romano	7/3/12	Common Stock	926	Professional Services
Robert J. Koch	7/25/12	Common Stock	14,815	$50,000
Alvaro Pascual-Leone	7/31/12	Common Stock	926	Professional Services
Prof. Dr. Josef Zihl	7/31/12	Common Stock	926	Professional Services
Steven Girgenti	9/30/12	Common Stock	1,482	Professional Services
Oscar Bronsther, M.D.	9/30/12	Common Stock	1,482	Professional Services
Jason J. S. Barton	9/30/12	Common Stock	926	Professional Services
Jose Romano	9/30/12	Common Stock	926	Professional Services
MKM Opportunity Master Fund, Ltd	10/3/12	Common Stock	14,815	Conversion of Preferred Stock
Alvaro Pascual-Leone	10/31/12	Common Stock	926	Professional Services
Prof. Dr. Josef Zihl	10/31/12	Common Stock	926	Professional Services
Narang Family Partnership, LP	11/15/12	Common Stock	7,408	Conversion of Preferred Stock
MKM Opportunity Master Fund, Ltd	11/20/12	Common Stock	59,260	Conversion of Preferred Stock
The Fiduciary Foundation	11/30/12	Common Stock	14,815	Charitable Donation
Alex Partners	11/30/12	Common Stock	93,334	Consulting Services
Del Mar Consulting Group, Inc.	12/31/12	Common Stock	140,000	Consulting Services
Oscar Bronsther, M.D.	12/31/12	Common Stock	1,482	Professional Services
Jason J. S. Barton	12/31/12	Common Stock	926	Professional Services
Jose Romano	12/31/12	Common Stock	926	Professional Services
Steven Girgenti	1/1/13	Common Stock	1,482	Professional Services
Alvaro Pascual-Leone	1/31/13	Common Stock	926	Professional Services
Prof. Dr. Josef Zihl	1/31/13	Common Stock	926	Professional Services
Neil A. Weiss	3/11/13	Common Stock	14,815	Conversion of Preferred Stock
Sean Campbell	3/19/13	Common Stock	7,408	Conversion of Preferred Stock
Greenbridge Capital Partners IV, LLC	3/29/13	Common Stock	22,223	Conversion of Preferred Stock
Oscar Bonsther, M.D.	3/31/13	Common Stock	2,632	Professional Services
Jason J. S. Barton	3/31/13	Common Stock	1,646	Professional Services
Jose Romano	3/31/13	Common Stock	1,646	Professional Services
Steven Girgenti	4/1/13	Common Stock	2,632	Professional Services
Kenneth T. Coviello	4/3/13	Common Stock	15,864	Warrant exercise
Skriloff Family Irrevocable Trust F/B/O Olivia Skriloff	4/8/13	Common Stock	1,482	Conversion of Preferred Stock
Skriloff Family Irrevocable Trust F/B/O Samuel Skriloff	4/8/13	Common Stock	1,482	Conversion of Preferred Stock
Robert I and Sandra S Neborsky Living Trust	4/10/13	Common Stock	29,630	Conversion of Preferred Stock

Core Capital IV Trust	4/11/13	Common Stock	22,222	Conversion of Preferred Stock
One East Partners Master L.P.	4/17/13	Common Stock	10,370	Conversion of Preferred Stock
Red Square Fund One	4/22/13	Common Stock	88,889	Conversion of Preferred Stock
Heather Vinas	4/25/13	Common Stock	32,152	Warrant exercise
Kenneth T. Coviello	4/26/13	Common Stock	15,863	Warrant exercise
Herbert Klei	4/30/13	Common Stock	25,250	Warrant exercise
Alvaro Pascual-Leone	4/30/13	Common Stock	668	Professional Services
Prof. Dr. Josef Zihl	4/30/13	Common Stock	1,335	Professional Services
Stephen Kupferberg	4/30/13	Common Stock	12,625	Warrant exercise
Peter Bubenzer	4/30/13	Common Stock	36,000	Warrant exercise
Daniel Schneiderman	5/1/13	Common Stock	6,667	Conversion of Preferred Stock
One East Partners Master L.P.	5/7/13	Common Stock	5,926	Conversion of Preferred Stock
RB and ZW Brill	5/9/13	Common Stock	25,250	Warrant exercise
Marc Cohen	5/9/13	Common Stock	50,500	Warrant exercise
One East Partners Opportunity L.P.	5/13/13	Common Stock	7,408	Conversion of Preferred Stock
Millennium Trust Co., LLC	5/21/13	Common Stock	25,250	Warrant exercise
Robert M. Bernstein	5/28/13	Common Stock	7,408	Conversion of Preferred Stock
Kenneth T. Coviello	5/29/13	Common Stock	15,863	Warrant exercise
Robert James Koch	5/21/13	Common Stock	12,625	Warrant exercise
One East Partners Master L.P.	5/28/13	Common Stock	10,371	Conversion of Preferred Stock
One East Partners Opportunity L.P.	5/28/13	Common Stock	5,186	Conversion of Preferred Stock
One East Partners Master L.P.	6/7/13	Common Stock	13,334	Conversion of Preferred Stock
One East Partners Opportunity L.P.	6/7/13	Common Stock	7,408	Conversion of Preferred Stock
Oscar Bonsther, M.D.	6/30/13	Common Stock	2,155	Professional Services
Steven Girgenti	7/1/13	Common Stock	2,155	Professional Services
Lowell Rush	6/30/13	Common Stock	1,078	Professional Services
Jason J. S. Barton	6/30/13	Common Stock	673	Professional Services
Jose Romano	6/30/13	Common Stock	673	Professional Services
Ernest Pellegrino	7/2/13	Common Stock	2,250	Consulting Services
Brad Feinstein	7/2/13	Common Stock	9,750	Consulting Services

Garden State Securities, Inc.	7/2/13	Common Stock	3,000	Consulting Services
Andrew Mitchell	7/30/13	Common Stock	7,408	Conversion of Preferred Stock
Alvaro Pascual-Leone	7/31/13	Common Stock	659	Professional Services
Prof. Dr. Josef Zihl	7/31/13	Common Stock	1,319	Professional Services
Alex Partners	8/6/13	Common Stock	4,800	Consulting Services
Del Mar Consulting Group, Inc.	8/6/13	Common Stock	7,200	Consulting Services
Duane Renfro	8/22/13	Common Stock	14,815	Conversion of Preferred Stock
Alex Partners	9/13/13	Common Stock	2,400	Consulting Services
Del Mar Consulting Group, Inc.	9/13/13	Common Stock	3,600	Consulting Services
One East Partners Master L.P.	9/16/13	Common Stock	13,334	Conversion of Preferred Stock
One East Partners Opportunity L.P.	9/16/13	Common Stock	7,408	Conversion of Preferred Stock
One East Partners Master L.P.	9/26/13	Common Stock	13,334	Conversion of Preferred Stock
One East Partners Opportunity L.P.	9/26/13	Common Stock	7,408	Conversion of Preferred Stock
Jason J. S. Barton	9/30/13	Common Stock	756	Professional Services
Jose Romano	9/30/13	Common Stock	756	Professional Services
Oscar Bonsther, M.D.	9/30/13	Common Stock	2,419	Professional Services
Lowell Rush	9/30/13	Common Stock	1,814	Professional Services
Edward Kimmelman	9/30/13	Common Stock	15,189	Warrant exercise
Steven Girgenti	10/1/13	Common Stock	2,419	Professional Services

* Units comprising one share of Series C Convertible Preferred Stock convertible into 14,815 shares of common stock and a warrant to purchase 7,408 shares of common stock at $3.375 per share.   The sale on one (1) Unit to David Wiener on June 28, 2011 was subsequently rescinded.

** On August 7, 2012, the Company and Mr. Ginder reached a Settlement and Mutual General Release Agreement relative to the Consulting Agreement whereby it was acknowledged by all parties that the Consulting Agreement expired as of April 1, 2012 and that Mr. Ginder would cause to be delivered to the Company 137,778 shares of Company common stock previously issued to Mr. Ginder in consideration of a full settlement of performance and amounts due under the Consulting Agreement and a mutual general release among the parties.

***In March 2013, GreenBridge Capital Partners IV, LLC returned all of these shares to the Company for cancellation.  The shares are currently held by the Company as Treasury Stock.

The securities issued in the abovementioned transactions were issued in connection with private placements exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, pursuant to the terms of Section 4(2) of that Act and Rule 506 of Regulation D.

Item 16.     Exhibits

Exhibit No.	Description
3.1(a)	Certificate of Incorporation of Vycor Medical, Inc. (previously filed)
3.1(b)	Certificate of Amendment to Certificate of Incorporation of Vycor Medical, Inc. dated as of January 11, 2010 (previously filed)
31.(c)	Certificate of Amendment to Certificate of Incorporation of Vycor Medical, Inc. dated as of July 20, 2010 (previously filed)
3.2	Bylaws of Vycor Medical, Inc. (previously filed)
5.1	Legal Opinion of Legal Robert Diener, Esq.
23.1	Legal Opinion of Legal Robert Diener, Esq. (included with Exhibit 5.1)
23.2	Consent of Independent Auditors

Item 17. Undertakings

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided however, That:

A.

Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.

If the registrant is relying on Rule 430B:

A.

Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boca Raton in the State of Florida on the 29th day of October, 2013.

Vycor Medical, Inc.
(Registrant)
By:
/s/ David Cantor
________________________
David Cantor
President and Director (Principal Executive Officer)
Date
October 29, 2013
By:
/s/ Adrian Liddell
________________________
Adrian Liddell
Chairman of the Board and Director
(Principal Financial and Accounting Officer)
Date
October 29, 2013

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following person on behalf of the registrant and in the capacity and on the date indicated.

By:
/s/ David Cantor
________________________
David Cantor
President and Director (Principal Executive Officer)
Date
October 29, 2013
By:
/s/ Pascale Mangiardi
_________________________
Pascale Mangiardi
Director
Date
October 29, 2013
By:
/s/ Steven Girgenti
_________________________
Steven Girgenti
Director
Date
October 29, 2013
By:
/s/ Adrian Christopher Liddell
_________________________
Adrian Christopher Liddell
Chairman of the Board and Director (Principal Financial and Accounting Officer)

Date
October 29, 2013
By:
/s/ Lowell Rush
_________________________
Lowell Rush
Director
Date
October 29, 2013
By:
/s/ Peter C. Zachariou
_________________________
Peter C. Zachariou
Executive Vice President and Director
Date
October 29, 2013

/s/ Oscar Bronsther, M.D.
_________________________ Oscar Bronsther, M.D. Director
Date
October 29, 2013

EXHIBIT LIST

Exhibit No.	Description
3.1(a)	Certificate of Incorporation of Vycor Medical, Inc. (previously filed)
3.1(b)	Certificate of Amendment to Certificate of Incorporation of Vycor Medical, Inc. dated as of January 11, 2010 (previously filed)
31.(c)	Certificate of Amendment to Certificate of Incorporation of Vycor Medical, Inc. dated as of July 20, 2010 (previously filed)
3.2	Bylaws of Vycor Medical, Inc. (previously filed)
5.1	Legal Opinion of Legal Robert Diener, Esq.
23.1	Legal Opinion of Legal Robert Diener, Esq. (included with Exhibit 5.1)
23.2	Consent of Independent Auditors